     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000

                                                      REGISTRATION NO. 333-88939
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               HEALTHSTREAM, INC.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                           8299                          62-1443555
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

       HEALTHSTREAM, INC.                                               ROBERT A. FRIST, JR.
209 10th Avenue South, Suite 450                                  209 10th Avenue South, Suite 450
   Nashville, Tennessee 37203                                        Nashville, Tennessee 37203
         (615) 301-3100                                                    (615) 301-3100
 (Address, including zip code,                                     (Name, address, including zip
              and                                                            code, and
telephone number, including area                                  telephone number, including area
            code, of                                                           code,
registrant's principal executive                                       of agent for service)
            offices)

                             ---------------------

                                   Copies to:

     J. PAGE DAVIDSON, ESQ.                                           KRIS F. HEINZELMAN, ESQ.
     Bass, Berry & Sims PLC                                           Cravath, Swaine & Moore
   2700 First American Center                                             Worldwide Plaza
   Nashville, Tennessee 37238                                            825 Eighth Avenue
         (615) 742-6200                                               New York, New York 10019
                                                                           (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada of common stock (the "U.S. Prospectus"), and one to be used in a concurrent underwritten public offering outside the United States and Canada of common stock (the "International Prospectus"). The two prospectuses are identical except for the front cover page and the section entitled "Underwriting". Those sections or pages that will appear only in the U.S. Prospectus are labeled "[U.S.]," and those that will appear only in the International Prospectus are labeled "[I]." Unless so indicated with a [U.S.] or [I], the language herein will appear in both Prospectuses. Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

     An electronic version U.S. Prospectus will also be made available on E*OFFERING CORP's Web site, located at www.eoffering.com. E*OFFERING is acting as an underwriter in connection with the offering of securities registered under this Registration Statement.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[U.S.]

                   SUBJECT TO COMPLETION, DATED APRIL 6, 2000


                              (HEALTHSTREAM LOGO)

                                5,000,000 SHARES

                                  COMMON STOCK


     We are offering 5,000,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "HSTM." We anticipate that the initial public offering price will be $9.00 per share.


                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public offering price.......................................  $             $
Underwriting discounts and commissions......................  $             $
Proceeds to HealthStream, Inc...............................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                         ------------------------------

ROBERTSON STEPHENS
                       CIBC WORLD MARKETS
                                            J.C. BRADFORD & CO.
                                                           E*OFFERING
                THE DATE OF THIS PROSPECTUS IS           , 2000.

[On the top left corner appears the "HealthStream" logo. Below the logo in the center of the page appears the text "Becoming a leader in online healthcare training and education by". About one inch below the above text appears the number "1" with text to its right which reads "amassing one of the largest libraries of online training and education courses,." About one inch below this text appears the number "2" with text to its right which reads "managing them in a Web-based administration system, and" About one inch below this text appears the number "3" with text to its right which reads "distributing them through healthcare organizations and our Web-based network of strategic partners."]


                              [Inside Front Cover]

[On the left side of the page from the top of the page to the bottom are the following: "Amass.," "Content partners.," a computer screen shot of an interactive continuing education course with the caption along the bottom of "This is one of many internal medicine courses from The Cleveland Clinic Foundation offered exclusively through our distribution network.," "The Cleveland Clinic Foundation," "Vanderbilt University Medical Center," "Duke University Medical Center," "Scripps Clinic," "American Health Consultants," "GE Medical Systems," "Content Statistics." and under that "3,000 Course hours owned and under license," "1,300 Course hours currently online," and "2,500 Live seminars listed on our online catalog, cmesearch.com"]

[On the middle of the page from the top of the page to the bottom are the following: "Manage.", "HealthStream's Web-based systems:," and under that "enables healthcare organizations to administer training," "attracts recurring customers with mandated courses," "distributes high quality content to a world wide audience," "collects and aggregates performance data", screen shot of online CME programs offered by CMecourses.com, logo for HealthStream.]

[On the right hand of the page from the top of the page to the bottom:
"Distribute.", "Through Healthcare Organizations.", Under that "800 hospitals are implementing our products to manage education for their employees.", copy of the m3 logo to the left of "450 hospitals currently use m3 electronic learning systems. Through our merger, these hospitals are primary candidates for our online learning services.", copy of the de'MEDICI logo to the left of "150 hospitals utilize the de'MEDICI learning system, a Lippincott Williams and Wilkins product based on our technology.", copy of the Columbia/HCA logo to the left of "200 hospital provider network agrees to use our online learning services."

In the middle of the page "Through Our Web Distribution Network.", screen shot of Healtheon/WebMD Practice Web page and caption under the graphic of "HealthStream is the exclusive provider of online education and training services for all Web sites owned and operated by WebMD." At the bottom of a page is a list in 3 columns, from top to bottom, left to right "ChannelHealth (IDX)", "GE Medical Systems," "MedicaLogic," "Medsite," "PointShare," "and over 30 others..."]

                                [Color Foldout]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL           , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   14
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   18
Selected Financial Data.....................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   28
Management..................................................   44
Transactions with Executive Officers, Directors and More
  than Five Percent Shareholders............................   52
Principal Shareholders......................................   56
Description of Capital Stock................................   58
Shares Eligible for Future Sale.............................   62
United States Tax Consequences to Non-U.S. Holders..........   64
Underwriting................................................   66
Legal Matters...............................................   69
Experts.....................................................   69
Where You Can Find More Information.........................   69
Index to Financial Statements...............................  F-1
Appendix: "Meet the Management" Presentation................  A-1
Iclick here for "Meet the Management" Presentation;
  maintained at www.eoffering.comJ

                         ------------------------------

     "HEALTHSTREAM," "TRAINING NAVIGATOR" AND "T.NAV" ARE OUR REGISTERED TRADEMARKS. ALL OTHER TRADEMARKS AND SERVICE MARKS USED IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                                    SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering. The terms "we," "us," "our" and "our company" refer to HealthStream, Inc. and its subsidiaries as a combined entity, except where the context requires otherwise.

                                  OUR BUSINESS

     We are pioneering a Web-based solution to meet the training and education needs of the healthcare industry utilizing our proprietary system. Through strategic relationships with medical institutions and commercial organizations, including Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation, Scripps Clinic and American Health Consultants, we have amassed over 3,000 hours of training and education courses. We currently distribute over 1,300 hours of these courses online to allied healthcare professionals, nurses, doctors and other healthcare workers. We will expand distribution of our courses and services to include two methods. The first method provides access to our courses and education management software on a transactional basis over the Internet on an application service provider, or ASP, basis. We have entered into a four-year agreement with Columbia/HCA Healthcare Corporation, a provider network with over 200 hospitals, to provide our courses and education management software using this ASP method. Under the second method, we deliver our courses through strategic distribution partners, which we refer to as our Web distribution network. This network currently consists of over 30 distribution partners including Healtheon/WebMD, MedicaLogic, GE Medical Systems, Pointshare, Medsite.com, HealthGate and ChannelHealth (an IDX company). We have entered into a five-year agreement with Healtheon/WebMD to be the exclusive provider of education and training for healthcare organizations, healthcare professionals and healthcare workers on Web sites owned and operated by Healtheon/WebMD.

                             THE MARKET OPPORTUNITY

     We estimate that the healthcare industry spends approximately $6.0 billion annually on training and education for over an estimated 10 million healthcare workers and professionals. According to a recent study, a greater percentage of healthcare workers receive training than workers in any other industry. Approximately 88% of all healthcare workers receive some kind of formal work-related training, safety training or continuing education every year. Training includes safety training mandated by both the Occupational Safety and Health Administration, or OSHA, and the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO, for all healthcare workers. Continuing education includes continuing education units, or CEU, for nurses and continuing medical education, or CME, for doctors.

     The training and education market in the healthcare industry is highly fragmented, with over 1,000 providers offering a limited selection of programs on specific topics. Historically healthcare workers and professionals have received training and education through offline publications such as medical journals and CD-ROMs and by attending conferences and seminars. Although these existing approaches satisfy ongoing training and continuing education requirements, they may be limited in their breadth of offerings, inconvenient and costly to purchase or attend and result in lost productivity. In addition, healthcare organization administrators find it difficult to review and assess results, track employee compliance with certification requirements and respond to the effectiveness of education and training programs. We believe that these inefficiencies, combined with the time constraints and increased cost pressures in the healthcare industry, have prompted healthcare organizations and professionals to seek alternative training methodologies. The emergence of the Internet enables the delivery of a greater breadth and depth of training and continuing education programs to healthcare professionals and other healthcare workers more cost effectively and conveniently than by historical methods.

                                  OUR SERVICES

     We believe that the combination of our high quality training and education content, coupled with the reach through our ASP method and our distribution partners, positions us to be a leading provider of Web-based solutions to meet the needs of healthcare organizations and professionals. Healthcare organizations must provide both government mandated and internally required training to their employees. Most healthcare professionals are individually responsible for meeting their ongoing training and continuing education requirements. We believe our Web-based training and education solution allows us to meet these needs by offering:

     - healthcare organizations the ability to administer, assess and track government and institution-mandated training and education for their potentially large and geographically dispersed employee populations on a cost-effective basis;

     - healthcare professionals and other healthcare workers a cost-effective, convenient, efficient and easy to use one-stop shop for meeting their training and continuing education needs;

     - our distribution partners one of the largest online libraries of training and education courses from premier healthcare organizations and a predictable source of online traffic due to the recurring nature of regulated training and continuing education requirements in the healthcare industry; and

     - our content partners one of the largest online distribution channels targeted to the healthcare industry as well as our experience in producing interactive educational materials for the healthcare industry.

                              OUR GROWTH STRATEGY

     Our objective is to be the leading provider of Web-based training and education solutions for the healthcare industry. The following are the key elements of our growth strategy:

     - provide healthcare organizations with Web-based access to our courses and education management software on an ASP basis;

     - expand and enhance our online training and education library;

     - increase the number of partners in our Web distribution network;

     - expand our sales and marketing efforts that target healthcare organizations, healthcare professionals and potential content and distribution partners; and

     - generate additional revenue opportunities by aggregating the performance data collected by our system and offering sponsorship products based on the attractive demographics of our end users.

     We intend to implement our strategy through internal growth, expansion of strategic relationships with content and distribution partners and the acquisition of businesses that have complementary content, technology and/or end users.

                                  OUR HISTORY

     We launched our online training and continuing education services in March 1999. We were incorporated in 1990 and in 1996 we began deploying our education management system as a network and stand-alone product. Our revenues in 1999 increased 49.6% to $2.6 million from $1.7 million in 1998. In 1999, we had a pro forma as adjusted net loss of $10.1 million on pro forma as adjusted revenues of $7.2 million and an accumulated deficit on a pro forma as adjusted basis through December 31, 1999 of $8.9 million. We expect to continue to incur net losses and negative cash flow for the foreseeable future as we continue to implement our Web-based solutions.

     Our principal executive office is located at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, our telephone number is (615) 301-3100, and our Web address is www.healthstream.com. The contents of our Web site are not part of this prospectus.

                                  THE OFFERING


Common stock offered.........................  5,000,000 shares
Common stock to be outstanding after this
  offering...................................  19,483,032 shares, including an estimated
                                               1,111,111 shares which Healtheon/WebMD has
                                               agreed to purchase directly from us in a
                                               separate private sale that will close
                                               concurrently with this offering, or
                                               20,233,032 shares if the underwriters
                                               exercise their over-allotment option in full.
                                               This amount does not include 5,606,223 shares
                                               subject to warrants and outstanding options
                                               issued under our stock option plans or
                                               6,029,075 shares reserved for issuance
                                               pursuant to options we may issue under our
                                               stock option and stock purchase plans.
Use of proceeds..............................  The net proceeds from this offering (without exercise of the over-allotment option) and
                                               the concurrent private sale are estimated to
                                               be approximately $50.9 million and will be
                                               used for general corporate purposes,
                                               including working capital, sales and
                                               marketing expenses, payments to content and
                                               distribution partners and possible
                                               acquisitions. See "Use of Proceeds."
Risk factors.................................  See "Risk Factors" and other information included in this prospectus for a discussion
                                               of factors you should carefully consider
                                               before deciding to invest in our common
                                               stock.
Nasdaq National Market symbol................  HSTM


                         ------------------------------


     The number of shares of common stock to be outstanding after the offering is estimated based on the number of shares outstanding as of April 5, 2000.


     Except as otherwise indicated, all information in this prospectus:

     - reflects the conversion of a $1,293,000 promissory note payable to Robert
       A. Frist, Jr., our chief executive officer and chairman, into 553,712 shares of our common stock upon completion of this offering;

     - reflects the conversion of our outstanding shares of series A, B and C preferred stock into 7,131,153 shares of our common stock upon completion of this offering;

     - assumes no exercise of the underwriters' over-allotment option;


     - reflects a 1.85 for 1 common stock split; and



     - assumes the issuance of an estimated 1,111,111 shares of our common stock to Healtheon/WebMD in a private sale that will close concurrently with this offering based on an assumed initial public offering price of $9.00 per share. This number will be subject to adjustment based on the actual initial public offering price.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table is a summary of the financial data for our company. We derived the historical statement of operations data for the three years ended December 31, 1999 and the historical balance sheet data as of December 31, 1999 from our audited financial statements and related notes, which are included elsewhere in this prospectus. You should read this information together with the financial statements and the related notes appearing at the end of this prospectus, the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information contained elsewhere in this prospectus.

     The pro forma as adjusted condensed statement of operations data assumes:

     - the acquisition of SilverPlatter Education, Inc., Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company, Emergency Medicine Internetwork, Inc., or EMInet, Quick Study, Inc. and KnowledgeReview, LLC;

     - the conversion of our series A, B and C preferred stock into our common stock;

     - the conversion of notes payable-related party into our common stock;

     - the issuance of our common stock in this offering as described in "Use of Proceeds;" and


     - the sale by us of an estimated 1,111,111 shares of our common stock to Healtheon/WebMD in a private sale that will close concurrently with this offering.


     as if each of such transactions had occurred as of January 1, 1999.

     The pro forma as adjusted balance sheet data assumes:

     - the acquisition of m3 the Healthcare Learning Company, EMInet, Quick Study and KnowledgeReview;

     - the conversion of our series A, B and C preferred stock into our common stock;

     - the issuance of our common stock in this offering as described in "Use of Proceeds;" and


     - the sale by us of an estimated 1,111,111 shares of our common stock to Healtheon/WebMD in a private sale that will close concurrently with this offering.


     as if each of such transactions had occurred as of December 31, 1999.


                                                                   YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------
                                                                                          PRO FORMA
                                                                                         AS ADJUSTED
                                                           1997      1998       1999        1999
                                                          ------   --------   --------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues................................................  $1,268   $  1,716   $  2,568    $  7,226
Loss from operations....................................    (771)    (1,261)    (4,560)    (10,141)
Net loss................................................    (960)    (1,590)    (4,456)    (10,082)
Basic and diluted loss per share........................   (0.29)     (0.49)     (1.19)      (0.54)
Weighted average shares used in the calculation of basic
  and diluted net loss per share........................   3,256      3,256      3,757      18,512



                                                               AS OF DECEMBER 31,
                                                                      1999
                                                              ---------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $13,632    $ 62,121
Working capital.............................................   11,465      59,915
Total assets................................................   17,455      80,527
Long-term debt and capital leases, net of current portion...      186         202
Shareholders' equity........................................   14,190      76,223

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you decide to invest in shares of our common stock. The risks described below are intended to highlight risks that are specific to us, but are not the only ones we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks that we currently deem immaterial or risks to companies that have recently undertaken initial public offerings, may also impair our business or the value of your investment.

RISKS RELATED TO OUR BUSINESS MODEL

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     Although we were incorporated in 1990, we did not initiate our online operations until March 1999. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like ours. Our failure to successfully address these risks and uncertainties could have a material adverse effect on our financial condition. Some of these risks and uncertainties relate to our ability to:

     - attract and maintain a large base of end users;

     - develop our infrastructure, including additional hardware and software, customer support, personnel and facilities, to support our business;

     - develop and introduce desirable services and compelling content;

     - establish and maintain strategic relationships with content and distribution partners;

     - establish and maintain relationships with sponsors and advertisers; and

     - respond effectively to competitive and technological developments.

WE ARE COMPETING IN A NEW MARKET WHICH MAY NOT DEVELOP OR IN WHICH WE MAY FAIL TO GAIN MARKET ACCEPTANCE.

     The market for online training and continuing education in the healthcare industry is new and rapidly evolving. As a result, uncertainty as to the level of demand and market acceptance exposes us to a high degree of risk. For example, our agreement with Healtheon/WebMD requires us to pay Healtheon/WebMD $6.0 million per year for five years to be the exclusive provider of education and training for healthcare organizations, healthcare professionals and healthcare workers on Web sites owned and operated by Healtheon/WebMD, regardless of the level of demand for online training and continuing education by subscribers on their Web sites. We expect these payments to total $4.5 million in 2000, $6.0 million in each of 2001 through 2004 and $1.5 million in 2005. We cannot assure you that the healthcare community will accept online training and continuing education as a replacement for, or alternative to, traditional sources of training and continuing education. Market acceptance of online training and continuing education depends upon continued growth in the use of the Internet generally and, in particular, as a source of continuing education services. If the market for online training and continuing education fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our services do not achieve or sustain market acceptance, our business will suffer.

FAILURE TO EFFECTIVELY MANAGE GROWTH OF OUR OPERATIONS AND INFRASTRUCTURE COULD DISRUPT OUR OPERATIONS AND PREVENT US FROM GENERATING THE REVENUES WE EXPECT.

     We currently are experiencing a period of expansion in our end user traffic, personnel, facilities and infrastructure. Our number of employees more than doubled between December 31, 1998 and December 31, 1999. In addition, we anticipate a rapid expansion in end user traffic on our Web site and the co-branded Web sites we operate with our distribution partners. To manage our growth, we must successfully implement, constantly improve and effectively utilize our operational and financial systems while aggressively expanding our workforce. We must also maintain and strengthen the breadth and depth of our current strategic relationships while rapidly developing new relationships. Our existing or planned operational and financial systems may not be sufficient to support our growth, and our management may not be able to effectively identify, manage and exploit existing and emerging market opportunities. If we do not adequately manage our potential growth, our business will suffer.

WE MAY BE UNABLE TO MAINTAIN OUR EXISTING RELATIONSHIPS WITH OUR CONTENT PROVIDERS OR TO BUILD NEW RELATIONSHIPS WITH OTHER CONTENT PROVIDERS.

     Our success depends significantly on our ability to maintain our existing relationships with the third parties who provide training and continuing education content for our library and our ability to build new relationships with other content partners. Most of our agreements with content providers are for initial terms of one to three years. The content partners may choose not to renew their agreements with us or may terminate the agreements early if we do not fulfill our contractual obligations. We have received notice from Challenger Corporation, from whom we acquired approximately 500 hours of the training and education courses we distribute, that it does not intend to renew our agreement on its present terms upon its expiration in December 2000. If a significant number of our content providers terminate or fail to renew their agreements with us on acceptable terms, it could result in a reduction in the number of courses we are able to distribute and decreased revenues. Most of our agreements with our content partners are also non-exclusive, and our competitors offer, or could offer, training and continuing education content that is similar to or the same as ours. If publishers and authors, including our current content partners, offer information to users or our competitors on more favorable terms than those offered to us or increase our license fees, our competitive position and our profit margins and prospects could be harmed. In addition, the failure by our content partners to deliver high-quality content and to continuously upgrade their content in response to user demand and evolving healthcare advances and trends could result in user dissatisfaction and inhibit our ability to attract users.

WE MAY BE UNABLE TO MAINTAIN OUR EXISTING RELATIONSHIPS WITH OUR DISTRIBUTION PARTNERS OR TO BUILD NEW RELATIONSHIPS WITH OTHER DISTRIBUTION PARTNERS.

     If we are not successful in developing and enhancing our relationships with distribution partners, we could become less competitive and our revenues could decline. We formed our existing relationships recently, and our distribution partners may not view their relationships with us as significant to the success of their business. As a result, they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit our distribution partners from competing against us directly or from contracting with our competitors. Arrangements with our distribution partners generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of our distribution partners. As a result, these relationships may not be successful.

     Certain agreements with distribution partners may require guaranteed royalty payments. Under our agreement with Healtheon/WebMD, we have agreed to pay Healtheon/WebMD minimum royalties of $6.0 million per year for five years. Healtheon/WebMD has not guaranteed a minimum amount of revenues we will receive from the sale of our courses and services on Web sites owned or operated by Healtheon/WebMD. We cannot assure you that we will be able to generate sufficient revenues to recoup the minimum payments that we are obligated to pay to Healtheon/WebMD or to other distribution partners. The failure to do so would have a material adverse effect on our results of operations.

WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND COMPETITIVE POSITION IN THE INDUSTRY.

     Our business strategy includes increasing our market share and presence through strategic acquisitions that complement or enhance our business and we have recently consummated a number of acquisitions involving multiple remote offices. We do not have substantial experience in completing and integrating large acquisitions or multiple simultaneous acquisitions. In addition, we do not have experience operating multiple remote offices. We may have difficulty integrating the operations and realizing the results of these recently completed acquisitions. We may not be able to identify, complete, integrate the operations or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

     - expenses associated with and difficulties in identifying potential targets and the costs associated with acquisitions that are not completed;

     - expenses, delays and difficulties of integrating the acquired company into our existing organization;

     - diversion of management's attention from other business matters;

     - expenses of amortizing the acquired company's intangible assets;

     - adverse impact on our financial condition due to the timing of the acquisition; and

     - expenses of any undisclosed or potential liabilities of the acquired company.

     If any of these risks are realized, our business could suffer.

OUR FUTURE SUCCESS DEPENDS, IN PART, ON REVENUES FROM SPONSORSHIPS AND, TO A LESSER EXTENT, ADVERTISING, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET SPONSORSHIP AND ADVERTISING IS UNCERTAIN.

     We plan to derive significant revenues from sponsorships and, to a lesser extent, the sale of advertisements, in conjunction with our online training and continuing education services. The market for corporate sponsorship and advertising on the Internet is new and rapidly evolving. Many sponsors and advertisers have limited experience with Internet sponsorship and advertising, and may ultimately conclude that Internet sponsorship and advertising are not effective relative to traditional sponsorship and advertising opportunities. As a result, the market for sponsorship or advertising on the Internet may not continue to emerge or become sustainable. This makes it difficult to project our future sponsorship and advertising revenues and rates. If the market for Internet sponsorship or advertising fails to develop or develops more slowly than we expect, our business will suffer.

WITHOUT THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND THE AVAILABILITY OF INCREASED BANDWIDTH TO CONSUMERS, OUR BUSINESS MAY NOT SUCCEED.

     Given the online nature of our business, without the continued development and maintenance of the Internet infrastructure, we could fail to meet our overall strategic objectives and ultimately fail to generate the user traffic and revenues we expect. This continued development of the Internet includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and services. Because commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term.

     The success of our business will rely on the continued improvement of the Internet as a convenient and efficient means of information and content distribution. Our business will depend on the ability of our end users to access and use our courseware, as well as to conduct commercial transactions with us, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our Web sites. Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access.

     The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may impair the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of continuing education and training. The infrastructure and complementary products or services necessary to make the Internet a viable educational media and commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable educational medium and commercial marketplace for the services that we offer.

FINANCIAL RISKS

WE MAY NOT BE ABLE TO FORECAST OUR REVENUES ACCURATELY BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. In addition, our operating results may vary substantially. The actual effect of these factors on the price of our stock, however, will be difficult to assess due to our limited operating history. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors, and the trading price of our common stock may decline.

WE EXPECT NET LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

     In 1999, we had a pro forma as adjusted net loss of approximately $10.1 million. At December 31, 1999, our accumulated deficit on a pro forma as adjusted basis was $8.9 million. We expect substantial net losses and negative cash flow for the foreseeable future and significant increases in our operating expenses over the next several years. With increased expenses, we will need to generate significant additional revenues in order to achieve profitability. As a result, we may never achieve or sustain profitability and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE MAY NOT BE ABLE TO MEET OUR STRATEGIC BUSINESS OBJECTIVES UNLESS WE OBTAIN ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

     The net proceeds of this offering and the concurrent private sale of our common stock to Healtheon/WebMD, together with our current cash reserves, are expected to be sufficient to meet our cash requirements for at least 12 months. However, we may need to raise additional funds in order to:

     - acquire complementary businesses, technologies, content or products;

     - finance working capital requirements;

     - develop or enhance existing services or products;

     - respond to competitive pressures;

     - sustain content, distribution and development partner relationships; or

     - maintain required infrastructure to support our business.


     At December 31, 1999, we had approximately $13.6 million in cash and cash equivalents, or $62.1 million on a pro forma as adjusted basis. In addition, we have fixed commitments of $475,000 in 2000 and $187,500 in 2001 and other variable payments will be due based on revenues and certain milestones related to agreements with content, distribution and development partners. These commitments may increase over time as a result of competitive pressures. We expect to incur approximately $3.0 to $5.0 million of capital expenditures during 2000 to support our business. In addition, in February 2000 we entered into a five-year agreement with Healtheon/WebMD. Under the terms of this agreement, we are required to make minimum royalty payments to Healtheon/WebMD in the amount of $4.5 million in 2000, $6.0 million in each of the years 2001 through 2004 and $1.5 million in 2005. We expect operating losses and negative cash flows to continue for the foreseeable future as we plan to significantly increase our operating expenses to help expand our business.


     We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of available opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our shareholders.

RISKS RELATED TO SALES, MARKETING AND COMPETITION

WE EXPECT COMPETITION TO INCREASE SIGNIFICANTLY IN THE FUTURE WHICH COULD REDUCE OUR REVENUES, POTENTIAL PROFITS AND OVERALL MARKET SHARE.

     The market for traditional and online training and continuing education services is competitive. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors, both online and offline, many of which have longer operating histories, greater brand name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. We cannot assure you that online training and continuing education services maintained by our existing and potential competitors will not be perceived by the healthcare community as being superior to ours.

IF WE FAIL TO COLLECT ACCURATE AND USEFUL DATA ABOUT OUR END USERS, POTENTIAL SPONSORS AND ADVERTISERS MAY NOT SUPPORT OUR SERVICES, WHICH MAY RESULT IN REDUCED SPONSORSHIP AND ADVERTISING REVENUES.

     We plan to use data about our end users to expand, refine and target our marketing and sales efforts. We collect most of our data from end users who report information to us as they register for courses on our Web site, or our distribution partners' Web sites. If a large proportion of users impedes our ability to collect data or if they falsify data, our marketing and sales efforts would be less effective since sponsors and advertisers generally require detailed demographic data on their target audiences. In addition, laws relating to privacy and the use of the Internet to collect personal information could limit our ability to collect data and utilize our database. Failure to collect accurate and useful data could result in a substantial reduction in sponsorship and advertising revenues.

RISKS RELATED TO OPERATIONS

WE MAY BE UNABLE TO ADEQUATELY DEVELOP OUR SYSTEMS, PROCESSES AND SUPPORT IN A MANNER THAT WILL ENABLE US TO MEET THE DEMAND FOR OUR SERVICES.

     We have just recently initiated our online operations and are developing our ability to provide our courses and education management systems on a transactional basis over the Internet on an ASP basis. Our future success will depend on our ability to develop effectively the infrastructure, including additional hardware and software, and implement the services, including customer support, necessary to meet the demand for our services. In the event we are not successful in developing the necessary systems and implementing the necessary services on a timely basis, our revenues could be adversely affected, which would have a material adverse effect on our financial condition. In addition, we have entered into a four-year agreement with Columbia/HCA Healthcare Corporation to provide our ASP services. Columbia/HCA currently represents the majority of our ASP business. Columbia/HCA has the right to terminate this agreement if we fail to deliver the required services under this agreement on a timely basis. A termination of our agreement with Columbia/HCA would have a material adverse effect on our business as well as our ability to secure other large customers for these services.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF, OR FAIL TO INTEGRATE, OUR MANAGEMENT TEAM.

     Our future performance will be substantially dependent on the continued services of our management team and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business, as we may not be able to find suitable replacements. We do not have employment agreements with any of our key personnel, other than our chief executive officer, and we do not maintain any "key person" life insurance policies, except on our chief executive officer.

WE MAY NOT BE ABLE TO HIRE AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES AND, AS A RESULT, WE MAY NOT BE ABLE TO GROW AS WE EXPECT OR MAINTAIN THE QUALITY OF OUR SERVICES.

     Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers, Web designers and advertising sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. We have experienced difficulty in the past hiring qualified personnel in a timely manner for these positions. The pool of qualified technical personnel, in particular, is limited in Nashville, Tennessee, which is where our headquarters are located. We will need to increase the size of our staff to support our anticipated growth, without compromising the quality of our offerings or customer service. Our inability to locate, hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our services.

WE MUST CONTINUE TO UPGRADE OUR TECHNOLOGY INFRASTRUCTURE, OR WE WILL BE UNABLE TO EFFECTIVELY MEET DEMAND FOR OUR SERVICES.

     We must continue to add hardware and enhance software to accommodate the increased content in our library and increased use of our and our distribution partners' Web sites. In order to make timely decisions about hardware and software enhancements, we must be able to accurately forecast the growth in demand for our services. This growth in demand for our services could be difficult to forecast and the potential audience for our services is large. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our systems may become unstable and may fail to operate for unknown periods of time. Unscheduled downtime could harm our business and also could discourage current and potential end users and reduce future revenues.

OUR DATA AND WEB SERVER SYSTEMS MAY STOP WORKING OR WORK IMPROPERLY DUE TO NATURAL DISASTERS, FAILURE OF THIRD-PARTY SERVICES AND OTHER UNEXPECTED PROBLEMS.

     An unexpected event like a power or telecommunications failure, fire, flood or earthquake at our on-site data facility or at our Internet service providers' facilities could cause the loss of critical data and prevent us from offering our services. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our Web server and network systems and connect us to the Internet. The failure by any of these third parties to provide these services satisfactorily and our inability to find suitable replacements would impair our ability to access archives and operate our systems.

WE MAY LOSE USERS AND LOSE REVENUES IF OUR ONLINE SECURITY MEASURES FAIL.

     If the security measures that we use to protect personal information are ineffective, we may lose users of our services, which could reduce our revenues. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification. We cannot predict whether these security measures could be circumvented by new technological developments. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS.

     The risks posed by the Year 2000 problem could adversely affect our business in a number of significant ways. We rely on third parties to provide much of our software, hardware and Internet access. We have limited or no control over the actions of these third-party suppliers. While we did not experience significant disruptions to our business on or following the changeover to the Year 2000 and while we obtained assurances from our suppliers that the products and services they supply to us and their internal systems are Year 2000 compliant, we cannot assure you that our third-party suppliers will resolve all Year 2000 problems with their products, services and systems before the occurrence of a material disruption to our business. As a result of our Year 2000 review, we discovered that the customer data acquired in the acquisition of SilverPlatter Education and used by our Boston office to manage subscriptions, billing and order fulfillment is not Year 2000 compliant. While we have put our contingency plan into effect with respect to this data and have implemented a short-term solution, we cannot guarantee that we will successfully implement a long-term solution or that this implementation will not divert resources and management attention.

     In addition, many of our distribution partners maintain their operations on systems that could be impacted by Year 2000 problems, which could harm our business particularly if demand for our products and services declines while our distribution partners redirect their resources to upgrade their computer systems. Disruptions in the Internet infrastructure arising from Year 2000 problems could also harm our business, financial condition and results of operations. We cannot guarantee that we will not experience disruptions in our service or other disruptions due to Year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" for a further discussion of the potential effects of the Year 2000 problem on our business.

RISKS RELATED TO GOVERNMENT REGULATION, CONTENT AND INTELLECTUAL PROPERTY

GOVERNMENT REGULATION MAY REQUIRE US TO CHANGE THE WAY WE DO BUSINESS.

     The laws and regulations that govern our business change rapidly. The United States government and the governments of states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax laws and regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. See "Business -- Government Regulation of the Internet and the Healthcare Industry" for a more complete discussion of these laws and regulations.

WE MAY BE LIABLE TO THIRD PARTIES FOR CONTENT THAT IS AVAILABLE FROM OUR ONLINE LIBRARY.

     We may be liable to third parties for the content in our online library if the text, graphics, software or other content in our library violates copyright, trademark, or other intellectual property rights, our content partners violate their contractual obligations to others by providing content to our library or the content does not conform to accepted standards of care in the healthcare profession. We may also be liable for anything that is accessible from our Web site or our distribution partners' Web sites through links to other Web sites. We attempt to minimize these types of liabilities by requiring representations and warranties relating to our content partners' ownership of, the rights to distribute as well as the accuracy of their content. We also take necessary measures to review this content ourselves. Although our agreements with our content partners contain provisions providing for indemnification by the content providers in the event of inaccurate content, we cannot assure you that our content partners will have the financial resources to meet this obligation. Alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business. See
"Business -- Intellectual Property and Other Proprietary Rights" for a more complete discussion of the potential effects of this liability on our business.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Our business could be harmed if unauthorized parties infringe upon or misappropriate our proprietary systems, content, services or other information. Our efforts to protect our intellectual property through copyright, trademarks and other controls may not be adequate. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly. Intellectual property infringement claims could be made against us as the number of our competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from operating our company. In addition, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and develop comparable non-infringing intellectual property, to obtain a license or to cease providing the content or services that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.

ANY REDUCTION IN THE REGULATION OF CONTINUING EDUCATION AND TRAINING IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT OUR BUSINESS.

     Our business model is dependent in part on required training and continuing education for healthcare professionals and other healthcare workers resulting from regulations of state and Federal agencies, state licensing boards and professional organizations. Any change in these regulations which reduce the requirements for continuing education and training for the healthcare industry could harm our business.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF OUR INDUSTRY.

     Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our common stock may not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has recently experienced extreme price and volume fluctuations that have affected the market prices of securities of technology companies, particularly Internet-related companies, and which have often been unrelated to or disproportionate to the operating performance of these companies. Regardless of our performance, this volatility could adversely affect the market price of our common stock.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     We have not allocated most of the net proceeds of this offering for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which our shareholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns, which could significantly harm our financial condition and could cause the price of our common stock to decline.


OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS WILL CONTROL 50.0% OF OUR COMMON STOCK AFTER THIS OFFERING.



     After this offering and our concurrent private sale of common stock to Healtheon/WebMD, executive officers, directors and holders of five percent or more of our outstanding common stock will, in the aggregate, beneficially own 50.0% of our outstanding common stock. These shareholders will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these shareholders.


IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Tennessee corporate law and our charter and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors, without prior shareholder approval, with rights senior to those of common stock;

     - provide for a staggered board of directors, so that no more than three directors could be replaced each year and it would take three successive annual meetings to replace all directors;

     - prohibit shareholder action by written consent; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

     If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay.

THE BOOK VALUE OF THE SHARES YOU PURCHASE WILL BE SUBSTANTIALLY LESS THAN THE PRICE YOU PAY FOR THE SHARES.


     The assumed initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since these investments will be at a substantially higher per share price than they were for our existing shareholders. The dilution will be $5.79 per share in the pro forma net tangible book value of the common stock from the assumed initial public offering price, assuming consummation of the concurrent private sale of an estimated 1,111,111 shares of our common stock to Healtheon/WebMD at the assumed initial public offering price per share. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution. As a result of this dilution, common shareholders purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.



APPROXIMATELY 13,371,921, OR 68.6%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.



     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon consummation of this offering and the concurrent private sale, we will have outstanding 19,483,032 shares of common stock. The 5,000,000 shares offered for sale through the underwriters will be freely tradable unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters. Pursuant to our agreement with Healtheon/WebMD, one-half of the estimated 1,111,111 shares to be purchased by Healtheon/WebMD in the private sale that will close concurrently with this offering will be eligible for sale one year after the date of this prospectus, and the other half will be eligible for sale two years after the date of this prospectus. Of the remaining 13,371,921 shares of common stock outstanding after this offering, 11,096,961 shares will be eligible for sale in the public market beginning 181 days after the date of this prospectus. The remaining 2,274,960 shares will become available at various times after the 181 days upon the expiration of one-year holding periods. J.C. Bradford & Co., one of the underwriters in this offering, has agreed to sign a one-year lock-up agreement regarding 64,236 of its shares of our common stock. For a more complete discussion regarding when shares of our common stock will become eligible for sale, see "Shares Eligible for Future Sale." We also plan to register up to 9,000,000 shares of our common stock after this offering for issuance under our stock option plans and up to 1,000,000 additional shares of our common stock after this offering for issuance under our employee stock purchase plan.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock in this offering will be approximately $40.9 million, assuming an initial public offering price of $9.00 per share and after deducting the underwriting discounts and commissions and estimated offering costs. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds from this offering will be approximately $47.2 million. In addition, we will receive net proceeds from the concurrent private sale of an estimated 1,111,111 shares of common stock to Healtheon/WebMD at the initial public offering price of $10.0 million.


     We plan to use the net proceeds of this offering and the concurrent private sale for general corporate purposes, including for working capital, sales and marketing initiatives and payments to content and distribution partners, including Healtheon/WebMD. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." We will also repay approximately $1.3 million worth of debt assumed in connection with recent acquisitions. Approximately $1.2 million of this debt bears interest at 13.0% and is payable in full on April 30, 2002. Of the remaining debt, $62,000 bears interest at 7.0% and principal and accrued interest are due on July 1, 2000 and $50,000 bears interest at a variable rate, which was 8.75% at December 31, 1999, and principal and accrued interest are due on demand. We may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services, content and distribution relationships or products. We currently have no agreement or understanding with respect to any such acquisition and we cannot assure you that future acquisitions will be consummated. As of the date of this prospectus and other than as described above, we cannot specify with certainty the particular uses for the net proceeds to be received upon the completion of the offering. Accordingly, our management will have broad discretion in applying the net proceeds.

     Pending such uses of the net proceeds as discussed above, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently plan to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to give effect to:

        -- the issuance of 818,036 shares of our common stock, the payment of $600,000 in cash and the assumption of $1.2 million of long-term debt in connection with the acquisition of m3 the Healthcare Learning Company;

        -- the issuance of 269,902 shares of our common stock and the payment of $640,000 in cash in connection with the acquisition of EMInet;

        -- the issuance of 61,397 shares of our common stock, the payment of $59,000 in cash and the assumption of $112,000 of long-term debt in connection with the acquisition of Quick Study; and

        -- the issuance of 17,343 shares of our common stock and the payment of $310,000 in cash in connection with the acquisition of KnowledgeReview; and

     - on a pro forma as adjusted basis to give further effect to:

        -- the increase in authorized common shares to 75,000,000 and the increase in authorized preferred shares to 10,000,000;

        -- the conversion of $1,293,000 of notes payable-related party into 129,300 shares of our series B preferred stock and subsequent conversion into 553,712 shares of our common stock upon completion of this offering;

        -- the conversion of all of our outstanding shares of preferred stock into 7,131,153 shares of our common stock upon completion of this offering;


        -- the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share and the application of the net proceeds after deducting underwriting discounts and commissions and estimated offering costs;



        -- the concurrent sale of an estimated 1,111,111 shares of our common stock that Healtheon/WebMD has agreed to purchase directly from us in a separate private sale; and


        -- the repayment of $1.3 million in debt assumed in connection with the acquisitions of m3 the Healthcare Learning Company and Quick Study.

                                                                   AS OF DECEMBER 31, 1999
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $13,632    $12,453     $  62,121
                                                              =======    =======     =========
Notes payable, note payable-related party, long-term
  debt-related party and capital lease obligations..........  $ 1,582    $ 2,896     $     326
                                                              -------    -------     ---------
Shareholders' equity:
  Common stock, no par value; authorized 20,000,000 shares
    actual, 75,000,000 shares pro forma as adjusted; issued
    and outstanding: 4,165,461 shares actual, 5,332,142
    shares pro forma and 19,128,115 shares pro forma as
    adjusted................................................    4,009     14,099        85,214
  Preferred stock, no par value; authorized 5,000,000 shares
    actual, 10,000,000 shares pro forma as adjusted.........       --         --            --
    Series A convertible preferred stock, issued and
      outstanding: 76,000 shares actual, 76,000 shares pro
      forma and no shares pro forma as adjusted.............      760        760            --
    Series B convertible preferred stock, issued and
      outstanding: 1,228,801 shares actual, 1,228,801 shares
      pro forma and no shares pro forma as adjusted.........   12,138     12,138            --
    Series C convertible preferred stock, issued and
      outstanding: 627,406 shares actual, 627,406 shares pro
      forma and no shares pro forma as adjusted.............    6,274      6,274            --
Accumulated other comprehensive loss........................      (42)       (42)          (42)
Accumulated deficit.........................................   (8,949)    (8,949)       (8,949)
                                                              -------    -------     ---------
  Total shareholders' equity................................   14,190     24,280        76,223
                                                              -------    -------     ---------
  Total capitalization......................................  $15,772    $27,176     $  76,549
                                                              =======    =======     =========



     This table excludes the following shares, as of April 5, 2000:



     - 3,178,622 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $5.47 per share;



     - 6,029,075 additional shares reserved for issuance under our stock option and stock purchase plans;


     - 245,032 shares of common stock issuable upon the exercise of a warrant issued to GE Medical Systems; and

     - 2,182,568 shares of common stock issuable upon the exercise of a warrant issued to Columbia Information Systems.

                                    DILUTION


     Purchasers of the common stock offered by this prospectus will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of common stock after the offering. As of December 31, 1999, our pro forma net tangible book value after giving effect to the acquisitions of m3 the Healthcare Learning Company, EMInet, Quick Study and KnowledgeReview was approximately $9.4 million, or $1.77 per share. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities, divided by the pro forma shares of common stock outstanding as of December 31, 1999. After giving effect to the conversion of notes payable-related party into series B preferred stock, the conversion of all of the shares of our preferred stock into our common stock, the sale of the 5,000,000 shares of common stock offered in this offering, the concurrent private sale by us of an estimated 1,111,111 shares of common stock to Healtheon/WebMD, the repayment of debt as described under "Use of Proceeds" and after deducting the underwriting discounts and commissions and estimated offering expenses payable, our pro forma net tangible book value as of December 31, 1999 would have been $61.4 million, or $3.21 per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $1.44 per share and an immediate dilution of $5.79 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $ 9.00
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $1.77
  Increase per share attributable to new investors..........   1.44
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            3.21
                                                                      ------
Dilution per share to new investors.........................          $ 5.79
                                                                      ======


     The following table summarizes, on a pro forma as adjusted basis as of December 31, 1999:

        - the number of shares of common stock purchased from us;

        - the estimated value of the total consideration paid for or attributed to such common stock; and

        - the average price per share paid by or attributable to:

           -- existing shareholders;

           -- acquisitions funded through issuances of our common stock;

           -- shareholders converting the series A, B and C preferred stock into common stock;


           -- new investors purchasing shares in this offering at an assumed initial public offering price of $9.00 per share, and before deducting underwriting discounts and commissions and estimated offering expenses payable by us; and


           -- Healtheon/WebMD purchasing shares of our common stock in a concurrent private sale.


                                               SHARES OF COMMON
                                               STOCK PURCHASED
                                                 OR CONVERTED        TOTAL CONSIDERATION
                                             --------------------   ---------------------   AVERAGE PRICE
                                               NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                             ----------   -------   -----------   -------   -------------
Existing shareholders......................   4,165,461    21.8%    $ 4,008,991     4.5%       $ 0.96
Converting preferred shareholders..........   7,684,865    40.2      20,465,060    22.8          2.66
Shares issued in connection with
  acquisitions.............................   1,166,678     6.1      10,090,200    11.3          8.65
New investors..............................   5,000,000    26.1      45,000,000    50.2          9.00
Healtheon/WebMD in a concurrent private
  sale.....................................   1,111,111     5.8     $10,000,000    11.2          9.00
                                             ----------    ----     -----------    ----
     Total.................................  19,128,115     100%    $89,564,251     100%
                                             ==========    ====     ===========    ====



     The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options or warrants. As of April 5, 2000, there were options and warrants outstanding to purchase 5,606,223 shares of common stock at a weighted average exercise price of $6.07 per share. If any of these options or warrants are exercised, there may be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The selected statement of operations data presented below for the three-year period ended December 31, 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from our audited financial statements that are included elsewhere in this prospectus. The selected statement of operations data presented below for the two-year period ended December 31, 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from unaudited financial statements that are not included in this prospectus. The balance sheet data at December 31, 1997 is derived from our audited balance sheet that is not included in this prospectus. In July 1999, we acquired SilverPlatter Education. In January 2000, we acquired m3 the Healthcare Learning Company, EMInet, Quick Study and KnowledgeReview. Please refer to the pro forma financial statements and the audited financial statements of SilverPlatter Education and m3 the Healthcare Learning Company included elsewhere in this prospectus.

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                   1995     1996     1997     1998      1999
                                                  ------   ------   ------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................   $   91   $  556   $1,268   $ 1,716   $ 2,568
Operating costs and expenses:
  Cost of revenues.............................      204      475      870     1,057     2,119
  Product development..........................      144      142      294       443     2,037
  Selling, general and administrative
     expenses..................................      510      675      875     1,477     2,972
                                                  ------   ------   ------   -------   -------
          Total operating costs and
            expenses...........................      858    1,292    2,039     2,977     7,128
                                                  ------   ------   ------   -------   -------
Loss from operations...........................     (767)    (736)    (771)   (1,261)   (4,560)
Other income (expense).........................      (44)     (43)    (189)     (329)      104
                                                  ------   ------   ------   -------   -------
Net loss.......................................   $ (811)  $ (779)  $ (960)  $(1,590)  $(4,456)
                                                  ======   ======   ======   =======   =======
Net loss per share -- basic and diluted........   $(0.53)  $(0.25)  $(0.29)  $ (0.49)  $ (1.19)
                                                  ======   ======   ======   =======   =======
Weighted average shares of common stock
  outstanding -- basic and diluted.............    1,519    3,069    3,256     3,256     3,757
                                                  ======   ======   ======   =======   =======

                                                                  AS OF DECEMBER 31,
                                                      -------------------------------------------
                                                      1995    1996     1997      1998      1999
                                                      -----   -----   -------   -------   -------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $  17   $  29   $    84   $    51   $13,632
Working capital (deficit)...........................   (165)   (604)   (1,708)   (2,854)   11,465
Total assets........................................    418     540       948     1,153    17,455
Long-term debt and capital leases, net of current
  portion...........................................     76      57        36        32       186
Shareholders' equity (deficit)......................    103    (276)   (1,236)   (2,285)   14,190

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Historically, we have generated our revenues primarily from licensing our client server training and administrative software, Training Navigator, which we refer to as T.NAV, to healthcare organizations and from the performance of custom multimedia development services. We have established relationships with major healthcare institutions that license our software or contract with us to develop custom multimedia products in a CD-ROM or Web-based format. Clients who license our software pay a one-time license fee for the software and may purchase training content modules for an additional fee. We also provide upgrades, maintenance and technical support for an annual fee. The one-time license fee typically ranges from $20,000 to $100,000 based on the number of users. Services such as upgrades, training, maintenance and technical support are provided either based on a fixed fee, estimated usage or actual time incurred. Online services are provided based on a fee ranging from $5 to $25 per underlying credit hour. Most courses provide one to three credit hours. Late in 1999, we entered into sponsorship agreements which provide for sponsorship of online courseware. For the year ended December 31, 1999, our online revenues approximated $216,000. We expect our future online revenues to significantly exceed 1999 levels.

     Revenues from T.NAV software license fees are recognized when the software is delivered. Upgrade, maintenance and technical support revenues are accrued over the term of the service period. We recognize multimedia development revenues based on the percentage of a project that is completed. Revenues from the delivery of our content over the Internet are recognized when goods or services are purchased, typically on a transaction fee basis. Sponsorship revenue is recognized ratably over the term unless usage exceeds the ratable portion.

     Historically, we have marketed T.NAV directly or licensed it to resellers to re-brand and distribute under their private label. Our primary reseller relationship is with Lippincott Williams & Wilkins, a leading medical sciences publisher. They combine their de'MEDICI line of OSHA and JCAHO training content with T.NAV and their sales force sells the resulting solution directly into healthcare organizations. There are currently over 150 healthcare organizations utilizing this system. We receive 17% of the net revenues recognized from the sales of these systems.

     We plan to generate revenues by marketing our Web-based services to healthcare workers through healthcare organizations. The services will be provided via our application service provider, or ASP, agreements. Specifically, we will seek to generate revenues from healthcare workers by marketing to their employers or sponsoring organizations. The transaction fees for courseware resulting from this marketing may either be paid by the employer or sponsoring organization or, in the case of healthcare professionals, may be billed directly to the individual. Our ASP model will allow us to host our system in a central data center, therefore eliminating the need for costly onsite installations of our software. Under the ASP model, revenues will be generated by charging for use of our courseware on a per transaction basis, based on usage by the end user. In addition, the ASP model will allow us to generate revenues from healthcare organizations by entering into agreements for administration and hosting services. We will recognize administration and hosting fees ratably over the terms of these agreements.

     Currently, revenues from the delivery of our content through our Web-based distribution network are generated on a transaction fee basis. Healthcare professionals pay us with a credit card when they elect to receive credit for viewing our content, or content licensed from a third party, through our web site or the web site of one of our distribution partners. Healthcare professionals pay for receiving this credit with a credit card. The costs of these sales are in the form of royalties we pay to third-party content owners and distributors and costs we incur to develop content or convert content from traditional media to a Web format.

     In July 1999, we acquired selected assets, assumed certain liabilities and hired all of the employees of SilverPlatter Education, which owned a series of multimedia continuing medical education, or CME, titles and operated Web sites which marketed these products and provided other information to physicians. The consideration paid was $800,000 in cash and 49,202 shares of our common stock. The SilverPlatter Education business generates one time sales, subscription revenues and training service revenues. Revenues from sales and services are recognized when goods are shipped or services are delivered. Revenues from subscriptions are deferred and recognized ratably over the term of the subscription.

     We acquired the following companies in January 2000:

     - KnowledgeReview, which operates a search engine, cmesearch.com, allowing physicians to locate seminars and purchase educational CD-ROMs and online courseware, for $310,000 in cash and 17,343 shares of our common stock;

     - Quick Study, which owns over 60 web-based hours of nursing and OSHA content, primarily dialysis-related, for $59,000 in cash, the assumption of $112,000 in long-term debt and 61,397 shares of our common stock;

     - m3 the Healthcare Learning Company, which provides computer-based training to over 450 hospitals and healthcare facilities, primarily in the areas of OSHA and regulatory training, for $600,000 in cash, the assumption of $1.2 million in long-term debt and 818,036 shares of our common stock; and

     - EMInet, which provides Web-based educational content for emergency medical services personnel, for $640,000 in cash and 269,902 shares of our common stock.

     As we transition m3 the Healthcare Learning Company customers from existing platforms to the ASP model, we expect that revenues will remain comparable for the annual maintenance fees with increases related to sales of online courseware.

     In February 2000, we entered into a four year agreement with Columbia/HCA pursuant to which we will provide online training and education, courseware development and administrative management and consulting services to Columbia/HCA and its affiliated and managed healthcare providers. Columbia/HCA will pay us minimum revenues of $12.0 million over the term of this agreement for these services.

     In February 2000, we entered into an agreement with Healtheon/WebMD pursuant to which we will be the exclusive provider of education, continuing education and training services for healthcare organizations, healthcare professionals and healthcare workers on Web sites owned or operated by Healtheon/WebMD. Pursuant to this agreement, we will pay Healtheon/WebMD $6.0 million per year for five years on a quarterly basis as guaranteed minimum royalties. In the first year, $2.0 million of the $6.0 million payment will be applied toward mutually agreed upon branding and promotion services. We will receive 100% of any revenues from the sale of our products and services until we recover all of the payments to Healtheon/WebMD, and after that we will receive 75% and Healtheon/WebMD will receive 25% of any revenues. In connection with the agreement, Healtheon/WebMD has agreed to purchase $10.0 million of our common stock at the initial public offering price per share in a concurrent private sale.

     To date, we have incurred substantial costs to develop our technologies, create, license and acquire our content, build brand awareness, develop our infrastructure and expand our business, and have yet to achieve significant revenues. As a result, we have incurred operating losses in each fiscal quarter since 1994. We expect operating losses and negative cash flow to continue for the foreseeable future as we plan to significantly increase our operating expenses to help expand our business. These costs could have a material adverse effect on our future financial condition or operating results. We believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely upon them as an indication of our future performance.

RESULTS OF OPERATIONS

  REVENUES AND EXPENSE COMPONENTS

     The following descriptions of the components of revenues and expenses apply to the comparison of results of operations.

     Revenues. Revenues currently consist primarily of sales of multimedia development services for training modules and promotional materials for the healthcare industry. Revenues also include licensing fees and royalties from product sales of proprietary training software to healthcare companies as well as transaction fees from sales of continuing education credit from content delivered over the Internet. We expect that revenues in future periods will be increasingly derived from online services to healthcare organizations and healthcare professionals. During 1999, the Company revised its focus from development services to online products and services. While this transition has only translated into approximately $216,000 of online revenues, we expect these revenues to grow significantly in the future, in part, due to the Columbia/HCA agreement. This change in focus has contributed to not only a change in revenue components, but also a change in expense components as we expect to increase our production capacity to support planned growth.

     Cost of Revenues. Cost of revenues consists primarily of salaries and employee benefits, materials, and depreciation associated with the development of interactive media projects as well as royalties paid to content providers.

     Product Development. Product development expenses consist primarily of salaries and employee benefits, depreciation, third-party content acquisition costs, costs associated with the development of content and expenditures associated with maintaining and enhancing our Web site and training delivery and administration platform.

     Selling, General and Administrative. General and administrative expenses consist primarily of salaries and employee benefits, facility costs, depreciation, amortization of intangibles, and fees for professional services. Sales and marketing expenses consist primarily of salaries and employee benefits, bonuses, advertising, promotions and related marketing costs.

     Other Income/Expense. The primary component of other expense is interest expense related to loans from related parties and capital leases. The primary component of other income is interest income related to interest earned on cash and cash equivalents.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenues. Revenues increased $852,000, or 49.6%, from approximately $1.7 million for the year ended December 31, 1998 to approximately $2.6 million for the year ended December 31, 1999. The increase in revenues was due to increased sales and marketing of our T.NAV product and multimedia development services as well as increased development and content production services. During 1999, 48.9% of revenues related to development services, 24.8% related to T.NAV licensing fees and related services, 26.3% related to other transactions and product sales. In 1998, 76.1% of revenues related to development services and 23.9% related to T.NAV licensing fees and related services.

     Cost of Revenues. Cost of revenues increased approximately $1.0 million, or 100.4%, from approximately $1.0 million for the year ended December 31, 1998 to approximately $2.1 million for the year ended December 31, 1999. The increase was primarily attributable to increased volume of business, including approximately $800,000 of increases in salaries, labor and related benefits. As a percentage of revenues, cost of revenues increased from 61.6% for the year ended December 31, 1998 to 82.5% for the year ended December 31, 1999. This increase as a percentage of revenues resulted from an increase of approximately 30 service and production personnel during the year, 11 of which were added in connection with the acquisition of SilverPlatter Education.

     Product Development. Product development expenses increased approximately $1.6 million, or 359.5%, from $443,000 for the year ended December 31, 1998 to approximately $2.0 million for the year ended December 31, 1999. This increase in product development expenses was due to approximately

$748,000 in distribution expenses related to a warrant granted to GE Medical Systems in connection with a continuing education and training content distribution agreement, an increase of approximately $530,000 related to salaries, labor and related benefits for an increase in our production staff and approximately $195,000 of royalty expense under contracts with content and distribution partners. As a percentage of revenues, product development expenses increased from 25.8% for the year ended December 31, 1998 to 79.3% for the year ended December 31, 1999. The increase as a percentage of revenues was due to significant upfront product development expenses incurred to implement our online services, including salaries and employee benefits associated with increased content conversion and development and royalties due to content and distribution partners. We anticipate significant additional product development expenses in future periods due to salaries and employee benefits associated with increased content conversion.

     Selling, General and Administrative. Selling, general and administrative expenses increased approximately $1.5 million, or 101.2%, from approximately $1.5 million for the year ended December 31, 1998 to approximately $3.0 million for the year ended December 31, 1999. As a percentage of revenues, selling, general and administrative expenses increased from 86.0% for the year ended December 31, 1998 to 115.7% for the year ended December 31, 1999. The increase was primarily due to increased personnel and related benefits costs of approximately $500,000 associated with new employees, an increase of approximately $228,000 in advertising, promotional and marketing expenditures, an increase of approximately $131,000 in professional service fees, an increase of $213,000 related to amortization of intangible assets, an increase of approximately $168,000 in travel expenses, and facility and depreciation expenses of approximately $96,000. We expect to incur significant selling, general and administrative expenses as we hire additional personnel and increase our advertising and marketing expenses to support our planned growth. In addition, our selling, general and administrative expenses will increase significantly as a result of our required minimum royalty payments under our agreement with Healtheon/WebMD of $4.5 million in 2000, $6.0 million in each of 2001 through 2004 and $1.5 million in 2005.

     Other Income/Expense. Other expense decreased $122,000, or 36.9%, from $331,000 for the year ended December 31, 1998 to $209,000 for the year ended December 31, 1999. The decrease was primarily due to a conversion by a related party of approximately $1.6 million of indebtedness into shares of common stock and series B preferred stock, which was partially offset by an increase in interest expense on capital leases. In addition, interest and other income increased from $3,000 for the year ended December 31, 1998 to $312,000 for the year ended December 31, 1999, due to a higher average net cash and cash equivalents balance as a result of our issuance of preferred stock.

     Net Loss. Net loss increased approximately $2.9 million, or 180.4%, from approximately $1.6 million for the year ended December 31, 1998 to approximately $4.5 million for the year ended December 31, 1999 due to the factors described above.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues increased $448,000, or 35.3%, from approximately $1.3 million in 1997 to approximately $1.7 million in 1998. The increase in revenues was related to increases in both development services and revenues realized from the distribution of our T.NAV software. During 1998, 76.1% of revenues related to development services and 23.9% related to T.NAV licensing fees, related services and other transactions. During 1997, 87.1% of revenues related to development services and 12.9% related to T.NAV licensing fees, related services and other transactions.

     Cost of Revenues. Cost of revenues increased $187,000, or 21.5%, from $870,000 in 1997 to approximately $1.0 million in 1998. The increase was primarily attributable to increased volume of business, including approximately $258,000 of salaries, labor and related benefits, which was offset by an $80,000 decrease in materials cost since more development work was performed in-house. As a percentage of revenues, cost of revenues decreased from 68.6% in 1997 to 61.6% in 1998. The decrease as a percentage of revenues was primarily attributable to an increase in the proportion of development work performed in-house and an increase in efficiencies in our development process.

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     Product Development.  Product development expenses increased $149,000, or
50.9%, from $294,000 in 1997 to $443,000 in 1998. As a percentage of revenues, product development increased from 23.2% in 1997 to 25.8% in 1998. The increase was primarily due to increased product development costs associated with the addition of production and technology personnel, which resulted in an increase of $135,000 in salaries, labor and related benefits.

     Selling, General and Administrative. Selling, general and administrative expenses increased $602,000, or 68.7%, from $875,000 in 1997 to approximately $1.5 million in 1998. As a percentage of revenues, selling, general and administrative expenses increased from 69.0% in 1997 to 86.0% in 1998. The increase was primarily due to an expansion of our sales force, client services staff and senior management, which resulted in an increase of approximately $440,000 in salaries, labor and related benefits. The remainder of the increase is primarily related to a $33,000 increase in promotional materials and advertising expense related to increased marketing and a branding campaign.

     Other Income/Expense. Other expense increased 74.1% from $189,000 in 1997 to $329,000 in 1998. The increase was primarily attributable to an increase of $146,000 in interest expense due to additional related party loans incurred to fund operations.

     Net Loss. Net loss increased $630,000, or 65.6%, from $960,000 in 1997 to approximately $1.6 million in 1998 due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations largely through the private placement of equity securities, loans from related parties and, to a lesser extent, from revenues generated from custom development fees and product sales.

     Net cash used in operating activities was $872,000 in 1997, $1.2 million in 1998 and $3.3 million in 1999. Cash used in operating activities from January 1, 1997 through December 31, 1999 was attributable to funding net operating losses and increases in accounts receivable, prepaid expenses and other assets, which were partially offset by increases in deferred revenues, accrued liabilities, accounts payable and depreciation, amortization and other non-cash expenses.

     Net cash used in investing activities was $240,000 in 1997, $209,000 in 1998 and $1.5 million in 1999. Cash used in investing activities was primarily for the purchase of property and equipment and the acquisition of SilverPlatter Education.

     Cash provided by financing activities was $1.2 million in 1997, $1.4 million in 1998 and $18.4 million in 1999. Cash provided by financing activities during 1999 was primarily attributable to the issuance of $18.2 million of preferred stock. As of December 31, 1999, our primary source of liquidity was $13.6 million of cash and cash equivalents. We have no bank credit facility.

     As of December 31, 1999, we had approximately $13.6 million in cash. As of January 31, 2000, we had cash of approximately $11.2 million, which reflected the closing of the acquisitions of m3 the Healthcare Learning Company, EMInet, Quick Study and KnowledgeReview.

     Our indebtedness consists of a promissory note in the principal amount of $1,293,000 payable to Robert A. Frist, Jr., our chief executive officer and chairman of the board of directors. Interest is charged at the lesser of a designated brokerage account rate or 10.5%. This note is payable in full and will be converted into 553,712 shares of our common stock upon completion of this offering.

     In connection with our Columbia/HCA agreement, Columbia/HCA will pay us minimum revenues of $12.0 million over the four year term of the agreement. We also expect to incur significantly higher costs, particularly content creation costs and sales and marketing costs, to grow our business. As a result of the anticipated growth in personnel, development and online transactions, we expect that our capital expenses will be approximately $3.0 to $5.0 million in 2000.

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

     Our strategic alliances have typically provided for payments to distribution, content and development partners based on revenues, and we expect to continue similar arrangements in the future. As a result, no significant fixed payments other than approximately $475,000 in 2000 and $187,500 in 2001, of which approximately 79% and 100% are nonrefundable, in 2000 and 2001, respectively. We also have variable commitments of approximately $400,000 related to an agreement under which another company has agreed to provide content development services for us.

     In connection with the Healtheon/WebMD agreement, we will receive $10.0 million in proceeds from Healtheon/WebMD in a private sale that will close concurrently with this offering. We are obligated to pay Healtheon/WebMD $6.0 million in each of the five years of the agreement. We expect these payments to total $4.5 million in 2000, $6.0 million in each of 2001 through 2004 and $1.5 million in 2005. In addition, we will receive 100% of any revenues from the sale of our product and services until we recover all of our payments to Healtheon/WebMD, and then we will receive 75% and Healtheon/WebMD will receive 25% of any revenues from the sale of our products and services.

     We believe that the net proceeds from this offering and proceeds from the concurrent private sale of shares to Healtheon/WebMD, together with current cash and cash equivalents, will be sufficient to meet anticipated cash needs for working capital, capital expenditures and acquisitions for at least the 12 months following this offering. Our growth strategy also includes acquiring companies that complement our products and services. We anticipate that these acquisitions, if any, will be effected through a combination of stock and cash consideration. Failure to generate sufficient cash flow from operations or raise additional capital when required during or following that period in sufficient amounts and on terms acceptable to us could harm our business, results of operations and financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that we classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. The adoption of SFAS No. 130 resulted in recognition of other comprehensive loss of $41,690 in our December 31, 1999 financial statements contained in this prospectus.

     In 1998, we adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires companies to report selected segment information when certain tests are met. We have determined that we operate in only one reportable segment meeting the applicable tests.

     As of January 1, 1998, we adopted Statement of Position, or SOP, 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet a company's internal needs without the intent to market externally. The adoption of SOP 98-1 had no effect on our financial statements contained in this prospectus.

     As of January 1, 1998, we adopted SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 establishes standards for reporting and presenting start-up costs in a full set of general purpose financial statements. Start-up costs, including organizational costs, are expensed as incurred under this SOP. The adoption of SOP 98-5 had no effect on our financial statements contained in this prospectus.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits -- an amendment of FASB Statement Nos. 87, 88 and 106, which is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those

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

plans. The adoption of SFAS No. 132 had no effect on our financial statements contained in this prospectus.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective as amended for fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We do not expect the adoption of SFAS No. 133 to have a material effect on our financial statements.

     In December 1998, the American Institute of Certified Public Accountants, or AICPA, issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. We are required to implement SOP 98-9 for the year ending December 31, 2000. We do not expect adoption of SOP 98-9 to have a material effect on our financial statements.

YEAR 2000

     We have conducted a comprehensive review of both information technology and non-information systems to ensure that they are Year 2000 compliant. Significant information technology systems include our production system, composed of the servers, networks and software that comprise the underlying technical infrastructure that runs our business, and various internal office systems. Our significant non-information technology systems include our telephone systems, air conditioning and security system. Our Year 2000 review project included the following phases:

     - conducting a comprehensive inventory of our internal systems and the systems acquired or to be acquired by us;

     - assessing and prioritizing any required remediation;

     - remediating any problems by repairing or, if appropriate, replacing the non-compliant systems; and

     - testing all remediated systems for Year 2000 compliance.

     Based upon the results of our review and experience to date, it appears that there are no significant Year 2000 issues within our systems that would have a negative effect on our ability to conduct business. In addition to assessing the readiness of our systems, we have gathered information from, and have directly communicated through written correspondence, telephone calls and in face-to-face meetings with, our third-party systems and software vendors, as well as other suppliers, to identify and, to the extent possible, resolve issues involving the Year 2000 problem. Based on representations made to us by applicable suppliers, we believe that the third-party software and systems that are material to our business are Year 2000 compliant. However, we have limited or no control over the actions of our third-party suppliers. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with our systems, we cannot assure you that our third-party suppliers will resolve all Year 2000 problems with their systems that may subsequently occur before the occurrence of a material disruption to our business. Any failure of material third-party suppliers to resolve Year 2000 problems with their systems in a timely manner would have a negative effect on our ability to conduct business.

     As of December 31, 1999, we have spent approximately $126,800 on Year 2000 compliance issues and expect to incur approximately an additional $86,000 in connection with evaluating and addressing these issues. We expect to pay for these expenses from our working capital. Most of our expenses have related to operating costs associated with the time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. These expenses, if higher than anticipated, could have a negative effect on our financial condition.

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

     We completed an acquisition during 1999 and are finalizing the integration of the systems of the acquired business into our operations. Those systems were included in our Year 2000 review. The customer data acquired in the acquisition of SilverPlatter Education and used by our Boston office to manage subscriptions, billing and order fulfillment is not Year 2000 compliant. Furthermore, it is not possible to update the database in its existing format to be Year 2000 compliant because the database structure is not standard and has no documentation. The database contains approximately 2,500 subscriber records, active and non-active, and represents less than 5% of our pro forma revenues for 1999. We determined that it was necessary to transfer the tables, relationships and data from the non-compliant database to a similar customer/order management database program that relies on a compliant database. Since the full migration was not accomplished by November 15, our contingency plan was put into effect. The non-compliant database was last used on December 15, 1999. On December 15th, we moved the entire non-compliant database into a compliant database product. This provides a short-term solution that allows us to continue customer service, billing and order fulfillment functions into the first quarter of 2000 while removing the Year 2000 risk presented through continued use of the current customer database system. We intend to implement a broader and more permanent solution by the end of the second quarter of 2000. We are currently evaluating various vendor applications to identify the best package to meet our existing and future customer service, management and accounting needs. Once a solution has been identified, the customer data in the temporary database format will then be migrated to a new full service system, which will be consolidated as one solution based in our headquarters.

     We believe we have identified all Year 2000 problems that could harm our business, financial condition or operating results. We have not experienced any significant problems with regard to Year 2000 issues other than as described above.

MARKET RISK

     We are exposed to market risk from changes in interest rates. We do not believe that we have any foreign currency exchange rate risk or commodity price risk.

     As of December 31, 1999, we had both fixed and variable rate debt. Debt instruments with both fixed and variable interest rates carry a degree of interest rate risk. Fixed rate debt may have its fair value affected if interest rates change, and variable rate debt may incur a higher cost if interest rates rise.

     At December 31, 1999, the fair value of our total fixed rate debt was estimated to be $13,000 based on our current incremental borrowing rate for similar types of borrowing arrangements. At this borrowing level, a hypothetical 10% decrease in interest rates on the fixed rate debt would increase the fair value of the debt by approximately $156. The amount was determined by considering the effect of the hypothetical interest rate decrease on our borrowing cost at December 31, 1999 borrowing levels.

     The Company's weighted average debt outstanding for the years ended December 31, 1998 and 1999 was $2,423,499 and $2,000,261, respectively. The effective weighted average interest rate on such debt was 12.5% and 10.1%, respectively.

     At December 31, 1999, we had $13.6 million of cash and cash equivalents, which we have invested on a short-term basis. At this investment level a hypothetical 10% decrease in the interest rate would decrease interest income and increase net loss by approximately $82,000.

     The above market risk discussion and the estimated amounts presented are forward-looking statements of market risk assuming the occurrence of certain adverse market conditions. Actual results in the future may differ materially from those projected as a result of actual developments in the market.

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                                    BUSINESS

OVERVIEW

     We are pioneering a Web-based solution to meet the training and education needs of the healthcare industry utilizing our proprietary system. Through strategic relationships with medical institutions and commercial organizations, including Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation, Scripps Clinic and American Health Consultants, we have amassed over 3,000 hours of training and education courses. We currently distribute over 1,300 hours of these courses to allied health professionals, nurses, doctors and other healthcare workers. We will expand distribution of our courses and services to include two methods. The first method provides access to our courses and education management software. Under the second method, we deliver our courses through strategic distribution partners, which we refer to as our Web distribution network. This network currently consists of over 30 distribution partners including Healtheon/WebMD, MedicaLogic, GE Medical Systems, Pointshare, Medsite.com, HealthGate and ChannelHealth (an IDX company).

     We launched our online training and continuing education service in March 1999. We were incorporated in 1990 as NewOrder Media, Inc. and began developing multimedia presentations and interactive presentation systems for a variety of businesses, with the majority of our customer base in the healthcare industry. In 1993, we began development of our client server training and administrative software that serves as the application for our online training and continuing education service, and in 1996 we began deploying this application as a network and stand-alone product. We are currently focusing on providing transaction-based services delivered over the Internet rather than providing installed software.

     We believe that our combination of high quality online training and continuing education content and the reach of our distribution partnerships positions us to be a leading provider of Web-based solutions to the online training and continuing education needs of the healthcare community.

INDUSTRY BACKGROUND

  Continuing Education in the Healthcare Industry

     The increase in the number of healthcare professionals, new therapeutic treatments and procedures, and innovations in medical technology have all led to greater demand for information exchange. Government regulations and accrediting bodies require employers to provide healthcare professionals and other healthcare workers with training on an increasing number and variety of topics. In addition, to keep abreast of the latest developments and to meet licensing and certification requirements, healthcare professionals must obtain continuing education. This training includes safety training mandated by both the Occupational Safety and Health Administration, or OSHA, and the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO, for all healthcare workers. Continuing education includes continuing education units, or CEU, for nurses and continuing medical education, or CME, for doctors. Simultaneously, the healthcare industry has come under intense pressure to reduce costs as a result of reductions in government reimbursement and increased participation of patients in managed care programs. We believe these pressures in the industry have led to an increased demand for high quality, low cost continuing education and training solutions.

     Healthcare services in the U.S. are delivered by over an estimated 5.0 million allied healthcare professionals, 2.6 million registered nurses, 2.4 million non-clinical healthcare workers and 600,000 active physicians. We estimate that the healthcare industry spends approximately $6.0 billion annually on ongoing training and continuing education, including over $3.0 billion on continuing education for allied healthcare professionals and for nurses and CME for physicians. According to the 1999 American Society for Training and Development State of the Industry Report, a greater percentage of healthcare workers receive training than workers in any other industry, with approximately 88% of all healthcare workers receiving some kind of continuing education or formal work-related or safety training every year.

     Regulations administered by various state and Federal agencies require ongoing training and continuing education for healthcare professionals and other healthcare workers. Ongoing training and

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continuing education typically consists of educational programs that bring healthcare workers up to date in a particular area of knowledge or skills. State licensing boards, professional organizations and employers require selected healthcare professionals and physicians to fulfill ongoing training and continuing education requirements and to certify annually that they have accumulated a minimum number of continuing education hours to maintain their licenses. For example physician and nursing licensing boards require up to 20 hours of continuing education per year. In addition, many specialty boards, including the American Board of Family Practice and the American Board of Surgery, require doctors to obtain CME hours that are accredited by these organizations to maintain their specialty certification. Other agencies, including OSHA, the Healthcare Financing Administration, or HCFA, and JCAHO require hospitals and other healthcare providers to provide employees with various types of workplace safety training.

     The ongoing training and continuing education market in the healthcare industry is highly fragmented, with over 1,000 providers offering a limited selection of programs on specific topics. For example, there are over 600 providers of CME accredited by the Accreditation Council for Continuing Medical Education, or ACCME. The sheer volume of healthcare information available to satisfy continuing education needs, rapid advances in medical developments and the time constraints that healthcare professionals face make it difficult to stay current and to quickly and efficiently access the continuing education content most relevant to their practice or profession. Historically, healthcare professionals have received continuing education and training through offline publications, such as medical journals and CD-ROMs, and by attending conferences and seminars. In addition, other healthcare workers and pharmaceutical and medical equipment manufacturers' sales and internal regulatory personnel usually fulfill their education and training needs through instructor-led programs from external vendors or internal training departments. Although these existing approaches satisfy ongoing training and continuing education requirements, they are limited in the following ways:

     - seminars and instructor-led training may be inconvenient and costly to attend and may result in lost productivity;

     - ongoing training and continuing education courses offered locally may be limited in terms of breadth of offering and timeliness and may be costly to produce on a per user basis; and

     - administrators find it difficult to review and assess results, track employee compliance with certification requirements and respond to the effectiveness of education and training programs.

The inefficiencies inherent in traditional methods of providing ongoing training and continuing education, combined with the time constraints and the increased cost pressures in the healthcare industry, have prompted healthcare professionals and organizations to improve information exchange and consider alternative training methodologies.

  Growth of the Internet

     The Internet has emerged as a mass communications and commerce medium that enables millions of people worldwide to share information, communicate and conduct business. International Data Corporation, or IDC, estimates that the number of worldwide Internet users will increase from approximately 256.4 million in 2000 to approximately 502.4 million by the end of 2003. In addition, the Internet is being used increasingly for electronic commerce between businesses. IDC estimates that the volume of electronic commerce among businesses over the Web throughout the World will increase from $217.8 billion in 2000 to more than $1.3 trillion in 2003.

     The Internet allows content delivery in a manner not possible through traditional broadcast and print media. Although these traditional media can reach large audiences, they generally are limited to a specific geographic area, can deliver only limited content and are not effective for quickly distributing customized content. The Internet, on the other hand, offers immediate access to a greater breadth of content as well as dynamic and interactive content, enables the content to be customized toward a specific audience of users and provides instantaneous and targeted feedback. As a result, the Internet has become an important alternative to traditional broadcast and print media, enabling content providers to aggregate vast amounts of information and to organize and deliver that information in a personalized, easy-to-use and cost-effective
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manner. As bandwidth availability continues to increase, the delivery of full-motion video will become more widespread, allowing for richer content. These characteristics, combined with the rapid growth of the Internet, have created a new channel to distribute and access timely and dynamic content.

     The Internet is also enabling businesses to eliminate the burden of buying and running expensive and high maintenance computer systems and software packages by outsourcing these services to a centralized provider. An increasing number of businesses are accessing applications over the Internet rather than through dedicated private networks. New classes of software companies, including ASPs, are providing a growing array of traditionally packaged software applications over the Internet on a per transaction or subscription basis. ASPs are attractive as they allow companies to focus on their core business by eliminating the need to maintain and update large-scale software applications and reducing the capital expenditures required to keep up with leading technologies. We believe that as more companies have integrated the Internet into their daily work flow, the demand for outsourced packaged software has significantly increased.

  Convergence of the Internet and Online Healthcare Education Services

     Participants in the healthcare industry are increasingly relying on the Internet for communication and the delivery of information. There are currently over 10,000 Web sites providing healthcare and healthcare-related information. Many of these Web sites cater to the needs of healthcare professionals and are seeking to become an integral part of the delivery of healthcare services. Recently, an increasing number of traditional offline services in the healthcare industry have begun to migrate online, including insurance enrollment verification, prescription writing, supply purchases, storage and accessing of medical records and claims filing and processing. In addition, physicians are using the Internet as a valuable tool to access the latest medical information. According to a June 1998 PERQ/HCI report, over 45% of physicians accessed medical information online. In addition, we believe healthcare professionals and other healthcare workers are increasingly able to access the Internet from work.

     We believe the healthcare ongoing training and continuing education market is particularly well-suited for business-to-business e-commerce and online services because of the high degree of fragmentation among the healthcare community, the industry's dependence on a high volume of information exchange and the inefficiencies inherent in the existing methods of information exchange. The emergence of the Internet enables the delivery of a greater breadth and depth of training and continuing education for healthcare professionals and other healthcare workers more cost effectively and conveniently than traditional methods. The Internet allows for the aggregation and delivery of large amounts of varied and highly specific content. Web-based delivery allows healthcare professionals and other healthcare workers a significant degree of scheduling and geographic flexibility in meeting their continuing education and training requirements, saving them and their employers travel expenses and limiting productivity losses.

THE HEALTHSTREAM SOLUTION

     We are pioneering a Web solution to meet the ongoing training and continuing education needs of the healthcare community utilizing our proprietary technology. We bring authors and publishers of training and continuing education content, including both commercial publishers and educational institutions, together with end users, which include healthcare professionals, other healthcare workers and healthcare organizations, through our Web-based distribution network, including health Web sites, healthcare equipment vendors and healthcare providers. We are also developing online administrative and management tools, based on our existing installed software products, which we will host on an ASP basis. These tools will enable healthcare administrators to configure training to meet the precise needs of different groups of employees, modify training materials and monitor the results of training. We believe our services will provide an online training and continuing education solution for healthcare organizations, end users, distribution partners and content partners.

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  Value to Healthcare Organizations

     We offer healthcare organizations the ability to provide access to high quality content on a cost-effective basis for the ongoing training and continuing education needs of their employees. Currently, these organizations often pay for the cost of meeting ongoing training and continuing education requirements. Our services allow these organizations to contribute to and enhance the content provided through our services and to configure training to meet the specific needs of different groups of employees. In addition, we provide administrators of these organizations the ability to track compliance with certification requirements and measure the effectiveness and results of training.

  Value to End Users

     Comprehensive Training and Continuing Education Offerings. We offer healthcare professionals and other healthcare workers a centralized location to satisfy their ongoing training and continuing education needs. We believe we provide one of the largest online libraries of ongoing training and continuing education content covering a range of medical specialties. We organize and list our course offerings according to profession and specialty. In addition, our course listings can be targeted to specific audiences and interests. Our content comes from a broad range of leading medical education institutions, commercial providers and professional groups such as Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation, Scripps Clinic, KnowledgeLinc and American Health Consultants.

     Cost-Effective Training and Continuing Education. We believe our online solution will reduce the cost of meeting ongoing training and continuing education requirements to the healthcare community. By eliminating the need for travel and expensive in-house programs, we estimate that we can significantly reduce the cost of ongoing training and continuing education. Our end users pay for our services on a per transaction and/or subscription basis.

     Convenient Access and Compelling User Experience. We offer healthcare professionals and other healthcare workers a convenient, efficient and easy to use system. Our online services allow our end users the freedom to utilize our services when it is convenient for them. Users of our services have immediate access to a broad selection of ongoing training and continuing education programs and instantaneous and targeted feedback from anywhere there is an Internet connection. We provide course selection and registration interfaces that make it simple for healthcare professionals to find, enroll in and purchase the educational programs they are seeking. Our online search engine at cmesearch.com enables physicians to locate and register for traditional educational seminars as well as purchase training CD-ROMs and online courseware. In addition, upon completion of each of our online courses we enable users to print certificates of completion to submit to regulatory authorities. In the event a user has a question, they can either call one of our customer service representatives or communicate with a representative through an online live chat technical support service.

  Value to Network Distribution Partners

     Comprehensive Training and Continuing Education Solution. We offer our network distribution partners an online training and continuing education solution that includes one of the largest libraries of courseware. Most of our network distribution partners provide online access to continuing education as an ancillary service to their core businesses. To drive traffic to their Web sites, our network distribution partners want to provide their online users with a compelling ongoing training and continuing education experience. Our solution delivers these services to our network distribution partners without the need to purchase or create content, maintain customer service for ongoing training and continuing education, or purchase, install or develop specialized delivery software. We also create customized programs to meet our partners' specific needs.

     Premier Continuing Education Healthcare Content. We offer our network distribution partners access to content from premier healthcare organizations through our established relationships with medical education and professional institutions and commercial publishers. Our relationships with these
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organizations will allow our distribution partners to distinguish themselves from their competitors by providing high quality continuing education and training content.

     Recurring Traffic Opportunity. We believe we will offer our network distribution partners a predictable source of online traffic due to the recurring nature of regulated training and continuing education requirements. Allied healthcare professionals and other healthcare workers may also be required by their employers or regulatory agencies to complete relevant training and continuing education annually. Nurses and physicians are required to complete a certain amount of continuing medical education every year. We believe these users will visit Web sites that provide a convenient and compelling experience to meet their ongoing training and continuing education requirements. Our system enables healthcare professionals to store, track and generate reports about this completed coursework. We believe this capability creates a compelling relationship between our Web distribution partners and the healthcare professional. In addition, we believe visits by online users accessing our service through one of our distribution partners' Web sites should be substantially longer than a typical online experience due to the nature of our product offering. This recurring and "sticky" base of traffic will complement the other services provided by our distribution partners.

  Value to Content Partners

     Compelling Web Distribution Network. We believe we currently offer our content partners one of the largest Web networks for the distribution of training and education for the healthcare community. Through our Web distribution network, our content partners can realize new product sales by targeting a broader audience than they could on their own.

     Comprehensive Outsourcing Solution. By providing comprehensive conversion and distribution services, we enable our content partners to focus on their core competency of producing and authoring content and to reallocate resources they may have used to develop their own delivery systems and distribution partnerships. In addition, our online solution will provide content partners access to valuable comparative data about customer use, demographic characteristics and response to their content offerings. The data will also allow our content partners to assess how users perform on their content offerings, which will allow them to refine their materials.

     Significant Expertise in Content Conversion. We offer publishers and authors of training and continuing education content our experience in producing online materials for the healthcare industry. We provide customers with a complete set of proprietary tools which enables them to quickly and inexpensively develop online courseware. Our template-driven development process allows courseware to be produced at a lower cost. For example, we have developed several successful new electronic products, including hybrid CD-online textbooks developed for leading traditional medical publishers.

GROWTH STRATEGY

     Our objective is to be the leading provider of Web training and continuing education solutions for the healthcare community. We plan to achieve this objective by pursuing the following strategies.

     Provide Healthcare Organizations with Web Access to our Administrative Services and Content Library. Our solution will enable organizations to provide access to our training and continuing education services over the Internet. Under this ASP model, our training software is hosted in a central data center that allows end users Web access to our continuing education and training services, eliminating the need for onsite installations of software. Our ASP model also includes a set of administrative and management tools which enable administrators to configure and modify training materials, track performance and monitor training expenses. We plan to leverage the existing capabilities of our training software that is installed at more than 700 hospitals and clinic locations, including facilities owned and operated by Gambro Healthcare, Columbia/HCA Healthcare Corporation and The Cleveland Clinic Foundation. In addition, we have existing preferred vendor arrangements with several hospital group purchasing organizations, or GPOs, including Premier, Inc. and Voluntary Hospital Association, or VHA. We believe these arrangements offer us the opportunity to provide our services to the member hospitals represented by
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these GPOs with our ASP model. We plan to transition those organizations to our
ASP model, under which they will begin to pay for these services on a per transaction or subscription basis, eliminating the need for upfront capital expenditures. By reducing capital outlays, we believe that selling our training and continuing education solution as a service will accelerate customer purchase decisions and increase adoption among new customers.

     Expand and Enhance Our Training and Continuing Education Library. We plan to expand our training and continuing education library through proprietary development and licensing arrangements. We also plan to grow our library through acquisitions, such as our acquisition of SilverPlatter Education, a provider of CD-ROM and online continuing medical education for physicians, and our recently completed acquisitions of Quick Study, a provider of OSHA and nursing training to hospitals and clinics, m3 the Healthcare Learning Company, a provider of OSHA and JCAHO training to hospitals, and EMInet, a provider of continuing education training to emergency medical services personnel. We plan to use our existing relationships with premier healthcare institutions and quality content providers to strengthen our position as a leading aggregator of continuing education and training content for the healthcare industry. Our strategy is to acquire a large collection of courses across multiple clinical education and training topics and then to supplement those acquired courses with courses licensed from other content providers. We believe this strategy is the most cost-effective and efficient way to create a substantial barrier to entry for other prospective providers of online training and continuing education content.

     Increase the Number of Partners in Our Web Distribution Network. We currently have strategic relationships with a network of over 30 distribution partners. We plan to increase our distribution reach and market share by developing additional strategic distribution relationships. We believe that potential distribution partners will be attracted to the recurring nature of training and continuing education requirements and the time a typical user of our service spends on our Web site or one of our distribution partners' Web sites. We are primarily pursuing distribution relationships with Web sites that target healthcare providers, healthcare professionals, and pharmaceutical and equipment manufacturers.

     Expand our Sales and Marketing Efforts. We plan to develop HealthStream as the leading brand for online training and continuing education solutions in the healthcare community. To achieve this objective, we will market our HealthStream brand to end users, leading authors and publishers of continuing healthcare education content and leading health Web sites, healthcare equipment vendors and healthcare providers. We will not attempt to achieve widespread consumer recognition outside of the healthcare community. Instead, we will seek to establish our brand among our targeted group of end users and potential content and distribution partners in the healthcare community to drive not only sales to these end users, but increased adoption by content and distribution partners. In marketing directly to these potential partners, we will focus on our ability to provide our content partners with compelling distribution channels and to provide our distribution partners with premier content from a broad range of sources. In addition, we will continue to focus on generating additional brand equity by operating sites in partnerships that carry both our brand and our distribution partners' brands.

     Generate Additional Revenue Opportunities. We plan to leverage the recurring nature of our end user visits by providing additional products and services. We believe the demographics of our audience and our high-quality content offerings provide significant opportunities to develop multiple sources of revenue. In addition to our transaction-based courseware sales, we plan to generate e-commerce revenues from direct and indirect sales of related ongoing training and continuing education products. Through our recent acquisition of KnowledgeReview, we acquired a search engine, cmesearch.com, which allows us to sell education and training CD-ROMs and which will allow us to charge registration fees for the enrollment for traditional CME seminars. We are also developing products that capitalize on our ability to gather data regarding users of our service, and we plan to expand our ability to capture advertising and sponsorship revenue from pharmaceutical and medical equipment companies as well as healthcare providers.

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HEALTHSTREAM SERVICES

     We provide our Web-based ongoing training and continuing education services to healthcare organizations through our ASP model and individual healthcare professionals through our Web distribution network.

  SERVICES DISTRIBUTED THROUGH ASP MODEL

     Healthcare organizations are responsible for providing both government mandated and internally required training to their employees. We are developing our ASP model to enable these healthcare organizations to provide, assess and manage this training process. Under our ASP model, our online systems are hosted in a central data center that provides administrative access to our customers through Web-based reporting and management tools, rather than through software that is installed and maintained at the customer's site. We will bill our customers on a per transaction and/or subscription fee basis, enabling them to treat their investment in online continuing education and training as an operating expense rather than a capital expense. We anticipate that eliminating the need for a capital outlay may shorten the sales cycle to these customers. In addition, our hosted ASP service is scalable to enable healthcare organizations to monitor and administer the continuing education and training needs of large and geographically dispersed employee bases. Our services for healthcare organizations include:

     Administrative and Management Tools. Our administrative and management tools will be used by human resources, training and management personnel to manage curricula and training performance data for the employee population. The administrator software will be used to configure ongoing training and continuing education requirements, enter or modify training materials (lessons, quizzes, exams, etc.), define groups of users and the criteria that users must meet to be included in groups and print reports about the resulting ongoing training and continuing education. Our administrative and management tools will allow administrators to organize and customize our library of courseware to suit the precise needs of different groups of employees within the organization. In a hospital, for example, doctors, nurses, technicians and housekeeping staff would each automatically be assigned appropriate curricula based on their job profiles. In addition, our system will provide tools for administrative personnel using our system to manage their employees' training performance data.

     Online Courseware. The courseware we provide under our ASP model will primarily focus on mandated training content. In addition, employers may make some continuing education content from our library available to their professional employees. Most end users accessing the ASP courseware will be employees seeking to fulfill training requirements established by outside agencies or their employers. We are developing and converting this training content in partnership with authors and publishers. Employees will select courses from among a list determined by their employer.

     Content Conversion and Development. Many healthcare organizations provide their employees with organization-specific training. We have full-service capabilities to convert existing course materials to a Web-enabled format or develop custom courseware for these healthcare organizations. Our development group includes instructional designers, scriptwriters, multimedia designers, graphic artists, audio and video engineers, programmers and project managers. Our ability to market courseware developed for one healthcare organization to our broad base of end users provides these healthcare organizations the opportunity to offset their development costs through courseware sales royalties.

  SERVICES PROVIDED THROUGH WEB DISTRIBUTION NETWORK

     Most healthcare professionals are responsible for meeting their own continuing education requirements. We enable these healthcare professionals to meet their continuing education requirements by obtaining credit through use of our online courseware. We deliver our online courseware to healthcare professionals through multiple, co-marketed Web sites offered in partnership with health Web sites, academic and medical institutions, pharmaceutical and equipment manufacturers and healthcare providers. Healthcare professionals and other healthcare workers can sign up to become registered users of our service after accessing our log-in screen at our or any one of our distribution partners' Web sites. Each of
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these Web sites is based upon our standard template but is customized to match the look and feel of the Web site of the referring distribution partner. Our services for healthcare professionals include:

     Online Courseware. The online courseware available through our network of co-branded Web sites and our Web site is targeted to healthcare professionals and includes primarily accredited continuing education content. We organize our offerings on these Web sites by profession and specialty. The content available from our library can be targeted to the specific interests of a distribution partner's audience. Users access our catalog of courseware and may select those offerings they wish to view. Users are guided through the courses, usually in the form of a series of lessons and quizzes. Upon successful completion of a course, the user is given the option of receiving continuing education credit. If the user elects to receive credit, a printable certificate will be issued. We acquire, license and develop our course content from and in partnership with a broad range of commercial publishers and educational institutions. To augment our library of courseware, we work with healthcare organizations, publishers and authors of healthcare content to convert their continuing education courses and materials from traditional media to a Web-enabled format. In some cases, we retain partial ownership and resellers' rights to this courseware.

     Webcast Events. We offer both live and pre-recorded Webcasts of medical procedures, the viewing of which may be credited toward continuing education requirements. These Webcast events generally consist of the presentation of an edited streaming video of a medical procedure followed by a live discussion that includes the physician who performed the procedure and other leading physicians in the field. In addition, our Webcast events may be followed by a related program in the form of interactive courseware which may be completed for continuing education credit. The Webcast event may be co-branded with the sponsors' name and the sponsor can underwrite the fee for a certain number of users to participate online.

     Search Engine. Through our acquisition of KnowledgeReview, we acquired a search engine and several associated domain names through which we offer a method for physicians and other healthcare professionals to search for both online and traditional continuing education products. This Web site is currently located at cmesearch.com. Physicians access the Web site to locate seminars by specialty and location as well as purchase educational CD-ROMs and online courseware. In addition, we plan to offer products and services that complement our online continuing education and training courses and link sales of our courseware to related books, videotapes, audio tapes and other educational and reference products produced by our content partners.

STRATEGIC RELATIONSHIPS AND ACQUISITIONS

  RELATIONSHIPS AND ACQUISITIONS RELATING TO SERVICES DISTRIBUTED THROUGH OUR ASP MODEL

     m3 the Healthcare Learning Company. In January 2000, we acquired the stock of m3 the Healthcare Learning Company which provides computer-based training to hospitals and healthcare facilities primarily in the areas of OSHA and regulatory training. m3 the Healthcare Learning Company provides us with an established client base of over 450 hospitals and the opportunity to convert these hospitals to our ASP model. This acquisition also adds experienced management personnel that will oversee the hospital market for our ASP model as well as eight additional sales people to serve this market in regional offices across the country. The purchase price for m3 the Healthcare Learning Company consisted of $600,000 in cash, the assumption of $1.2 million of long-term debt and 818,036 shares of our common stock.

     EMInet. In January 2000, we acquired the assets of EMInet, a provider of online continuing education to emergency medical services personnel. EMInet has sold over 350,000 courses online since 1996. This acquisition expands the content offering of our online library and the customer base for our services as well as adds management knowledgable about the emergency medicine market. The purchase price for EMInet consisted of $640,000 in cash and 269,902 shares of our common stock.

     Quick Study. In January 2000, we acquired the stock of Quick Study, a provider of over 60 hours of nursing and OSHA content which we have added to our online library and will deliver to healthcare

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organizations through our ASP model. This courseware is currently distributed through over 35 systems installed by Quick Study. The purchase price for Quick Study consisted of $59,000 in cash, the assumption of $112,000 in long-term debt and 61,397 shares of our common stock.

     Columbia/HCA Healthcare Corporation. In February 2000, we entered into a four-year Online Education Services Provider Agreement with Columbia Information Systems, Inc., an affiliate of Columbia/HCA Healthcare Corporation with a network of over 200 hospitals. Pursuant to the terms of the agreement, we will provide Columbia/HCA with online training and education services and courseware for its doctors, nurses and staff on an ASP basis as well as consulting and support services. Columbia/HCA will pay us minimum revenues of $12.0 million over the term of this agreement for these services.

  RELATIONSHIPS AND ACQUISITIONS RELATING TO SERVICES PROVIDED THROUGH OUR WEB DISTRIBUTION NETWORK

     We have entered into strategic relationships with several content partners and over 30 distribution partners and continue to aggressively pursue additional strategic relationships. We believe that these strategic relationships and the acquisition of complementary businesses will enable us to increase our course offerings, expand our product distribution and increase our brand awareness. In addition, our recent acquisitions have expanded our course offerings and provided us with experienced sales personnel. Selected content and distribution partners include:

  Content

     SilverPlatter Education. In July 1999, we acquired the assets of SilverPlatter Education, a provider of over 100 hours of continuing medical education programs to physicians on CD-ROM and via the Internet under the names "SilverPlatter Education," "Physicians' Home Page" and "Core Curriculum," for total consideration of $800,000 in cash and 49,202 shares of our common stock. SilverPlatter Education is certified to provide accreditation for CME courses which allows us to internally develop and certify our own courseware.

     Scripps Clinic. In November 1999, we entered into a three-year agreement with Scripps Clinic, a large multi-specialty medical clinic, to deliver its CME content for physicians online.

     Duke University Medical Center. In October 1999, we entered into a three-year agreement with Duke University Medical Center to design, create and distribute interactive, Web-enabled CME courses for physicians in several specialties. We are in the process of developing these courses and we will distribute them through our online continuing education and training service.

     American Health Consultants. In September 1999 we entered into a two-year agreement, and in January 2000 we entered into a one-year agreement with American Health Consultants, a leading publisher for healthcare professionals, to deliver over 400 hours of continuing education for nurses and over 800 hours of continuing medical education for physicians online.

     Vanderbilt University Medical Center. In July 1999, we entered into an agreement with Vanderbilt University Medical Center to design, create and distribute online continuing education courses authored by Vanderbilt's physicians and nurses. Under the terms of the agreement, we will serve as an Internet distributor and marketer for courses developed with Vanderbilt's Schools of Medicine and Nursing for a term of four years. Vanderbilt may also provide us accreditation certification for additional courses we develop with their assistance.

     The Cleveland Clinic Foundation. In June 1999, we entered into a three-year agreement with The Cleveland Clinic Foundation, a leading research and medical institution, to license its Intensive Review of Internal Medicine Course for online publication. This course includes CME content and provides physicians a complete board preparation review through lectures from some of the country's leading internists.

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     Challenger Corporation.  In December 1998, we signed an agreement to convert Challenger's library of accredited CME materials from a CD-ROM to a Web-enabled format. This agreement also gives us the exclusive right during the term of the agreement to resell their content on the Internet. Our agreement with Challenger terminates in December 2000. See "Risk Factors -- We may be unable to maintain our existing relationships with our content providers or to build new relationships with other content providers."

     e-Vitro. In January 2000, we entered into a one-year agreement with e-Vitro, a developer of custom interactive content for healthcare providers. Under the terms of the agreement, e-Vitro will provide content development services to us. This relationship will create additional capacity for us to augment our internal content development resources. In connection with this development agreement, we acquired a warrant to purchase 223,834 shares of e-Vitro Class B non-voting common stock at an exercise price of $4.47 per share.

  Distribution

     cmesearch.com. In January 2000, we acquired the assets of KnowledgeReview which operates cmesearch.com, a healthcare education search engine which allows physicians and other healthcare professionals to search for online and traditional continuing education, such as locating seminars and purchasing educational CD-ROMs and online courseware. cmesearch.com currently provides listings and information on over 2,000 courses and seminars. We plan to provide linking between this search engine and our 30 Web distribution partners. The purchase price for KnowledgeReview consisted of $310,000 in cash and 17,343 shares of our common stock.

     Healtheon/WebMD. In February 2000, we entered into a five-year agreement with Healtheon/WebMD, a leading provider of online services to professionals and consumers in the healthcare industry. Under the terms of the agreement, we will be the exclusive provider of education, continuing education and training services for healthcare organizations, healthcare professionals and healthcare workers on Web sites owned or operated by Healtheon/WebMD.

     MedicaLogic. In February 2000, we entered into a one-year agreement with MedicaLogic, a leading provider of electronic medical records and related technology, to distribute our online courseware to their customers.

     State Medical Associations. In November 1999, we entered into an agreement with the Mississippi State Medical Association to distribute CME to its member physicians. In December 1999, we entered into a similar agreement with the Medical Association of Georgia to distribute CME to its 6,000 member physicians.

     HealthGate. In September 1999, we entered into two two-year agreements with HealthGate Data Corp. through which we will provide our online continuing education and training services to hospital and health system Web sites and intranets that use HealthGate's suite of healthcare content products.

     ChannelHealth (an IDX Company). In September 1999, we entered into an agreement with IDX to be the provider of continuing education on ChannelHealth's Physician Homebase for a term of three years. ChannelHealth will deliver comprehensive Internet-based knowledge management services for physicians, healthcare workers and patients. ChannelHealth's parent company, IDX Systems Corporation, is a provider of healthcare information solutions at more than 1,650 customer sites, serving 118,000 physicians nationwide.

     Pointshare. In July 1999, we entered into a one-year agreement with Pointshare, a provider of online services and medical intranets for physicians, hospitals, managed care groups, insurers and laboratories, to offer our online courseware to Pointshare's customers and sell course sponsorships.

     GE Medical Systems. In June 1999, we entered into a two-year agreement with GE Medical Systems, one of the world's leading manufacturers of diagnostic imaging equipment, under which we will provide our online continuing education and training service for GE Medical Systems Web sites. In

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addition to our content development and online application development services, we will assist GE Medical Systems in content conversion and will act as a reseller of their content through our Web distribution partners. GE Medical Systems, through its broadcast Training-in-Partnership, or TiP-TV, service, provides satellite broadcast training services into over 1,600 hospitals.

     Medsite.com. In May 1999, we entered into a three-year agreement with Medsite.com, a leading provider of medical books on the Internet, to be the provider of continuing education for Medsite.com's MedUniversity.com. Our courseware will be strategically linked to Medsite.com's catalog of medical books. In addition, we will have access to Medsite.com's database of over 300,000 physicians and other health professionals.

SALES AND MARKETING

     We have a sales force of 16 individuals with an average of over 12 years of healthcare sales experience. Our sales team continues to focus on selling our training and continuing education service to hospitals and healthcare networks, and we are in the process of transitioning these customers to our online service. Our sales team also targets pharmaceutical and medical equipment vendors for sponsorship opportunities and courseware development. We plan to increase our sales and marketing team to focus on marketing our ASP model to new and existing customers.

     Although our historical marketing efforts have been limited by our financial resources, we plan to launch a branding and advertising campaign focused on building awareness of our products and services to all of our market segments. We have hired Cohn & Wolfe, an Atlanta-based public relations firm, to assist our seven person marketing team in building brand awareness, especially via concept advertisements aimed at larger healthcare organizations. The campaign will consist of advertising in trade journals and industry publications, Web advertising, direct mail, trade show attendance and new marketing materials. In keeping with our existing strategy, we will focus on leveraging our marketing efforts through co-branding arrangements with our distribution partners.

PARTNER RELATIONS

     We have four individuals who work exclusively on the implementation and development of the relationships with our current content and distribution partners. These personnel coordinate all of our internal departments including systems, content development, sales and marketing and business development and act as the central liaison to the partner. This department works to maximize the effectiveness of these relationships.

CUSTOMER SERVICE, TRAINING AND SUPPORT

     We believe our ability to establish and maintain long-term customer relationships and high adoption and recurrence rates in part depends upon the strength of our customer service and operations team. Our customer service team consists of five customer service managers located in our headquarters. We provide customer support to end users through our toll-free phone line. In addition, we provide live chat support to end users through a third-party online technical support and sales service. A representative of this outsourced service is available 24 hours a day to provide technical support to end users who are registering for or taking online continuing education courses. By providing live chat support we reach those customers who, while connected to the Internet, cannot place a support call on their one phone line. These representatives are trained to understand our philosophy and corporate culture and our specific sales, marketing and support issues.

TECHNOLOGY INFRASTRUCTURE

     Our technology infrastructure is based on an open architecture designed to be secure, reliable and expandable. Our software is a combination of proprietary applications, third party database software and operating systems that supports acquisition and conversion of content, management of that content, publication of our Web sites, downloads of courseware, registration and tracking of users and reporting of
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information for both internal and external use. We have designed this infrastructure to allow each component to be independently scaled, usually by purchasing additional readily-available hardware and software components.

  Educational Management System

     Our client-server training and administrative software, T.NAV, has become the application and foundation for our online training and continuing education solution. This learning system is a scalable computer managed instruction system that delivers interactive courses. Users and administrators may obtain detailed reports on information ranging from user training history to content effectiveness. By automating knowledge delivery and tracking training for every user, the system both improves knowledge distribution and reduces training overhead.

  Data Center and Hosting Facilities

     Our network infrastructure, Web site and servers delivering our service are hosted by PSINet. PSINet maintains suitable environmental conditions and multiple back up power sources and network connections. PSINet provides its hosting and connectivity services on high-quality Hewlett-Packard servers and Cisco routers. PSINet's hosting center is connected to the Internet through high-speed fiber optic circuits. Monitoring of all servers, networks and systems is performed on a continuous basis. Through PSINet, we employ numerous levels of firewall systems to protect our databases, customer information and content library. Backups of all databases, data and content files are performed on a daily basis. Data back-up tapes are archived at a remote location on a weekly basis.

COMPETITION

     The market for the provision of online training and continuing education to the healthcare industry is new and rapidly evolving. We face competitive pressures from numerous actual and potential competitors, including:

     - other online training and continuing education providers;

     - Web sites targeting medical professionals that currently offer or may develop their own continuing education content in the future;

     - traditional medical publishers and continuing education providers;

     - academic medical centers;

     - software developers that bundle their training systems with industry training content;

     - professional membership organizations;

     - companies that market general-purpose computer-managed instruction systems into the healthcare industry; and

     - interactive media development companies focused on the healthcare industry.

     Many of these companies have greater financial, technical, product development, marketing and other resources than we have. These companies may be better known and have longer operating histories than we have. We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us or our competitors;

     - customer service and support efforts;

     - sales and marketing efforts; and

     - the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

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GOVERNMENT REGULATION OF THE INTERNET AND THE HEALTHCARE INDUSTRY

  The Internet

     The laws and regulations that govern our business change rapidly. The United States government and the governments of some states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     - Privacy Law. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues.

     - Encryption Laws. Many copyright owner associations have lobbied the federal government for laws requiring copyrighted materials transmitted over the Internet to be digitally encrypted in order to track rights and prevent unauthorized use of copyrighted materials. If these laws are adopted, we may need to incur substantial costs to comply with these requirements or change the way we do business.

     - Content Regulation. Both foreign and domestic governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us violates these regulations.

     - Sales and Use Tax. Through December 31, 1999, we did not collect sales, use or other taxes on the sale of continuing education courses on our Web sites other than on sales in Tennessee and Massachusetts. However, states or foreign jurisdictions may seek to impose tax collection obligations on companies like us that engage in online commerce. If they do, these obligations could limit the growth of electronic commerce in general and limit our ability to profit from the sale of our services over the Internet.

     The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues or otherwise harm our business, financial condition and operating results.

     Laws and regulations directly applicable to e-commerce and Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. These are recent enactments, and there is uncertainty regarding their marketplace impact.

     Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could negatively affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could negatively affect us.

  Regulation of Continuing Education for Healthcare Professionals

     Allied Disciplines. Various allied health professionals are required to obtain continuing education to maintain their licenses. For example, emergency medical services personnel must acquire up to 20 continuing education hours per year. These requirements vary by state and depend on the classification of the employee.

     Occupational Safety and Health Administration. OSHA regulations require employers to provide training to employees to minimize the risk of injury from various potential workplace hazards. Employers in the healthcare industry are required to provide such training with respect to various topics including bloodborne pathogens exposure control, laboratory safety and tuberculosis infection control. OSHA regulations require employers to keep records of their employees' completion of training with respect to these workplace hazards.

     Joint Commission on Accreditation of Healthcare Organizations. The JCAHO imposes continuing education requirements on physicians that relate to each physician's specific staff appointments. In

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addition, the JCAHO mandates that employers in the healthcare industry provide certain workplace safety and patient interaction training to employees. JCAHO required training may include programs on infection control, patient bill of rights, radiation safety and incident reporting. Healthcare organizations are required to provide and document training on these topics to receive JCAHO accreditation.

     CEU. The states' nurse practice laws are usually the source of authority for establishing the state board of nursing, which then establishes the state's CEU requirements for professional nurses. The continuing education units programs are accredited by the American Nurses Credentialing Center Commission on Accreditation and/or the state board of nursing. CEU requirements vary widely from state to state. Twenty nine states require some form of CEU in order to renew a nurse's license. In some states, the CEU requirement only applies to re-licensure of advance practice nurses or additional CEU's required of this category of nurses. On average, twelve to fifteen CEU's are required annually, with reporting generally on a bi-annual basis.

     CME. State licensing boards, professional organizations and employers require physicians to certify that they have accumulated a minimum number of continuing medical education hours to maintain their licenses. Generally, each state's medical practice laws authorize the state's board of medicine to establish and track CME requirements. Thirty four state medical licensing boards currently have CME requirements. The number of CME hours required by each state ranges up to fifty hours per year. Other sources of CME requirements are state medical societies and practice speciality boards. The failure to obtain the requisite amount and type of CME will result in non-renewal of the physician's license to practice medicine and/or membership in a medical or practice specialty society.

     The American Medical Association's, or AMA's, Physician Recognition Award, or PRA, is the most widely recognized certificate for recognizing physician completion of a CME course. The AMA classifies continuing education activities as either category 1, which includes formal CME programs, or category 2, which includes most informal activities. Sponsors want to designate CME activities for AMA PRA category 1 because this has become the benchmark for quality in formally organized educational programs. Almost all agencies nationwide that require CME participation specify AMA PRA category 1 credit. Only institutions and organizations accredited to provide CME can designate an activity for AMA PRA category 1 credit or AMA PRA category 2 credit.

     The ACCME is responsible for the accreditation of medical schools, state medical societies, and other institutions and organizations that provide CME activities for a national or regional audience of physicians. Only institutions and organizations are accredited. The ACCME and state medical societies do not accredit or approve individual activities. State medical societies, operating under the aegis of ACCME, accredit institutions and organizations that provide CME activities primarily for physicians within the state or bordering states.

  The U.S. Food and Drug Administration and the Federal Trade Commission

     Current FDA and FTC rules and enforcement actions and regulatory policies or those that the FDA or the FTC may develop in the future could have a material adverse effect on our ability to provide existing or future applications or services to our end users or obtain the necessary corporate sponsorship to do so. The FDA and the FTC regulate the form, content and dissemination of labeling, advertising and promotional materials, including direct-to-consumer prescription drug and medical device advertising, prepared by, or for, pharmaceutical, biotechnology or medical device companies. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising. Generally, regulated companies must limit their advertising and promotional materials to discussions of the FDA-approved claims and, in limited circumstances, to a limited number of claims not approved by the FDA. Therefore, any information that promotes the use of pharmaceutical or medical device products that is presented with our service is subject to the full array of the FDA and FTC requirements and enforcement actions. We believe that banner advertisements, sponsorship links, and any educational programs that lack independent editorial control that we may present with our service could be subject to FDA or FTC regulation. While the FDA and the FTC place the principal burden of compliance with advertising and promotional regulations on the advertiser, if the FDA or FTC finds that any regulated information presented with our service violates FDA or FTC regulations, they may take regulatory action against us or the advertiser or sponsor of that information.

     In 1996, the FDA announced it would develop a guidance document expressing a broad set of policies dealing with the promotion of pharmaceutical, biotechnology, and medical device products on the Internet. Although the FDA has yet to issue that guidance document, agency officials continue to predict its eventual release. The FDA guidance document may reflect new regulatory policies that more tightly regulate the format and content of promotional information on the Internet.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We obtain the majority of our content under license agreements with publishers or authors, through assignments or work for hire arrangements with third parties and from internal staff development. Generally, our license agreements are for a period of one to three years and we consider the materials obtained through these agreements to be important to the continued enhancement of the content in our library. We may be liable to third parties for the content in our library and distributed through our distribution partners if the text, graphics, software or other content in our library violates their copyright, trademark or other intellectual property rights or if our content partners violate their contractual obligations to others by providing content in our library.

     We may also be liable for anything that is accessible from our Web site through links to other Web sites. We attempt to minimize these types of liability by requiring representations and warranties relating to our content partners' ownership of and rights to distribute and submit their content and by taking related measures to review content in our library. For example, we require our content partners to represent and warrant that their content does not infringe on any third-party copyrights and that they have the right to provide their content and have obtained all third-party consents necessary to do so. Some of our content partners also agree to indemnify us against liability we might sustain due to the content they provide.

     Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties and license agreements with consultants, vendors and customers. We own the federal trademark registrations for the marks "HEALTHSTREAM," "TRAINING NAVIGATOR" and "T.NAV." Despite such protections, a third party could, without authorization, copy or otherwise appropriate our content or other information from our database. Our agreements with employees, consultants and others who participate in development activities could be breached. We may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions.

     We currently hold several domain names. The legal status of intellectual property on the Internet is currently subject to various uncertainties. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Additionally, legislative proposals have been made by the federal government that would afford broad protection to owners of databases of information, such as stock quotes. This protection of databases already exists in the European Union.

     There have been substantial amounts of litigation in the computer and online industries regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, and we may counterclaim against such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, divert management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, if at all.

EMPLOYEES


     As of April 5, 2000, we employed approximately 170 persons. We are not subject to any collective bargaining agreements, and we believe that our relationship with our employees is satisfactory.


FACILITIES

     Our principal executive offices are located in Nashville, Tennessee. Our lease for approximately 13,400 square feet at this location expires in 2005. The lease provides for two five-year renewal options. Rent at this location is $12,296 per month until April 30, 2000; $11,569 per month from May 1, 2000 to February 28, 2001; $11,737 per month from March 1, 2001 to February 28, 2004; and $10,340 per month from March 1, 2004 to April 30, 2005. We are currently negotiating terms for additional contiguous space at our Nashville headquarters that will increase our total square footage to approximately 20,000.

     As a result of our acquisition of SilverPlatter Education, we are leasing approximately 2,600 square feet of office space in Boston, Massachusetts until December 31, 2000. Rent for this space is $6,067 per month. Storage space is leased on a month-to-month basis at the rate of $687 per month. As a result of our acquisition of KnowledgeReview, we are leasing approximately 2,000 square feet of office space in Cherry Hill, New Jersey until March 31, 2000, or at our option, until March 31, 2001. Rent for this space is $5,000 per month. As a result of our acquisition of EMInet, we are leasing approximately 2,180 square feet of office space in Houston, Texas until September 30, 2000, or at our option, until September 30, 2002. Rent for this space is $2,180 per month. As a result of our acquisition of m3 the Healthcare Learning Company, we are leasing three suites of office space in Austin, Texas and approximately 2,300 square feet of office space in Dallas, Texas. The Austin lease expires on September 1, 2000 and has a monthly rent of $1,386. The Dallas lease expires on September 1, 2002 and has a monthly rent of $2,324.

LEGAL PROCEEDINGS

     On April 3, 2000, a complaint was filed in the Chancery Court of Shelby County, Tennessee against us and two individual officers of the corporation from which we acquired the domain name "healthstream.com." The complaint seeks a declaratory judgment that the transaction by which we acquired the domain name is void, alleging that the defendant officers did not have the authority to bind the corporation from which we purchased the domain name. We believe the allegations in the complaint are without merit, intend to defend the litigation vigorously and do not believe this litigation will have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about our executive officers and directors.

NAME                                        AGE   POSITION
----                                        ---   --------
Robert A. Frist, Jr.......................  32    Chief Executive Officer and Chairman of the Board of
                                                    Directors
Jeffrey L. McLaren........................  33    President, Chief Product Officer and Director
Arthur E. Newman..........................  51    Chief Financial Officer and Senior Vice President
Michael Pote..............................  38    Senior Vice President
Scott Portis..............................  33    Vice President of Technology
Stephen Clemens...........................  35    Vice President of Online Content
Robert H. Laird, Jr.......................  32    Vice President, General Counsel and Secretary
Susan A. Brownie..........................  35    Vice President of Finance and Corporate Controller
Charles N. Martin, Jr.....................  58    Director
Thompson S. Dent..........................  48    Director
M. Fazle Husain...........................  35    Director
John H. Dayani, Sr., Ph.D.................  53    Director
James F. Daniell, M.D.....................  57    Director
William W. Stead, M.D.....................  51    Director

     Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990. Mr. Frist serves on the board of directors of Passport Health Communications, an online health insurance verification provider and Harkey & Associates, a healthcare publisher. He graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University. Mr. Frist is the brother-in-law of Scott Portis, our vice president of technology.

     Jeffrey L. McLaren, one of our co-founders, has served as our president and as one of our directors since 1990 and as our chief product officer since 1999. Mr. McLaren is a founding director of the Nashville Technology Council. He graduated from Trinity University with a Bachelor of Arts in both business and philosophy.

     Arthur E. Newman has served as our chief financial officer and senior vice president since January 2000. From April 1990 to August 1999, Mr. Newman served as executive vice president overseeing finance, human resources, information systems and customer service and fulfillment for Lippincott, Williams and Wilkins, formerly Waverly, Inc., a publicly traded medical sciences publisher. In May 1998, Waverly was acquired by Wolters Kluwer and merged with Wolters Kluwer's existing U.S. based medical publisher, Lippincott-Raven Publishers. From August 1999 to January 2000, Mr. Newman served as the chief technology officer for Wolters Kluwer's scientific, technical and medical companies consisting of five separate units. Mr. Newman holds a Bachelor of Science in chemistry from the University of Miami and a Masters of Business Administration from Rutgers University.

     Michael Pote has served as our senior vice president since August 1997. From January 1996 to August 1997, Mr. Pote served as vice president of Columbia Health Care Network, a managed care contractor. From August 1994 to June 1996, Mr. Pote served as vice president and administrator for Centennial Medical Center. Mr. Pote received a Bachelor of Science and a Masters of Science from Syracuse University.

     Scott Portis has served as our vice president of technology since 1994. Mr. Portis worked for Electronic Data Systems, a provider of systems integration services, as an engineering systems engineer in the expert systems and artificial intelligence divisions, from 1990 to 1994. He has a Bachelor of Science in computer engineering from Auburn University. Mr. Portis is the brother-in-law of Robert A. Frist, Jr., our chief executive officer and chairman of the board of directors.

     Stephen Clemens has served as our vice president of interactive development since October 1997. From July 1994 to May 1997, Mr. Clemens served as president of Copernican Systems, Inc., a software and consulting firm. He holds a Bachelor of Science in finance from the University of Tennessee and a Masters of Business Administration from the Owen School of Management at Vanderbilt University.

     Robert H. Laird, Jr. has served as our vice president and general counsel since March 1997 and secretary since October 1999. Mr. Laird also served as our director of finance from March 1997 until November 1999. He holds a Bachelor of Arts in English from Tulane University, a J.D. from the University of Tennessee College of Law and a Masters of Business Administration from the University of Tennessee. Prior to attending graduate school from 1993 to 1996, Mr. Laird was employed by CIGNA employee benefits, an insurance organization, in contracts administration from 1991 to 1993.

     Susan A. Brownie has served as our vice president of finance and corporate controller since November 1999. From August 1986 until 1999, she worked for KPMG LLP, a public accounting and consulting firm, most recently as a senior manager. She holds a Bachelor of Business Administration from the College of William and Mary.

     Charles N. Martin, Jr. has served as one of our directors since April 1999. Mr. Martin currently serves as chairman of the board of directors, president and chief executive officer of Vanguard Health Systems, a healthcare company. From January 1992 to January 1997, Mr. Martin served as chairman of the board of directors, president and chief executive officer of OrNda HealthCorp, an investor-owned hospital company, except during the period from April 1994 to August 1995 when Mr. Martin served as chairman and chief executive officer. He holds a Bachelor of Science degree from Southern University in Collegedale, Tennessee.

     Thompson S. Dent has served as one of our directors since March 1995. Mr. Dent is a founder of PhyCor, Inc. He currently serves as its president and served as its chief operating officer from October 1997 to October 1998. Mr. Dent served as executive vice president, corporate services, from the inception of PhyCor until October 1997 and served as secretary of PhyCor from 1991 to October 1998. Mr. Dent is a director of PhyCor and Healthcare Realty Trust Incorporated, a real estate investment trust. He holds a Masters in Healthcare Administration from George Washington University.

     M. Fazle Husain has served as one of our directors since April 1999 as the designee of Morgan Stanley Venture Partners III, L.P., under a purchase agreement for our preferred stock dated April 21, 1999. Mr. Husain is a general partner of Morgan Stanley Dean Witter Venture Partners. Mr. Husain joined Morgan Stanley Dean Witter in 1987 in its corporate finance department, and joined Venture Partners in 1988. He received a ScB. degree in chemical engineering from Brown University in 1987 and a Masters of Business Administration from Harvard in 1991. Mr. Husain serves as a director of IntegraMed America, a physician practice management company, AllScripts, Inc., a provider of point-of-care physician solutions, and Cardiac Pathways Corp., a manufacturer of minimally invasive cardiac systems.

     John H. Dayani, Sr., Ph.D. has served as one of our directors since August 1998. Dr. Dayani served as president and chief executive officer of Network Health Services, Inc. from its inception in May 1996 until he became its executive chairman in 1999. Dr. Dayani was the founder, president and chief executive officer of Medifax, Inc. from 1993 to 1995 and served as its consultant from 1995 to June 1998. He also founded American Nursing Resources, Inc., American Nursing Resources Home Health Agency, Inc., American Nursing Resources Home Infusion, Inc., Nurse America and Quality Managed Care. Dr. Dayani earned a Bachelor of Science and Ph.D. in engineering from Vanderbilt University.

     James F. Daniell, M.D. has served as one of our directors since March 1995. Dr. Daniell has maintained a private medical practice at Centennial Medical Center in Nashville since 1984. A founding member of the Society for Reproductive Surgeons, he served as past president of the International Society of Gynecologic Endoscopy and the Nashville OB/GYN Society. He holds a Bachelor of Science from David Lipscomb University and an M.D. from the University of Tennessee.

     William W. Stead, M.D. has served as one of our directors since May 1998. Dr. Stead has served as the associate vice chancellor of Vanderbilt University Medical Center since 1991. Dr. Stead is also the chief technology officer of WebEBM, a healthcare information company. He is the editor-in-chief of the Journal of American Medical Informatics Association and a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine. A past president of the American Association for Medical Systems and Informatics, he is the president elect of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.

ADVISORY BOARDS

     We have a Medical Advisory Board chaired by Dr. Daniell, one of our directors. This board consists of nine physicians across several medical specialties who assist us in assessing content and content partners as well as advise us on recent developments in the healthcare market and accreditation issues for CME.

     We have a Nursing Advisory Board chaired by Colleen Conway Welch, the dean of nursing at Vanderbilt University. This board consists of 10 individuals who advise us on nursing issues as they relate to continuing education and accreditation issues.

     During 1999, our Medical Advisory Board and Nursing Advisory Board members received options to purchase 51,800 shares of our common stock at exercise prices ranging from $2.34 to $6.49 per share. We recorded expense of approximately $12,000 in connection with these grants.

LEGAL PROCEEDINGS

     Mr. Dent, serving in his capacity as an officer and a director of PhyCor, has been named as a defendant, along with PhyCor and some of its other current and former officers and directors, in securities fraud class action lawsuits filed in state and federal courts. These lawsuits allege that the defendants issued false and misleading statements which materially misrepresented the earnings and financial condition of PhyCor and failed to disclose other matters in order to conceal the alleged failure of PhyCor's business model. The lawsuits further assert that the alleged misrepresentations caused PhyCor's securities to trade at inflated levels while the individual defendants sold shares.

     Mr. Dent, serving in his capacity as an officer and director of PhyCor, has also been named as a defendant, along with PhyCor and some of its other current and former officers and directors, in an action brought by Prem Reddy, M.D., the former majority shareholder of Prime Care International, Inc., a medical network management company acquired by PhyCor in May 1998. The complaint asserts fraudulent inducement relating to the Prime Care transaction and that the defendants issued false and misleading statements which materially misrepresented the earnings and financial condition of PhyCor and failed to disclose other matters in order to conceal the alleged failure of PhyCor's business model.

     Mr. Dent and PhyCor believe that they have meritorious defenses to all of these claims and intend to defend vigorously against these actions.

CLASSES OF DIRECTORS

     Under the terms of our charter, the board of directors will be divided into three classes: Class I, Class II and Class III. Directors of each class hold office for staggered three-year terms. At each annual meeting of shareholders, the shareholders will either re-elect the directors or elect the successors to the directors whose terms expire at the meeting to serve from the time of their election and qualification until the third annual meeting of shareholders following their election or until a successor has been duly elected and qualified. Messrs. Daniell, Dent and Stead will be Class I directors whose terms will expire at the annual meeting of shareholders in 2001. Messrs. Dayani and McLaren will be Class II directors whose terms will expire at the annual meeting of shareholders in 2002. Messrs. Frist, Husain and Martin will be Class III directors whose terms will expire at the annual meeting of shareholders in 2003.

BOARD COMMITTEES

     The board of directors has an audit committee and a compensation committee. The audit committee will review accounting practices and procedures and the scope of the audit and will recommend the appointment of the independent auditors. The members of the audit committee are Messrs. Daniell, Dayani and Husain. The compensation committee evaluates and approves the compensation policies for the executive officers and will administer our employee benefit plans. The members of the compensation committee are Messrs. Dayani, Dent and Martin.

DIRECTOR COMPENSATION

     We do not currently pay cash fees to directors for attendance at meetings. We do reimburse our directors for out-of-pocket expenses related to attending meetings of the board of directors. Non-employee directors are eligible to receive stock option grants under our 1994 Stock Option Plan and our 2000 Stock Incentive Plan. During 1998, our non-employee directors each received a grant of options to purchase 3,700 shares of our common stock at an exercise price of $2.30 per share. During 1999, each of our non-employee directors received a grant of options to purchase 14,800 shares of our common stock at an exercise price of $4.06 per share. Under our 2000 Stock Incentive Plan, upon effectiveness of the registration statement relating to this offering, each of our non-employee directors will be granted options to purchase 10,000 shares of our common stock at the initial public offering price. These options vest immediately upon grant. Additionally, upon the election of any new member of the board of directors following the effectiveness of the registration statement relating to this offering, but prior to the date of the first annual meeting of the shareholders, that member will be granted an option to purchase 15,000 shares of common stock at the fair market value at the date of grant. These options will vest in five equal annual installments beginning on the first anniversary of the date of grant. Each year, immediately following the date of our annual meeting, assuming enough shares are available under the 2000 plan, each non-employee director will automatically be granted options to purchase 5,000 shares of our common stock. The exercise price will be equal to the fair market value on the date of grant, and these options will vest immediately upon grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Before April 1999, we did not have a compensation committee, and compensation decisions were made by the full board of directors. Since that time, the compensation committee has made all compensation decisions. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1997, 1998 and 1999, by our chief executive officer and the only executive officer whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                              ANNUAL COMPENSATION            ------------
                                                      ------------------------------------    SECURITIES
                                                                            OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION             FISCAL YEAR    SALARY     BONUS    COMPENSATION($)    OPTIONS(#)
---------------------------             -----------   --------   -------   ---------------   ------------
Robert A. Frist, Jr...................     1999       $ 79,167   $ 9,665          --            83,250
  Chief Executive Officer                  1998         66,027     2,296          --            47,915
                                           1997         62,113     6,690          --                --
Michael Pote..........................     1999       $107,561   $14,692          --            83,250
  Senior Vice President                    1998         98,058     7,296          --            47,915
                                           1997         34,042     5,728          --                --

                 STOCK OPTIONS GRANTED DURING FISCAL YEAR 1999

     The following table presents all individual grants of stock options during the year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table above. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors. The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. We cannot assure you that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term, none of which are reflected in this table. The potential realizable value is calculated by multiplying the fair market value per share of the common stock on the date of grant as determined by the board of directors, which is equal to the exercise price per share, by the stated annual appreciation rate compounded annually for the option term, subtracting the exercise price per share from the product, and multiplying the remainder by the number of shares underlying the option granted.

                                         INDIVIDUAL GRANTS
                       -----------------------------------------------------     POTENTIAL REALIZABLE VALUE
                        NUMBER OF      PERCENT OF                                 AT ASSUMED ANNUAL RATES
                       SECURITIES    TOTAL OPTIONS                              OF STOCK PRICE APPRECIATION
                       UNDERLYING      GRANTED TO     EXERCISE                        FOR OPTION TERMS
                         OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION    ----------------------------
NAME                   GRANTED(#)    FISCAL YEAR(%)   SHARE($)       DATE         5%($)             10%($)
----                   -----------   --------------   ---------   ----------    ----------        ----------
Robert A. Frist,
  Jr.................    83,250            6.0           4.06       9/2/07        138,077           161,571
Michael Pote.........    83,250            6.0           4.06       9/2/07        138,077           161,571

                             YEAR-END OPTION VALUES

     The following table sets forth information about the number and year-end value of exercisable and unexercisable options held by our executive officers named in the Summary Compensation Table for the year ended December 31, 1999.


                                                      NUMBER OF
                                                SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                               AT DECEMBER 31, 1999(#)          AT DECEMBER 31, 1999(1)
                                             ---------------------------   ---------------------------------
                   NAME                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE($)   UNEXERCISABLE($)
                   ----                      -----------   -------------   --------------   ----------------
Robert A. Frist, Jr........................    314,500        131,165           2,651,750          732,010
Michael Pote...............................     27,657        107,208             191,630          571,430


---------------


(1) Based on an assumed initial public offering price of $9.00 per share, minus the exercise price, multiplied by the number of shares underlying the option.


     416,250 options were exercised during 1999 by our chief executive officer, and 3,170 options were exercised during 1999 by our president.

STOCK PLANS

     1994 Stock Option Plan. We adopted the 1994 Stock Option Plan in April 1994. The purpose of the plan is to attract, retain and reward our directors, officers, key employees and consultants by offering performance-based equity interests in our company. The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. Our board of directors and shareholders authorized a total of 4,000,000 shares of common stock for issuance under this plan. Upon completion of this offering, no further awards of stock options will be granted under the 1994 plan.


     As of December 31, 1999, we had options under this plan for the purchase of 2,470,229 shares of common stock outstanding to employees, consultants, directors and other persons having a business relationship with us. In January 2000, options to purchase 432,245 shares of common stock at prices ranging from $6.49 to $8.65 per share were granted. In February 2000, we granted options to purchase 350,575 shares of our common stock at an exercise price of $10.00 per share. In March and April 2000, we granted options to purchase an aggregate of 335,085 shares of our common stock at an exercise price of $11.89 per share.


     2000 Stock Incentive Plan. The 2000 Stock Incentive Plan was adopted by our board of directors in February 2000, and approved by our shareholders in March 2000. The purpose of the plan is to attract, retain and reward key employees, consultants and non-employee directors. This plan allows flexibility in the award of stock-based incentive compensation to these people. The plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other stock-based awards.

     The plan authorizes the issuance of up to 5,000,000 shares of common stock. However, no individual may receive options to purchase more than 200,000 shares of common stock in any fiscal year. Whenever a share of common stock underlying a stock option is no longer subject to that option, that share of common stock shall again be available for distribution under the plan.

     This plan will be administered by the compensation committee of the board of directors. The compensation committee will have the authority to:

     - select the individuals who may receive the grant for the options;

     - determine the number of shares to be covered by each option or other awards to be granted; and

     - determine the terms and conditions of the option, including the exercise price, vesting schedule and any restrictions or limitations on the options.

     Grants under the plan may consist of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options that are not intended to so qualify, stock appreciation rights, restricted stock or other stock-based awards. Grants can be made to any key employee, consultant and non-employee director. Incentive stock options may only be granted to our employees.

     The option price for each share of common stock underlying an incentive stock option shall be at least 100% of the fair market value of the stock at the date of grant. The option price for non-qualified stock options shall be at least 50% of the fair market value of the underlying stock at the date of grant. No incentive stock option shall be exercisable after 10 years from the date of grant. Options are not transferrable except to members of the optionee's immediate family or by will or the laws of descent and distribution.

     If an optionee's employment terminates because of death, any option held by the optionee may be exercised to the extent the option was exercisable at the time of death. This exercise must occur within one year from the date of death or until the term of the option expires, whichever is shorter. If an optionee's employment is terminated because of disability, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the disability, unless accelerated by the committee. This exercise must occur within three years from the date of the disability or until the term of the option expires for non-qualified options and one year from the date of disability or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee's employment terminates because of retirement, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the retirement, unless accelerated by the committee. This exercise must occur within three years from the date of the retirement or until the term of the option expires for non-qualified options and three months from the date of the retirement or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee voluntarily terminates employment, the option shall thereupon terminate; however, the board of directors may extend the exercise period for three months or until the term of the option expires, whichever is shorter.

     Stock appreciation rights can be granted in connection with all or part of any stock option granted. They will terminate and no longer be exercisable when the related stock option terminates. They are only exercisable at the time and to the extent that the stock options to which they relate are exercisable. Shares of restricted stock can be issued alone, in addition to or with other awards granted under the plan. The committee can place limitations on the sale or transfer of the restricted stock. Other stock-based awards can be granted by the committee in its discretion. For a description of awards to non-employee directors, please see "Management -- Director Compensation."

     The compensation committee can adjust the number of shares reserved for issuance under the plan if there is a merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure. If there is a change in control, any awarded option shall become fully exercisable and vested. This change of control can occur if any person or entity acquires more than 50% of the voting power of our capital stock or if our existing shareholders hold less than fifty percent of our outstanding securities after a cash tender or exchange offer, merger or other business combination, sale of assets or contested election of directors.

     Employee Stock Purchase Plan. Our Employee Stock Purchase Plan was adopted by our board of directors in February 2000, and approved by our shareholders in March 2000. A total of 1,000,000 shares of common stock has been reserved for issuance under the purchase plan. As of the date of this prospectus, no shares have been issued under the purchase plan.

     The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive offer periods that are generally twelve months in duration. The offer periods start and end on April 1st and March 31st of each year, except for the first offer period, which will commence on the date immediately preceding the first date on which a share of common stock is quoted on the Nasdaq National Market or a successor quotation system and will end on March 31, 2001.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week. However, no employees may be granted a right to purchase shares of our common stock under the purchase plan (1) to the extent that, immediately after the grant of the right to purchase shares of our common stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or (2) to the extent that his or her rights to purchase shares of our common stock under all of our employee stock purchase plans accrues at a rate which exceed $25,000 worth of shares of our common stock for each calendar year. The purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation. Base compensation is defined as the participant's gross base compensation, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The maximum number of shares a participant may purchase with respect to a single offer period is 2,500 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offer period. The price of stock purchased under the purchase plan is 85% of the lesser of the fair market value of our common stock on (1) the first day of the offer period or (2) the last day of the offer period. Participants may end their participation at any time other than during the last 15 days of the offer period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights to purchase stock granted under the purchase plan are not transferable by a participant other than by will, the law of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, in the event of a merger of us with or into another corporation or a sale of substantially all of our assets, each outstanding right to purchase shares of our common stock may be assumed or substituted for by the successor corporation.

     Our board of directors has the authority to amend or terminate the purchase plan. However, no such action by our board may adversely affect any outstanding rights to purchase stock under the purchase plan, except that our board may terminate an offer period on any exercise date if the board of directors determines that the termination of the purchase plan is in our best interests and our shareholders' best interests.

EMPLOYMENT AGREEMENT WITH ROBERT A. FRIST, JR.

     Under an employment agreement dated April 21, 1999, Robert A. Frist, Jr. is employed as our chief executive officer for a two-year period at an initial base salary of $85,000. He is also entitled to participate in our 1994 Stock Option Plan and our 2000 Stock Incentive Plan. Under this employment agreement, Mr. Frist has agreed not to compete with us and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions.

     Mr. Frist is entitled to severance benefits if he is terminated by us without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the agreement. If termination occurs during the initial two year term of the agreement, the severance benefit shall be the sum of $290,000, less the cumulative amount of base salary actually paid to Mr. Frist during the two year period through the effective date of termination, and $145,000. If termination occurs during any extended one year term of the agreement, the severance benefit shall be the sum of $145,000, less the cumulative amount of base salary actually paid to Mr. Frist during the one year period through the effective date of termination, and $145,000. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately.

                TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS
                    AND MORE THAN FIVE PERCENT SHAREHOLDERS

     In April 1999, we issued 428,239 shares of our common stock upon the conversion of $1.0 million of debt at $2.34 per share to Robert A. Frist, Jr., our chief executive officer and chairman.

     In July and August 1999, we issued an aggregate of 416,250 shares of our common stock upon the exercise of options at $0.54 a share to Robert A. Frist, Jr., our chief executive officer and chairman.

     In December 1999, we issued 3,170 shares of our common stock upon the exercise of options at $0.61 per share to Jeffrey L. McLaren, our president, chief product officer and one of our directors. Also, in February 2000, we issued 148,714 shares of our common stock upon the exercise of options at $0.61 per share to Mr. McLaren.

     On November 16, 1998 and February 11, 1999, we issued shares of our series A convertible preferred stock in private placements at $10.00 per share to the following shareholders:

     - 25,000 shares to Carol Frist, mother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 25,000 shares to Dr. Robert Frist, father of Robert A. Frist, Jr., our chief executive officer and chairman; and

     - 5,000 shares to James and Cassandra Daniell. James Daniell is one of our directors.

     In 1999, we issued shares of our series B convertible preferred stock in private placement transactions at $10.00 per share to the following shareholders:

     - 20,000 shares to Scott and Carol Len Portis. Scott Portis is our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman, and Carol Len Portis is the sister of Robert Frist, Jr., our chief executive officer and chairman;

     - 150,000 shares to Martin Investment Partnership III, one of our more than five percent shareholders. Charles N. Martin, Jr., its Managing Partner, is one of our directors;

     - 50,000 shares to Robert A. Frist, Jr., our chief executive officer and chairman upon conversion of $500,000 worth of debt;

     - 15,000 shares to John H. Dayani, Sr., Ph.D., one of our directors;

     - 10,000 shares to The Seven Partnership. Thompson S. Dent, one of its partners, is one of our directors;

     - 20,000 shares to James Frist, brother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 100,000 shares to GE Capital Equity Investments, Inc., one of our more than five percent shareholders;

     - 5,000 shares to Dr. Scott Portis, father of Scott Portis, our vice president of technology; and

     - 175,477 shares to Morgan Stanley Venture Partners III, L.P., 16,848 shares to Morgan Stanley Venture Investors III, L.P. and 7,676 shares to The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., each of which are affiliates of Morgan Stanley, one of our more than five percent shareholders.

     In 1999, we issued shares of our series B convertible preferred stock upon the exercise of warrants at $10.00 per share to the following shareholders:

     - 30,000 shares to Martin Investment Partnership III, one of our more than five percent shareholders. Charles N. Martin, Jr., its Managing Partner, is one of our directors;

     - 5,000 shares to Carol Frist, mother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 5,000 shares to Frist Family Internet Partners, an entity managed by Dr. Robert Frist, father of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 4,000 shares to Scott and Carol Len Portis. Scott Portis is our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman, and Carol Len Portis is the sister of Robert Frist, Jr., our chief executive officer and chairman;

     - 4,000 shares to James Frist, brother of Robert A. Frist, Jr., or chief executive officer and chairman;

     - 10,000 shares to Robert A. Frist, Jr., our chief executive officer and chairman;

     - 3,000 shares to John H. Dayani, Sr, Ph.D., one of our directors;

     - 2,000 shares to The Seven Partnership. Thompson S. Dent, one of its partners, is one of our directors;

     - 1,000 shares to Dr. Scott Portis, father of Scott Portis, our vice president of technology;

     - 1,000 shares to James and Cassandra Daniell. James Daniell is one of our directors; and

     - 35,095 shares to Morgan Stanley Venture Partners III, L.P., 3,370 shares to Morgan Stanley Venture Investors III, L.P. and 1,535 shares to The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., each of which are affiliates of Morgan Stanley, one of our more than five percent shareholders.

     On August 18, 1999, we issued 300,000 shares of our series C convertible preferred stock at $10.00 per share to HealthStream Partners, one of our more than five percent shareholders.

     On September 15, 1999, we issued the following number of shares of our series C convertible preferred stock at $10.00 per share to the following shareholders:

     - 3,000 shares to Jeffrey L. and Carrie McLaren. Jeffrey L. McLaren is our president, chief product officer and one of our directors;

     - 4,520 shares to James Frist, brother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 4,519 shares to Scott and Carol Len Portis. Scott Portis is our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman, and Carol Len Portis is the sister of Robert Frist, Jr., our chief executive officer and chairman;

     - 33,891 shares to Martin Investment Partnership III, one of our more than five percent shareholders. Charles N. Martin, Jr., its Managing Partner, is one of our directors;

     - 11,297 shares to Robert A. Frist, Jr., our chief executive officer and chairman;

     - 3,389 shares to John H. Dayani, Sr., Ph.D., one of our directors;

     - 1,130 shares to Dr. Scott Portis, father of Scott Portis, our vice president of technology;

     - 39,647 shares to Morgan Stanley Venture Partners III, L.P., 3,807 shares to Morgan Stanley Venture Investors III, L.P. and 1,734 shares to The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., each of which are affiliates of Morgan Stanley, one of our more than five percent shareholders;

     - 7,000 shares to Dan McLaren, father of Jeffrey L. McLaren, our president, chief product officer and one of our directors;

     - 5,648 shares to Carol Frist, mother of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 1,130 shares to James and Cassandra Daniell. James Daniell is one of our directors;

     - 2,500 shares to Robert Merriman, father-in-law of Robert A. Frist, Jr., our chief executive officer and chairman;

     - 5,648 shares to Frist Family Internet Partners, an entity managed by Dr. Robert Frist, father of Robert A. Frist, Jr., our chief executive officer and chairman; and

     - 24,648 shares to Borneo Partners, of which Michael Pote, our senior vice president, is administrator.

     Each share of series A and series B preferred stock will be converted into
4.28238 shares of common stock upon consummation of this offering. Each share of series C preferred stock will be converted into 2.46013 shares of common stock upon consummation of this offering.

     In 1998, 1999 and 2000, we granted the following number of options to purchase shares of our common stock at $2.30, $2.34, $4.06, $6.49 and $10.00 per share, respectively, to the following directors, executive officers and shareholders who beneficially own five percent or more of our stock:

     - 47,915, 0, 83,250, 0 and 0 to Robert A. Frist, Jr., our chief executive officer and chairman;

     - 47,915, 0, 83,250, 0 and 0 to Jeffrey L. McLaren, our president, chief product officer and one of our directors;

     - 0, 0, 0, 129,500 and 0 to Arthur E. Newman, our senior vice president and chief financial officer;

     - 47,915, 0, 83,250, 0 and 0 to Michael Pote, our senior vice president;

     - 47,915, 0, 74,000, 0 and 0 to Scott M. Portis, our vice president of technology and brother-in-law of Robert Frist, Jr., our chief executive officer and chairman;

     - 23,957, 11,978, 74,000, 0 and 0 to Robert H. Laird, Jr., our vice president, general counsel and secretary;

     - 23,957, 11,978, 74,000, 0 and 0 to Stephen Clemens, our vice president of interactive development;

     - 0, 0, 0, 26,825, and 46,250 to Susan A. Brownie, our vice president of finance and corporate controller;

     - 11,978, 0, 7,400, 0 and 0 to John Dayani, Jr., one of our employees and son of one of our directors;

     - 3,700, 0, 14,800, 0 and 0 to Thompson S. Dent, one of our directors;

     - 3,700, 2,775, 14,800, 0 and 0 to James F. Daniell, M.D., one of our directors;

     - 3,700, 0, 14,800, 0 and 0 to John H. Dayani, Sr., Ph.D., one of our directors;

     - 3,700, 0, 14,800, 0 and 0 to William Stead, M.D., one of our directors;

     - 0, 0, 14,800, 0 and 0 to M. Fazle Husain, one of our directors; and

     - 0, 0, 14,800, 0 and 0 to Charles N. Martin, Jr., one of our directors.

     On April 21, 1999 we executed a promissory note in the principal amount of $1,543,000 payable to Robert A. Frist, Jr., our chief executive officer and chairman of the board of directors. Interest is charged at the lesser of a designated brokerage account rate or 10.5%. On August 23, 1999, the principal amount of the note was reduced to $1,293,000 to reflect the conversion of $250,000 of the debt into series B preferred stock. This note is payable in full or can be converted into 129,300 shares of our series B preferred stock, at Mr. Frist's option, upon consummation of this offering. This note replaces and supersedes notes dated January 18, 1994, February 23, 1994, March 30, 1994, July 11, 1997, December 31, 1997 and April 21, 1999. We also have an unsecured long-term promissory note payable to Mr. Frist. The balance of this note was $12,892 at December 31, 1999. The note requires monthly installments of principal and interest of $2,224 through May 23, 2000. The note accrues interest at 12% per annum.

     We had a partially secured $60,000 demand note payable to Scott M. Portis, our vice president of technology at December 31, 1998. The note accrued interest at 12% and was payable monthly. On August 23, 1999, the note was converted into 6,000 shares of our series B preferred stock. Interest expense on the loans to Robert A. Frist, Jr. and Scott M. Portis for the years ended December 31, 1997, 1998 and 1999 totaled $182,708, $328,412 and $193,059, respectively.

     On June 14, 1999, we granted a warrant to purchase 245,032 shares of our common stock to GE Medical Systems, an affiliate of one of our more than five percent shareholders.

     We believe that all of these transactions were made on terms as favorable to us as we would have received from unaffiliated third parties. Any future transactions between us and our officers, directors and principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and non-interested directors.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our common stock as of April 5, 2000 and as adjusted to reflect the sale of the shares of common stock offered in this offering and the concurrent private sale to Healtheon/WebMD by: (1) each shareholder who owns beneficially more than five percent of our common stock, (2) each of our executive officers and directors and (3) all of our executive officers and directors as a group. The address of all the beneficial owners, unless otherwise stated, is 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.



     The ownership percentage in the table below is based on 13,371,921 shares outstanding on April 5, 2000, on an as if converted basis, and 19,483,032 shares outstanding after this offering and the concurrent private sale to Healtheon/WebMD. Shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days after April 5, 2000 are deemed outstanding in computing the percentage ownership of the person holding the options but not for purposes of computing percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.


     The percentage of shares outstanding assumes the underwriters' over-allotment option is not exercised.


                                                                   NUMBER OF SHARES         PERCENTAGE OF
                                                                 BENEFICIALLY OWNED AS         SHARES
                                                  NUMBER OF       A RESULT OF OPTIONS        OUTSTANDING
                                                    SHARES       EXERCISABLE WITHIN 60   -------------------
                                                 BENEFICIALLY     DAYS OF THE DATE OF     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                            OWNED           THIS PROSPECTUS      OFFERING   OFFERING
------------------------                         ------------    ---------------------   --------   --------
Robert A. Frist, Jr............................   5,075,349(1)          314,500            38.0%      26.1%
Entities Associated with Morgan Stanley........   1,138,943(2)               --             8.5        5.8
  1221 Avenue of the Americas
  New York, New York 10020
Martin Investment Partnership III(3)...........     854,204                  --             6.4        4.4
  20 Burton Hills Boulevard
  Suite 100
  Nashville, Tennessee 37215
HealthStream Partners(4).......................     738,039                  --             5.5        3.8
  900-A, 3319 West End Avenue
  Nashville, Tennessee 37203
GE Capital Equity Investments, Inc.............     673,270(5)          245,032             5.0        3.5
  120 Long Ridge Rd.
  Stamford, CT 06927
Jeffrey L. McLaren.............................     367,776(6)               --             2.8        1.9
Arthur E. Newman...............................          --                  --              --         --
Michael Pote...................................      88,294(7)               --               *          *
Scott Portis...................................     489,321(8)          105,242             3.7        2.5
Stephen Clemens................................      11,978               5,711               *          *
Robert H. Laird, Jr............................      23,957              11,979               *          *
Susan A. Brownie...............................          --                  --              --         --
Charles N. Martin, Jr..........................     869,004(9)           14,800             6.5        4.5
Thompson S. Dent...............................      73,589(10)          22,200               *          *
M. Fazle Husain................................   1,153,743(11)          14,800             8.6        5.9
John H. Dayani, Sr., Ph.D......................     103,920              18,500               *          *
James F. Daniell, M.D..........................      53,448              24,975               *          *
William Stead, M.D.............................      18,500              14,800               *          *
All executive officers and directors as a group
  (14 persons).................................   8,328,879             547,507            62.3       42.7


---------------

 *  Less than one percent

 (1) 142,366 of these shares are held by Carol Frist, mother of Robert A. Frist, Jr., 107,059 of these shares are held by Dr. Robert Frist, father of Robert
     A. Frist, Jr. and 35,307 of these shares are held by a family partnership known as Frist Family Internet Partners.
 (2) 999,286 of these shares are held by Morgan Stanley Venture Partners III, L.P., 95,946 are held by MS Venture Investors III, L.P. and 43,709 of these shares are held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.
 (3) The voting and investment power with respect to shares owned by Martin Investment Partnership III is exercised by Charles N. Martin, Jr.
 (4) The voting and investment power with respect to shares owned by HealthStream Partners is exercised by Thomas Frist III.
 (5) Beneficial ownership of 336,635 of these shares is shared with its parent, GE Capital Corporation, and GE Medical Systems, a unit of the General Electric Company. Beneficial ownership of 61,258 of these shares is shared with GE Medical Systems under a warrant agreement dated June 29, 1999.
 (6) 17,221 of these shares are held by Dan McLaren, father of Jeffrey McLaren.
 (7) 60,637 of these shares are owned by Borneo Partners, of which Mr. Pote is administrator. Mr. Pote disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares.
 (8) 28,473 of these shares are held by Dr. Scott Portis, father of Scott
     Portis.
 (9) 854,204 of these shares are owned by Martin Investment Partnership III, of which Mr. Martin is managing partner. Mr. Martin disclaims beneficial ownership of 464,118 of these shares except to the extent of his pecuniary interest in those shares.
(10) 51,389 of these shares are held by The Seven Partnership of which Mr. Dent is one of the partners. Mr. Dent disclaims beneficial ownership of 25,695 of these shares except to the extent of his pecuniary interest in those shares.
(11) 1,138,943 of these shares are owned by entities associated with Morgan Stanley of which Mr. Husain is a general partner. Mr. Husain disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares.

                          DESCRIPTION OF CAPITAL STOCK


     The following description of our capital stock and provisions of our charter and bylaws are only summaries and are qualified by reference to our charter and bylaws filed as exhibits to the registration statement of which this prospectus is a part. As of April 5, 2000 our authorized capital stock consisted of 75,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of April 5, 2000, there were 5,687,057 shares of common stock outstanding held of record by 43 shareholders, 76,000 shares of series A preferred stock outstanding held of record by five shareholders, 1,228,801 shares of series B preferred stock outstanding held of record by 32 shareholders and 627,406 shares of series C preferred stock outstanding held of record by 39 shareholders. All of the shares of preferred stock outstanding prior to this offering will automatically convert into shares of common stock upon consummation of this offering.


COMMON STOCK

     Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

PREFERRED STOCK


     Our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 10,000,000 shares of preferred stock, as of April 5, 2000. Prior to consummation of this offering, there were 76,000 shares of series A preferred stock, 1,228,801 shares of series B preferred stock and 627,406 shares of series C preferred stock outstanding. All of these shares will be converted into shares of common stock upon consummation of this offering. Currently, we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuances of preferred stock could make it harder for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.


REGISTRATION RIGHTS


     After the consummation of the offering and the concurrent private sale of an estimated 1,111,111 shares of our common stock to Healtheon/WebMD, the holders of 7,684,864 shares of common stock issuable upon conversion of the preferred stock, 2,672,632 shares of our common stock issuable upon the exercise of warrants and an estimated 1,111,111 shares of our common stock issued in the concurrent private sale to Healtheon/WebMD will have registration rights with respect to those securities. These rights are described in an investors rights agreement between us and the holders of those securities. The agreement provides, in some instances, for registration rights upon the demand of the holders of at least 30% of the shares of common stock then outstanding that were issuable upon the conversion of the preferred stock. In addition, pursuant to that agreement, subject to certain limitations, the holders have rights, referred to as piggyback registration rights, to require us to include their securities in future registration statements we file under the Securities Act of 1933. The holders of those securities also are entitled, subject to some limitations, to require us to register their securities on a registration statement on Form S-3 once we are eligible to use a registration statement on Form S-3 in connection with registrations. However, holders of these shares will be restricted from exercising these rights until 180 days after the date of this prospectus. Registration of shares of common stock by the exercise of these demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act of 1933 would result in these shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. See "Risk Factors -- Approximately 13,371,921, or 68.6%, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly" and "Shares Eligible for Future Sale."


CLASSIFIED BOARD OF DIRECTORS

     Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This provision, along with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and gaining control of the board of directors by filling vacancies created by the removal with its own nominees.

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

     Our charter states that shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders. The charter also provides that special meetings of shareholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Our bylaws provide that shareholders who want to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice in writing. To be timely, a shareholders's notice must be delivered to or mailed and received at our principal executive offices at least 120 days before the first anniversary of the date the previous year's annual meeting notice was provided. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, notice by the shareholder, to be timely, must be received by:

     - at least 60 days but no more than 90 days prior to the annual meeting of shareholders or

     - the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs.

Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may keep shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

TENNESSEE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     Provisions in our charter, bylaws and Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

     The Tennessee Business Combination Act provides that a party owning 10% or more of the stock in a "resident domestic corporation" is an "interested shareholder." An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

     - takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation; and

     - either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Combination Act.

     These provisions apply unless one of two events occurs:

     - a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or

     - the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Combination Act. This charter or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

     An interested shareholder, for purposes of the Combination Act, is any person who is an affiliate or associate of the corporation, or the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of the corporation.

     The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or we make an offer of at least equal value per share to all holders of shares of that class.

     The effect of the above may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for your shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, a director will not be liable to us or our shareholders for monetary damages resulting from a breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for breach of the director's duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends that are prohibited by the TBCA. This provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Our bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements to indemnify our directors in addition to the indemnification provided in our charter and bylaws. These agreements, among other things, indemnify our directors for some expenses, including attorneys' fees and associated legal expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any action, suit or proceeding arising out of the person's services as our director. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is SunTrust Bank, Atlanta. Its address is P.O. Box 4625, Atlanta, Georgia 30302, and its telephone number at this location is (404) 588-7622.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.


     Upon consummation of this offering and the concurrent private sale, 19,483,032 shares of our common stock will be outstanding, assuming that the underwriters do not exercise their over-allotment option. Of these shares, all of the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. An estimated 1,111,111 shares of common stock to be purchased by Healtheon/WebMD in a private sale to occur concurrently with this offering are subject to contractual restrictions as described below under "Lock-Up Agreements." The remaining shares of common stock held by existing shareholders and the estimated 1,111,111 shares to be purchased by Healtheon/WebMD in a concurrent private sale are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares of common stock are aggregated, including persons who may be deemed our affiliates, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 195,000 shares immediately after this offering and the concurrent private sale of an estimated 1,111,111 shares of our common stock to Healtheon/WebMD; or


     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants, directors or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with certain restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

     All of our executive officers, directors and more than one percent shareholders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of FleetBoston Robertson Stephens Inc.

     J.C. Bradford & Co., one of the underwriters in this offering, will sign a lock-up agreement under which it agrees not to transfer or dispose of, directly or indirectly, any of the 64,236 shares of our common stock received as compensation for its acting as an investment advisor in connection with the issuance of our series B preferred stock in April, May and August 1999 for 90 days from the date of this prospectus.

     Healtheon/WebMD will sign a lock-up agreement with us under which it agrees not to transfer or dispose of, directly or indirectly, one-half of the shares of our common stock purchased by it in the concurrent private sale for one year from the date of this prospectus and the other one-half of the shares for two years from the date of this prospectus.

REGISTRATION RIGHTS


     Upon completion of this offering and the concurrent private sale, the holders of 7,684,864 shares of our common stock issuable upon conversion of our preferred stock, 2,672,632 shares of our common stock issuable upon the exercise of warrants and an estimated 1,111,111 shares issued to Healtheon/WebMD in the concurrent private sale will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights" for a description of these registration rights. After the registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.


STOCK OPTIONS


     Immediately after this offering we plan to file a registration statement under the Securities Act covering up to 9,000,000 shares of common stock reserved for issuance under our stock option plans and 1,000,000 shares reserved for issuance under our employee stock purchase plan. As of April 5, 2000, options to purchase 3,178,622 shares of common stock were issued and outstanding. When the lock-up agreements described above expire, at least 818,591 shares of common stock will be subject to vested options (based on options outstanding as of April 5, 2000). This registration statement is expected to be filed and become effective as soon as practicable after the effective date of the registration statement for this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. Holder. For the purpose of this discussion, a non-U.S. Holder is any holder that for U.S. federal income tax purposes is not a U.S. person. For purposes of this discussion, the term U.S. person means:

     - a citizen or resident of the U.S.;

     - a corporation or other entity taxable as a corporation and created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

     - an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. Holder's particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. Holder should consult a tax advisor regarding the specific U.S. federal, state, local and non-U.S. income and other tax consequences to the non-U.S. Holder as a result of their individual circumstances related to acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     We have never paid dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. In the event, however, that we do pay dividends on our common stock, any dividend paid to a non-U.S Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a non-U.S. Holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. Holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

     In addition to the graduated tax described above, dividends received by a corporate non-U.S. Holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A non-U.S. Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

     - the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder, which gain, in the case of a corporate non-U.S. Holder, must also be taken into account for branch profits tax purposes;

     - the non-U.S. Holder is an individual who holds his or her common stock as a capital asset, generally, an asset held for investment purposes, and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We have determined that we are not and do not believe that we will become a "United States real property holding corporation" for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the non-U.S. Holder fails to establish that is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding generally will not apply to dividends paid to non-U.S. Holders at an address outside the U.S. on or prior to December 31, 2000 unless the payer has knowledge that the payee is a U.S. person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to non-U.S. Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-U.S. Holder satisfies various certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-U.S. Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

     - a U.S. person;

     - a "controlled foreign corporation" for U.S. federal income tax purposes;
       or

     - a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-U.S. Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock. Those final Treasury Regulations generally are effective for payments made after December 31, 2000.

     Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may obtained, provided that the required information is furnished to the IRS.

[U.S.]

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., CIBC World Markets Corp., J.C. Bradford & Co. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
FleetBoston Robertson Stephens Inc..........................
CIBC World Markets Corp.....................................
J.C. Bradford & Co..........................................
E*OFFERING Corp.............................................
                                                              ---------
               Total........................................  5,000,000
                                                              =========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession not in excess of $          per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of the proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this document, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. Among the factors considered in those negotiations will be prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 750,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated, by the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the compensation to be paid by us:

                                                                                     TOTAL
                                                                        -------------------------------
                                                                           WITHOUT            WITH
                                                            PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            ---------   --------------   --------------
Underwriting discounts and commissions paid by us.........    $             $                $
Expenses payable by us....................................    $             $                $

INDEMNITY

     The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

     Each of our executive officers, directors and our more than one-percent shareholders will agree, for 180 days after the date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired after the date of this prospectus directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. These lock-up agreements will also cover any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned by those holders. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we will agree that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to some exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

LISTING

     Our common stock has been approved for listing on the Nasdaq National Market under the symbol "HSTM."

STABILIZATION

     The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING Corp. and E*TRADE Securities Inc. will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format, from which you can link to a "Meet the Management" Presentation through an embedded hyperlink, (click here for "Meet the Management" Presentation), is being made available on the Web site maintained by E*OFFERING Corp., www.eoffering.com. The "Meet the Management" presentation, including the accompanying slides included in the appendix, is part of this prospectus.


     Healtheon/WebMD has agreed to purchase directly from us an estimated 1,111,111 shares of our common stock in a separate private sale that will close concurrently with this offering. The price of these shares will be equal to the initial public offering price per share in this offering.


     We have requested that the underwriters reserve up to 250,000 shares of common stock to be offered at the initial public offering price to our employees, friends and family of employees and others. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     J.C. Bradford & Co., one of the underwriters, acted as our financial advisor in connection with the issuance of our series B preferred stock in April, May and August 1999. J.C. Bradford & Co. received customary fees and expenses in connection with these private placements paid in the form of our series B preferred stock. The shares of common stock into which these shares of series B preferred stock are convertible will be subject to a lock-up agreement for 90 days from the date of this prospectus, pursuant to which such securities may not be sold, transferred, assigned, pledged or hypothecated. Including the shares received by J.C. Bradford & Co. as payment for its acting as our financial advisor, J.C. Bradford & Co. and affiliates of J.C. Bradford & Co. collectively own shares of our preferred stock representing 578,010 shares of our common stock on an as converted basis. J.C. Bradford & Co. and certain of the other underwriters may act as an underwriter, placement agent or financial advisor in our future financing activities.

     An aggregate of 46,777 shares of our preferred stock held by affiliates of J.C. Bradford & Co. have been deemed to constitute underwriters compensation pursuant to Corporate Financing Rule 2710 of the National Association of Securities Dealers, Inc. Of the shares of common stock into which these shares of preferred stock are convertible, 126,053 shares will be subject to a lock-up agreement for one year from the date of this prospectus, 8,385 shares will be subject to a lock-up agreement for five years from the date of this prospectus and 39,348 shares will be subject to a lock-up agreement for six years from the date of this prospectus. Each of these lockup agreements shall prohibit the party subject to such agreement from selling, transferring, assigning, pledging or hypothecating the securities subject to the agreement for the respective time periods referenced above.

     Neither members of the NASD that are acting as underwriters in connection with this offering, nor associated or affiliated persons of such NASD members, will receive 10% or more of the net proceeds of this offering in the aggregate.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Members of Bass, Berry & Sims PLC beneficially own 56,946 shares of our common stock. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited (1) our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, and (2) the financial statements of SilverPlatter Education, Inc. at December 31, 1997 and 1998, and for each of the two years in the period ended December 31, 1998, as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     Lane, Gorman Trubitt L.L.P., independent auditors, have audited the financial statements of MultiMedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Lane, Gorman Trubitt L.L.P.'s report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 that registers the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits. For more information about us and the common stock being offered, you should review the registration statement and the related exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, you should review the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the related exhibits may be inspected without charge and copied upon payment of prescribed fees at the following location of the Securities and Exchange
Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You may also obtain copies of all or any part of the registration statement from that office at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     We plan to provide our shareholders with written annual reports containing audited financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF
  HEALTHSTREAM, INC.
Unaudited Pro Forma Condensed Balance Sheet as of December
  31, 1999..................................................   F-3
Notes to Unaudited Pro Forma Condensed Balance Sheet........   F-4
Unaudited Pro Forma Condensed Statement of Operations for
  the Year ended December 31, 1999..........................   F-7
Notes to Unaudited Pro Forma Condensed Statement of
  Operations................................................   F-8

AUDITED FINANCIAL STATEMENTS OF HEALTHSTREAM, INC.
Years ended December 31, 1997, 1998 and 1999
Report of Independent Auditors..............................  F-11
Balance Sheets..............................................  F-12
Statements of Operations....................................  F-13
Statements of Shareholders' Equity (Deficit)................  F-14
Statements of Cash Flows....................................  F-15
Notes to Financial Statements...............................  F-16

AUDITED FINANCIAL STATEMENTS OF SILVERPLATTER EDUCATION,
  INC.
Years ended December 31, 1997 and 1998 and the Six Months
  ended June 30, 1999 (unaudited)
Report of Independent Auditors..............................  F-29
Balance Sheets..............................................  F-30
Statements of Operations....................................  F-31
Statements of Stockholders' Deficit.........................  F-32
Statements of Cash Flows....................................  F-33
Notes to Financial Statements...............................  F-34

AUDITED FINANCIAL STATEMENTS OF MULTIMEDIA MARKETING, INC.
  D/B/A M3 THE HEALTHCARE LEARNING COMPANY
Years ended December 31, 1997, 1998 and 1999
Report of Independent Certified Public Accountants..........  F-40
Balance Sheets..............................................  F-41
Statements of Operations....................................  F-42
Statements of Stockholders' Deficit.........................  F-43
Statements of Cash Flows....................................  F-44
Notes to Financial Statements...............................  F-45

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On July 23, 1999, we acquired substantially all assets and assumed certain liabilities of SilverPlatter Education, Inc. from SilverPlatter Information, Inc. for a combination of cash and shares of our common stock. On January 28, 2000, we acquired all of the assets and liabilities of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company for a combination of cash and shares of our common stock. On January 28, 2000, we acquired substantially all of the assets of EMInet, Inc. for a combination of cash and shares of our common stock. On January 11, 2000, we acquired substantially all of the assets and liabilities of Quick Study, Inc. for a combination of cash and shares of our common stock. On January 3, 2000, we acquired substantially all of the assets of KnowledgeReview, LLC for a combination of cash and shares of our common stock. The acquisitions were accounted for as purchases.


     The unaudited pro forma balance sheet gives effect to: (i) the acquisition of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company; (ii) the acquisition of EMInet, Inc.; (iii) the acquisition of Quick Study, Inc.; (iv) the acquisition of KnowledgeReview, LLC; (v) the conversion of series A, B and C preferred stock into our common stock; (vi) the conversion of $1,293,000 of notes payable-related party to series B preferred stock and conversion to our common stock; (vii) the issuance of our common stock in this offering and the sale of an estimated 1,111,111 shares of our common stock in a concurrent private sale to Healtheon/WebMD at an assumed initial offering price of $9.00 per share as described in "Use of Proceeds", net of offering costs of approximately $4.4 million, of which $295,000 have already been paid; and (viii) the repayment of $1,276,708 of debt in connection with the acquisition of m3 the Healthcare Learning Company and Quick Study as if the offering and each of the other transactions had been completed as of December 31, 1999.



     The unaudited pro forma condensed statements of operations give effect to:
(i) the acquisition of SilverPlatter Education, Inc.; (ii) the acquisition of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company; (ii) the acquisition of EMInet, Inc.; (iii) the acquisition of Quick Study, Inc.; (iv) the acquisition of KnowledgeReview, LLC; (v) the conversion of series A, B and C preferred stock into our common stock; (vi) the conversion of $1,293,000 of notes payable-related party to series B preferred stock and conversion to our common stock; and (vii) the issuance of our common stock in this offering and the sale of an estimated 1,111,111 shares of our common stock in a concurrent private sale at an assumed initial offering price of $9.00 per share as described in "Use of Proceeds," net of offering costs of approximately $4.4 million of which $295,000 have already been paid as if the offerings and each of the other transactions had been completed as of January 1, 1999.


     The pro forma condensed financial information presented herein does not purport to represent what our results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods presented or to project our results of operations in any future period. The pro forma results of operations do not take into account certain operational changes we instituted or will institute as a result of these acquisitions. The unaudited pro forma condensed financial statements should be read in conjunction with the audited financial statements, including the related notes thereto, that appear elsewhere in this prospectus.

                               HEALTHSTREAM, INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999


                                                                 ACQUISITION       PRE-OFFERING      OFFERING
                                                   ACQUIRED       PRO FORMA         PRO FORMA       PRO FORMA         PRO FORMA
                                  HEALTHSTREAM   COMPANIES(1)   ADJUSTMENTS(2)     CONSOLIDATED   ADJUSTMENTS(3)     CONSOLIDATED
                                  ------------   ------------   --------------     ------------   --------------     ------------
             ASSETS
Current assets:
 Cash, cash equivalents and
   short term investments.......  $13,632,144    $   429,600     $(1,609,000)      $12,452,744     $ 49,668,292      $62,121,036
 Accounts receivable, less
   allowance for doubtful
   accounts.....................      544,042        979,426              --         1,523,468               --        1,523,468
 Accounts
   receivable -- unbilled.......       18,877             --              --            18,877               --           18,877
 Investments....................       86,063             --              --            86,063               --           86,063
 Prepaid and other assets.......      263,517          4,424              --           267,941               --          267,941
                                  -----------    -----------     -----------       -----------     ------------      -----------
       Total current assets.....   14,544,643      1,413,450      (1,609,000)       14,349,093       49,668,292       64,017,385
Property and equipment, net.....    1,333,901        111,711              --         1,445,612               --        1,445,612
Intangible assets, net..........    1,134,673             --      13,714,210        14,848,883               --       14,848,883
Other assets....................      441,488         68,190              --           509,678         (295,000)         214,678
                                  -----------    -----------     -----------       -----------     ------------      -----------
       Total assets.............  $17,454,705    $ 1,593,351     $12,105,210       $31,153,266     $ 49,373,292      $80,526,558
                                  ===========    ===========     ===========       ===========     ============      ===========
 LIABILITIES AND SHAREHOLDERS'
        EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...............  $   443,455    $   212,775     $        --       $   656,230     $         --      $   656,230
 Accrued liabilities............      448,727        445,516              --           894,243               --          894,243
 Deferred revenue...............      791,424      1,635,990              --         2,427,414               --        2,427,414
 Current portion of notes
   payable......................           --         50,000              --            50,000          (50,000)              --
 Notes payable -- related
   party........................    1,293,000      2,247,652      (2,243,309)        1,297,343       (1,293,000)           4,343
 Current portion of long-term
   debt-related party...........       12,892         62,000              --            74,892          (62,000)          12,892
 Current portion of capital
   lease obligation.............       89,881         16,970              --           106,851               --          106,851
                                  -----------    -----------     -----------       -----------     ------------      -----------
       Total current
         liabilities............    3,079,379      4,670,903      (2,243,309)        5,506,973       (1,405,000)       4,101,973
Capital lease obligation, less
 current portion................      185,801         16,059              --           201,860               --          201,860
Long-term notes payable, less
 current portion................           --      1,164,708              --         1,164,708       (1,164,708)              --
Shareholders' equity (deficit):
 Common stock...................    4,008,991        348,760      10,090,200        14,099,191       20,465,060       85,214,251
                                                                    (348,760)                          (295,000)
                                                                                                     50,945,000
 Additional paid-in capital.....           --      1,959,985      (1,959,985)               --               --               --
 Preferred stock................   19,172,060             --              --        19,172,060      (20,465,060)              --
                                                                                                      1,293,000
 Accumulated other comprehensive
   loss.........................      (41,690)            --              --           (41,690)              --          (41,690)
 Accumulated deficit............   (8,949,836)    (6,567,064)      6,567,064        (8,949,836)              --       (8,949,836)
                                  -----------    -----------     -----------       -----------     ------------      -----------
Total shareholders' equity
 (deficit)......................   14,189,525     (4,258,319)     14,348,519        24,279,725       51,943,000       76,222,725
                                  -----------    -----------     -----------       -----------     ------------      -----------
                                  $17,454,705    $ 1,593,351     $12,105,210       $31,153,266     $ 49,373,292      $80,526,558
                                  ===========    ===========     ===========       ===========     ============      ===========


     See accompanying notes to unaudited pro forma condensed balance sheet.

                               HEALTHSTREAM, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(1) Reflects the acquisition of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company, EMInet, Inc., Quick Study, Inc. and KnowledgeReview LLC as if such acquisitions occurred on December 31, 1999 as summarized below:

                                                      M3 THE HEALTHCARE                  QUICK STUDY,   KNOWLEDGE      ACQUIRED
                                                      LEARNING COMPANY    EMINET, INC.       INC.       REVIEW LLC     COMPANIES
                                                      -----------------   ------------   ------------   ----------    -----------
                       ASSETS
Current assets:
 Cash, cash equivalents and short term
   investments......................................     $   404,298       $  16,708     $     8,594     $    --      $   429,600
 Accounts receivable, less allowance for doubtful
   accounts.........................................         911,765          38,576          28,635         450          979,426
 Accounts receivable - unbilled.....................              --              --              --          --               --
 Prepaid and other assets...........................           4,318              --             106          --            4,424
                                                         -----------       ---------     -----------     -------      -----------
       Total current assets.........................       1,320,381          55,284          37,335         450        1,413,450
Property and equipment, net.........................          45,544          46,141          20,026          --          111,711
Intangible assets...................................              --              --              --          --               --
Other assets........................................          62,786              --           5,404          --           68,190
                                                         -----------       ---------     -----------     -------      -----------
       Total assets.................................     $ 1,428,711       $ 101,425     $    62,765     $   450      $ 1,593,351
                                                         ===========       =========     ===========     =======      ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...................................     $    60,162       $  95,998     $    56,615     $    --      $   212,775
 Accrued liabilities................................         273,222         163,670           8,624          --          445,516
 Deferred revenue...................................       1,276,505         353,875           5,610          --        1,635,990
 Current portion of notes payable...................              --              --          50,000          --           50,000
 Notes payable - related party......................              --          64,503       2,178,806       4,343        2,247,652
 Current portion of long-term debt - related
   party............................................              --              --          62,000          --           62,000
 Current portion of capital lease obligation........              --          16,970              --          --           16,970
                                                         -----------       ---------     -----------     -------      -----------
       Total current liabilities....................       1,609,889         695,016       2,361,655       4,343        4,670,903
Capital lease obligation, less current portion......              --          16,059              --          --           16,059
Long-term notes payable, less current portion.......       1,164,708              --              --          --        1,164,708
Shareholders' equity (deficit):
 Common Stock.......................................          52,637         222,223          73,900          --          348,760
 Additional paid-in capital.........................       1,959,985              --              --          --        1,959,985
 Preferred stock....................................              --              --              --          --               --
 Accumulated deficit................................      (3,358,508)       (831,873)     (2,372,790)     (3,893)      (6,567,064)
                                                         -----------       ---------     -----------     -------      -----------
       Total shareholders' equity (deficit).........      (1,345,886)       (609,650)     (2,298,890)     (3,893)      (4,258,319)
                                                         -----------       ---------     -----------     -------      -----------
                                                         $ 1,428,711       $ 101,425     $    62,765     $   450      $ 1,593,351
                                                         ===========       =========     ===========     =======      ===========

                               HEALTHSTREAM, INC.

(2) Reflects the adjustments to effect the acquisitions of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company, EMInet, Inc., Quick Study, Inc. and KnowledgeReview LLC as if such acquisitions occurred on December 31, 1999 as summarized below:

                                                                                                       KNOWLEDGE      ACQUISITION
                                               M3 THE HEALTHCARE                      QUICK STUDY,      REVIEW         PRO FORMA
                                              LEARNING COMPANY(A)   EMINET, INC.(B)      INC(C)         LLC(D)        ADJUSTMENTS
                                              -------------------   ---------------   ------------   -------------    -----------
                   ASSETS
Current assets:
 Cash, cash equivalents and short term
   investments..............................      $  (600,000)        $  (640,000)    $   (59,000)     $(310,000)     $(1,609,000)
 Accounts receivable, less allowance for
   doubtful accounts........................               --                  --              --             --               --
 Accounts receivable - unbilled.............               --                  --              --             --               --
 Prepaid and other assets...................               --                  --              --             --               --
                                                  -----------         -----------     -----------      ---------      -----------
       Total current assets.................         (600,000)           (640,000)        (59,000)      (310,000)      (1,609,000)
                                                  -----------         -----------     -----------      ---------      -----------
Property and equipment, net.................               --                  --              --             --               --
Intangible assets...........................        9,020,798           3,519,435         710,084        463,893       13,714,210
Other assets................................               --                  --              --             --               --
                                                  -----------         -----------     -----------      ---------      -----------
       Total assets.........................      $ 8,420,798         $ 2,879,435     $   651,084      $ 153,893      $12,105,210
                                                  ===========         ===========     ===========      =========      ===========
    LIABILITIES AND SHAREHOLDERS' EQUITY
                   (DEFICIT)
Current liabilities:
 Accounts payable...........................      $        --         $        --     $        --      $      --      $        --
 Accrued liabilities........................               --                  --              --             --               --
 Deferred revenue...........................               --                  --              --             --               --
 Notes payable - related party..............               --             (64,503)     (2,178,806)            --       (2,243,309)
 Current portion of long-term debt - related
   party....................................               --                  --              --             --               --
 Current portion of capital lease
   obligation...............................               --                  --              --             --               --
                                                  -----------         -----------     -----------      ---------      -----------
       Total current liabilities............               --             (64,503)     (2,178,806)            --       (2,243,309)
Capital lease obligation, less current
 portion....................................               --                  --              --             --               --
Long-term notes payable, less current
 portion....................................               --                  --              --             --               --
Shareholders' equity (deficit):
 Common stock...............................        7,074,912           2,334,288         531,000        150,000       10,090,200
                                                      (52,637)           (222,223)        (73,900)            --         (348,760)
 Additional paid-in capital.................       (1,959,985)                 --              --             --       (1,959,985)
 Preferred stock............................               --                  --              --             --               --
 Accumulated deficit........................        3,358,508             831,873       2,372,790          3,893        6,567,064
                                                  -----------         -----------     -----------      ---------      -----------
       Total shareholders' equity
         (deficit)..........................        8,420,798           2,943,938       2,829,890        153,893       14,348,519
                                                  -----------         -----------     -----------      ---------      -----------
                                                  $ 8,420,798         $ 2,879,435     $   651,084      $ 153,893      $12,105,210
                                                  ===========         ===========     ===========      =========      ===========

---------------
     (a) Reflects the elimination of common stock, additional paid-in capital, accumulated deficit, the payment of $600,000 of cash and issuance of 818,036 shares of our common stock at an assigned value of $7,074,912, as well as recording of the intangible assets in connection with our acquisition of m3 the Healthcare Learning Company.
     (b) Reflects the elimination of liabilities not assumed, common stock, additional paid-in capital, accumulated deficit, the payment of $640,000 of cash and issuance of 269,902 shares of our common stock at an assigned value of $2,334,288 as well as recording of the intangible assets in connection with our acquisition of EMInet, Inc.
     (c) Reflects the elimination of liabilities not assumed, common stock, additional paid-in capital, accumulated deficit, and the payment of $59,000 in cash and issuance of 61,397 shares of our common stock at an assigned value of $531,000, as well as recording of the intangible assets in connection with our acquisition of Quick Study, Inc.
     (d) Reflects the payment of $310,000 of cash and issuance of 17,343 shares of our common stock at an assigned value of $150,000, the elimination of accumulated deficit, as well as recording of the intangible assets in connection with our acquisition of KnowledgeReview LLC.

                               HEALTHSTREAM, INC.

(3) Reflects the conversion, upon completion of this offering, of 76,000 shares of Series A Convertible Preferred Stock into 325,461 shares of Common Stock, 1,358,101 shares of Series B Convertible Preferred Stock into 5,815,904 shares of our Common Stock and 627,406 shares of Series C Convertible Preferred Stock into 1,543,499 shares of our Common Stock. Also reflects the effects of the sale of 5,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds of $50,945,000 (including the concurrent private sale of an estimated 1,111,111 shares of common stock and the application of the estimated proceeds of $10,000,000), the repayment of $1,276,708 of debt assumed in connection with the acquisition of m3 the Healthcare Learning Company and Quick Study, and the conversion of $1,293,000 of notes payable-related party to Series B Convertible Preferred Stock, which are included in the conversion of the Series B Preferred Stock into Common Stock above. Recording of proceeds also includes reclassification of offering costs of $295,000 out of other assets.

                               HEALTHSTREAM, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                ACQUISITION      PRE-OFFERING     OFFERING
                                                ACQUIRED         PRO FORMA        PRO FORMA       PRO FORMA      PRO FORMA
                             HEALTHSTREAM     COMPANIES(A)     ADJUSTMENTS(B)    CONSOLIDATED    ADJUSTMENTS    CONSOLIDATED
                             ------------    --------------    --------------    ------------    -----------    ------------
Revenues...................  $ 2,567,868      $ 4,657,772       $        --      $  7,225,640    $       --     $  7,225,640
Operating costs and
  expenses:
  Cost of revenues.........    2,119,127        1,870,108                --         3,989,235            --        3,989,235
  Product development......    2,037,272            1,277                --         2,038,549            --        2,038,549
  Selling, general and
    administrative
    expenses...............    2,971,408        3,735,398         4,631,930        11,338,736            --       11,338,736
                             -----------      -----------       -----------      ------------    ----------     ------------
        Total operating
          costs and
          expenses.........    7,127,807        5,606,783         4,631,930        17,366,520            --       17,366,520
                             -----------      -----------       -----------      ------------    ----------     ------------
Loss from operations.......   (4,559,939)        (949,011)       (4,631,930)      (10,140,880)           --      (10,140,880)
Other income (expense),
  net......................      103,535         (237,939)               --          (134,404)      193,059(d)        58,655
                             -----------      -----------       -----------      ------------    ----------     ------------
Net loss...................  $(4,456,404)     $(1,186,950)      $(4,631,930)     $(10,275,284)   $  193,059     $(10,082,225)
                             ===========      ===========       ===========      ============    ==========     ============
Net loss per share:
  Basic....................  $     (1.19)                                                                       $      (0.54)
                             ===========                                                                        ============
  Diluted..................  $     (1.19)                                                                       $      (0.54)
                             ===========                                                                        ============
Weighted average number of
  common shares:
  Basic....................    3,756,556                            959,499(c)                   13,795,975(e)    18,512,030
                             ===========                        ===========                      ==========     ============
  Diluted..................    3,756,556                            959,499(c)                   13,795,975(e)    18,512,030
                             ===========                        ===========                      ==========     ============


See accompanying notes to unaudited pro forma condensed statement of operations.

                               HEALTHSTREAM, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999.

(a) Reflects the historical results of SilverPlatter Education for the six months ended June 30, 1999 and the results of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company, KnowledgeReview, EMInet and Quick Study for the year ended December 31, 1999 summarized as follows:

                          YEAR ENDED DECEMBER 31, 1999

                                  SILVERPLATTER   M3 THE HEALTHCARE                  QUICK STUDY,   KNOWLEDGE     ACQUIRED
                                    EDUCATION     LEARNING COMPANY    EMINET, INC.       INC.       REVIEW LLC    COMPANIES
                                  -------------   -----------------   ------------   ------------   ----------   -----------
Revenues........................    $835,847         $3,330,408        $ 298,991      $ 192,076      $   450     $ 4,657,772
Operating costs and expenses:
    Cost of revenues............     350,988          1,332,163          109,993         76,964           --       1,870,108
    Product development.........          --                 --               --             --        1,277           1,277
    Selling, general and
      administrative expenses...     504,796          2,331,427          427,904        468,205        3,066       3,735,398
                                    --------         ----------        ---------      ---------      -------     -----------
        Total operating costs
          and expenses..........     855,784          3,663,590          537,897        545,169        4,343       5,606,783
                                    --------         ----------        ---------      ---------      -------     -----------
Loss from operations............     (19,937)          (333,182)        (238,906)      (353,093)      (3,893)       (949,011)
Other income (expense), net.....          --           (113,716)              --       (124,223)          --        (237,939)
                                    --------         ----------        ---------      ---------      -------     -----------
Net loss........................    $(19,937)        $ (446,898)       $(238,906)     $(477,316)     $(3,893)    $(1,186,950)
                                    ========         ==========        =========      =========      =======     ===========

     Certain reclassifications have been made to the acquired companies' historical statements of operations to conform to our presentation.

                               HEALTHSTREAM, INC.

(b) Reflects the elimination of historical depreciation and recognition of depreciation of property and equipment and amortization of acquired technology and other intangible assets as summarized below:

                          YEAR ENDED DECEMBER 31, 1999

                                                                                                             ACQUISITION
                              SILVERPLATTER   M3 THE HEALTHCARE                  QUICK STUDY,   KNOWLEDGE     PRO FORMA
                                EDUCATION     LEARNING COMPANY    EMINET, INC.       INC.       REVIEW LLC   ADJUSTMENTS
                              -------------   -----------------   ------------   ------------   ----------   -----------
Revenues....................    $      --        $        --      $        --     $      --     $      --    $        --
Operating costs and
  expenses:
    Cost of revenues........           --                 --               --            --            --             --
    Product development.....           --                 --               --            --            --             --
    Selling, general and          (64,574)(1)       (117,244)(1)       (2,541)(1)    (24,523)(1)
      administrative
        expenses............      247,067(2)       3,016,041(3)     1,182,373(4)    240,700(5)    154,631(6)   4,631,930
                                ---------        -----------      -----------     ---------     ---------    -----------
        Total operating
          costs and
          expenses..........      182,493          2,898,797        1,179,832       216,177       154,631      4,631,930
                                ---------        -----------      -----------     ---------     ---------    -----------
Loss from operations........     (182,493)        (2,898,797)      (1,179,832)     (216,177)     (154,631)    (4,631,930)
Other income (expense),
  net.......................           --                 --               --            --            --             --
                                ---------        -----------      -----------     ---------     ---------    -----------
Net loss....................    $(182,493)       $(2,898,797)     $(1,179,832)    $(216,177)    $(154,631)   $(4,631,930)
                                =========        ===========      ===========     =========     =========    ===========

---------------
(1) Reflects the elimination of historical depreciation and amortization for each entity.
(2) SilverPlatter Education pro forma entries reflect amortization of goodwill of $1.0 million over a three year life for a half a year, plus amortization of customer list and noncompete agreement ($300,000) over a two year life for half a year, and depreciation of fair value of fixed assets of $54,000 over an average five year life.
(3) m3 the Healthcare Learning Company pro forma entries reflect amortization of goodwill of $9,020,798 over a three year life for a full year and depreciation of fair value of fixed assets of $45,544 over an average five year life.
(4) EMInet pro forma entries reflect amortization of goodwill of $3,519,435 over a three year life for a full year and depreciation of fair value of fixed assets of $46,141 over an average five year life.
(5) Quick Study pro forma entries reflect amortization of goodwill of $710,084 over a three year life for a full year and depreciation of fair value of fixed assets of $20,026 over an average five year life.
(6) KnowledgeReview pro forma entries reflect amortization of goodwill of $463,893 over a three year life for a full year.

                               HEALTHSTREAM, INC.

     (c) Reflects the issuance of 49,202 (results in an additional 24,601 shares for weighted average shares outstanding) shares of our common stock to acquire SilverPlatter Education, Inc., the issuance of 818,036 shares of our common stock to acquire Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company, the issuance of 61,397 shares of our common stock to acquire Quick Study, Inc., the issuance of 17,343 shares of our common stock to acquire KnowledgeReview LLC, and the issuance of 269,902 shares of our common stock to acquire EMInet, Inc. The number of shares issued have been reduced by 231,780 shares related to shares placed in escrow in connection with the acquisitions.

     (d) Reflects the elimination of the historical interest expense on related-party debt converted to series B preferred stock upon completion of this offering (see note (3) of Notes to Unaudited Pro Forma Condensed Balance Sheet) and on debt assumed in the acquisitions of m3 the Healthcare Learning Company and Quick Study, which will be repaid upon completion of this offering.


     (e) Reflects (i) the conversion of series A, B and C preferred stock into 7,684,864 shares of our common stock; (ii) the sale of 5,000,000 shares of our common stock in this offering; and (iii) the concurrent private sale of an estimated 1,111,111 shares of our common stock.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of HealthStream, Inc.

     We have audited the accompanying balance sheets of HealthStream, Inc. at December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthStream, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/ Ernst & Young LLP


Nashville, Tennessee
January 22, 2000, except for
Note 12, as to which the date

is April 5, 2000

                               HEALTHSTREAM, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    50,823   $13,632,144
  Accounts receivable, net of allowance for doubtful
    accounts of $36,500 in 1998 and $37,000 in 1999.........      481,316       544,042
  Accounts receivable -- unbilled...........................       10,821        18,877
  Investments...............................................           --        86,063
  Prepaid expenses and other assets.........................        8,358       263,517
                                                              -----------   -----------
         Total current assets...............................      551,318    14,544,643
Property and equipment:
  Furniture and fixtures....................................      114,186       445,172
  Equipment.................................................      671,072     1,109,015
  Leasehold improvements....................................      196,405       369,346
                                                              -----------   -----------
                                                                  981,663     1,923,533
  Less accumulated depreciation and amortization............     (380,134)     (589,632)
                                                              -----------   -----------
                                                                  601,529     1,333,901
Intangible assets, net of accumulated amortization of $0 in
  1998 and $213,031 in 1999.................................           --     1,134,673
Other assets................................................           --       441,488
                                                              -----------   -----------
         Total assets.......................................  $ 1,152,847   $17,454,705
                                                              ===========   ===========

       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   119,102   $   443,455
  Accrued liabilities.......................................       94,827       448,727
  Deferred revenue..........................................      322,760       791,424
  Notes payable -- related parties..........................    2,835,000     1,293,000
  Current portion of long-term debt -- related party........       23,585        12,892
  Current portion of capital lease obligations..............       10,539        89,881
                                                              -----------   -----------
         Total current liabilities..........................    3,405,813     3,079,379
Long-term debt -- related party.............................       12,892            --
Capital lease obligations, less current portion.............       19,076       185,801
Commitments and contingencies
Shareholders' equity (deficit):
  Common stock, no par value; 20,000,000 shares authorized;
    3,256,307 and 4,165,461 shares issued and outstanding at
    December 31, 1998 and 1999, respectively................    1,798,498     4,008,991
  Preferred Stock, no par value; 1,000,000 and 5,000,000
    shares authorized at December 31, 1998 and 1999,
    respectively............................................           --            --
    Series A Convertible Preferred Stock; 41,000 and 76,000
     shares issued and outstanding at December 31, 1998 and
     1999, respectively.....................................      410,000       760,000
    Series B Convertible Preferred Stock; no shares and
     1,228,801 issued and outstanding at December 31, 1998
     and 1999, respectively.................................           --    12,138,000
    Series C Convertible Preferred Stock; no shares and
     627,406 shares issued and outstanding at December 31,
     1998 and 1999, respectively............................           --     6,274,060
  Accumulated other comprehensive loss......................           --       (41,690)
  Accumulated deficit.......................................   (4,493,432)   (8,949,836)
                                                              -----------   -----------
         Total shareholders' equity (deficit)...............   (2,284,934)   14,189,525
                                                              -----------   -----------
         Total liabilities and shareholders' equity
           (deficit)........................................  $ 1,152,847   $17,454,705
                                                              ===========   ===========

                            See accompanying notes.

                               HEALTHSTREAM, INC.

                            STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1997         1998          1999
                                                           ----------   -----------   -----------
Revenues.................................................  $1,268,352   $ 1,716,094   $ 2,567,868
Operating costs and expenses:
  Cost of revenues.......................................     870,061     1,057,453     2,119,127
  Product development....................................     293,706       443,336     2,037,272
  Selling, general and administrative expenses...........     875,416     1,476,639     2,971,408
                                                           ----------   -----------   -----------
          Total operating costs and expenses.............   2,039,183     2,977,428     7,127,807
                                                           ----------   -----------   -----------
Loss from operations.....................................    (770,831)   (1,261,334)   (4,559,939)
Other income (expense):
  Interest and other income..............................       2,226         2,634       312,324
  Interest expense -- related parties....................    (182,708)     (328,412)     (193,059)
  Interest expense.......................................          --        (2,070)      (12,041)
  Other expense..........................................      (8,792)         (318)       (3,689)
                                                           ----------   -----------   -----------
                                                             (189,274)     (328,166)      103,535
                                                           ----------   -----------   -----------
Net loss.................................................  $ (960,105)  $(1,589,500)  $(4,456,404)
                                                           ==========   ===========   ===========
Net loss per share:
  Basic..................................................  $    (0.29)  $     (0.49)  $     (1.19)
                                                           ==========   ===========   ===========
  Diluted................................................  $    (0.29)  $     (0.49)  $     (1.19)
                                                           ==========   ===========   ===========
Weighted average shares of common stock outstanding:
     Basic...............................................   3,256,307     3,256,307     3,756,556
                                                           ==========   ===========   ===========
     Diluted.............................................   3,256,307     3,256,307     3,756,556
                                                           ==========   ===========   ===========

                            See accompanying notes.

                               HEALTHSTREAM, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                     SERIES A               SERIES B                 SERIES C
                                                    CONVERTIBLE            CONVERTIBLE             CONVERTIBLE
                            COMMON STOCK          PREFERRED STOCK        PREFERRED STOCK         PREFERRED STOCK
                       -----------------------   -----------------   -----------------------   --------------------   ACCUMULATED
                         SHARES       AMOUNT     SHARES    AMOUNT     SHARES       AMOUNT      SHARES      AMOUNT       DEFICIT
                       ----------   ----------   ------   --------   ---------   -----------   -------   ----------   ------------
Balance at December
 31, 1996............   3,256,307   $1,668,166       --   $     --          --   $        --        --   $       --   $(1,943,827)
 Net loss............          --           --       --         --          --            --        --           --      (960,105)
                       ----------   ----------   ------   --------   ---------   -----------   -------   ----------   -----------
Balance at December
 31, 1997............   3,256,307    1,668,166       --         --          --            --        --           --    (2,903,932)
 Net loss............          --           --       --         --          --            --        --           --    (1,589,500)
 Issuance of
   preferred stock...          --           --   41,000    410,000          --            --        --           --            --
 Stock options
   granted...........          --      130,332       --         --          --            --        --           --            --
                       ----------   ----------   ------   --------   ---------   -----------   -------   ----------   -----------
Balance at December
 31, 1998............   3,256,307    1,798,498   41,000    410,000          --            --        --           --    (4,493,432)
 Net loss............          --           --       --         --          --            --        --           --    (4,456,404)
 Unrealized loss on
   investment, net of
   tax...............          --           --       --         --          --            --        --           --            --
 Comprehensive
   loss..............          --           --       --         --          --            --        --           --            --
 Issuance of
   preferred stock...          --           --   35,000    350,000   1,228,801    12,138,000   627,406    6,274,060            --
 Issuance of common
   stock.............     855,327    1,231,590       --         --          --            --        --           --            --
 Issuance of common
   stock in
   acquisition.......      49,202      200,000       --         --          --            --        --           --            --
 Issuance of stock
   options to
   advisory boards...          --       11,760       --         --          --            --        --           --            --
 Issuance of common
   stock for
   services..........       4,625       18,800       --         --          --            --        --           --            --
 Issuance of
   warrant...........          --      748,343       --         --          --            --        --           --            --
                       ----------   ----------   ------   --------   ---------   -----------   -------   ----------   -----------
Balance at December
 31, 1999............   4,165,461   $4,008,991   76,000   $760,000   1,228,801   $12,138,000   627,406   $6,274,060   $(8,949,836)
                       ==========   ==========   ======   ========   =========   ===========   =======   ==========   ===========


                        ACCUMULATED
                           OTHER            TOTAL
                       COMPREHENSIVE    SHAREHOLDERS'
                           LOSS        EQUITY (DEFICIT)
                       -------------   ----------------
Balance at December
 31, 1996............    $     --        $  (275,661)
 Net loss............          --           (960,105)
                         --------        -----------
Balance at December
 31, 1997............          --         (1,235,766)
 Net loss............          --         (1,589,500)
 Issuance of
   preferred stock...          --            410,000
 Stock options
   granted...........          --            130,332
                         --------        -----------
Balance at December
 31, 1998............          --         (2,284,934)
 Net loss............          --         (4,456,404)
 Unrealized loss on
   investment, net of
   tax...............     (41,690)           (41,690)
                         --------        -----------
 Comprehensive
   loss..............          --         (4,498,094)
                                         -----------
 Issuance of
   preferred stock...          --         18,762,060
 Issuance of common
   stock.............          --          1,231,590
 Issuance of common
   stock in
   acquisition.......          --            200,000
 Issuance of stock
   options to
   advisory boards...          --             11,760
 Issuance of common
   stock for
   services..........          --             18,800
 Issuance of
   warrant...........          --            748,343
                         --------        -----------
Balance at December
 31, 1999............    $(41,690)       $14,189,525
                         ========        ===========

                            See accompanying notes.

                               HEALTHSTREAM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1997         1998           1999
                                                              ---------   -----------   ------------
OPERATING ACTIVITIES:
Net loss....................................................  $(960,105)  $(1,589,500)  $ (4,456,404)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................    100,739       132,267        239,248
  Amortization..............................................      7,775        14,648        213,032
  Provision for loss on doubtful accounts...................         --        36,500            500
  Loss on disposal of assets................................      7,624         3,727          3,689
  Noncash legal expense.....................................         --         2,100             --
  Noncash compensation expense..............................         --       128,232         30,560
  Noncash product development...............................         --            --        748,343
  Changes in operating assets and liabilities, excluding
    effects of acquisition:
    Accounts receivable.....................................   (165,126)     (232,593)       (51,239)
    Accounts receivable -- unbilled.........................    (63,696)       54,150         (8,056)
    Prepaid expenses and other assets.......................       (502)       (4,409)      (225,442)
    Other assets............................................         --            --       (440,011)
    Accounts payable........................................     (4,936)       71,942        324,353
    Accrued liabilities.....................................     29,425        46,676        236,561
    Deferred revenue........................................    177,241        87,005        126,714
                                                              ---------   -----------   ------------
      Net cash used in operating activities.................   (871,561)   (1,249,255)    (3,258,152)
INVESTING ACTIVITIES:
Acquisition of company, net of cash acquired................         --            --       (780,206)
Purchase of property and equipment..........................   (239,939)     (208,577)      (639,724)
Purchase of investments.....................................         --            --       (127,753)
                                                              ---------   -----------   ------------
Net cash used in investing activities.......................   (239,939)     (208,577)    (1,547,683)
FINANCING ACTIVITIES:
Proceeds from notes payable -- related parties..............  1,185,000     1,040,000         18,000
Proceeds from issuance of preferred stock...................         --       410,000     18,202,060
Proceeds from exercise of stock options.....................         --            --        231,590
Payments on notes payable -- related parties................    (18,575)      (20,931)       (23,585)
Payments on capital lease obligations.......................         --        (4,779)       (40,909)
                                                              ---------   -----------   ------------
Net cash provided by financing activities...................  1,166,425     1,424,290     18,387,156
                                                              ---------   -----------   ------------
Net increase (decrease) in cash and cash equivalents........     54,925       (33,542)    13,581,321
Cash and cash equivalents at beginning of period............     29,440        84,365         50,823
                                                              ---------   -----------   ------------
Cash and cash equivalents at end of period..................  $  84,365   $    50,823   $ 13,632,144
                                                              =========   ===========   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid...............................................  $ 176,708   $   320,320   $    225,074
                                                              =========   ===========   ============
Capital lease obligations incurred..........................  $      --   $    34,394   $    286,976
                                                              =========   ===========   ============
Conversion of notes payable -- related parties to common
  stock.....................................................  $      --   $        --   $  1,000,000
                                                              =========   ===========   ============
Conversion of notes payable -- related parties to Series B
  Preferred Stock...........................................  $      --   $        --   $    560,000
                                                              =========   ===========   ============
Issuance of common stock in connection with acquisition of
  company...................................................  $      --   $        --   $    200,000
                                                              =========   ===========   ============
Issuance of common stock in exchange for professional
  services..................................................  $      --   $        --   $     18,800
                                                              =========   ===========   ============
Issuance of stock options to advisory boards................  $      --   $        --   $     11,760
                                                              =========   ===========   ============

                            See accompanying notes.

                               HEALTHSTREAM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     HealthStream, Inc. ("the Company") was incorporated in 1990 and is based in Nashville, Tennessee. The Company is pioneering a Web-based solution to meet the ongoing training and continuing education needs of the healthcare community. The Company changed its name to HealthStream, Inc. from NewOrder Media, Inc. on September 1, 1998. The Company provides an interactive training solution for delivering and tracking computer based education primarily for the healthcare industry in the United States, utilizing the Training Navigator(R) (T.NAV(R)) software suite developed by the Company. The Company also provides custom content development through the organization and translation of content into an interactive experience, and assists in the development of websites.

RECOGNITION OF REVENUE

     The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition."

     Revenues are derived from the license of the Company's T.NAV(R) software, maintenance and support services, custom content development, website development, subscriptions, professional and technical consulting services, implementation and training services. Revenues derived from the sale of products requiring significant modification or customization are recorded based on the percentage of completion method using labor hours. Revenues from subscriptions are deferred and recognized ratably over the term of the subscription. Software support and maintenance revenues are recognized ratably over the term of the related agreement. All other service revenues are recognized as the related services are performed. The Company also receives a percentage of its resellers' revenue from the sale of T.NAV(R) software. The Company recognizes a percentage of revenue from resellers upon notification from the reseller that a sale has occurred. In March 1999, the Company began providing educational training services via the Internet. Through December 31, 1999 revenues from these services have been approximately $216,000.

     The Company does not recognize barter transactions unless the value of the transaction is readily determinable and measurable. Through December 31, 1999, the Company had not been party to any significant barter transactions and has not recognized the value of any such transactions in the financial statements.

     The Company has recently entered into sponsorship agreements which involve integration with services and provide for varied sources of revenue to the Company over the terms of the agreements. In some cases revenues derived from electronic commerce transactions are shared between the other entity and the Company, in accordance with the term of the arrangement, as realized. Revenues from such transactions have been recognized in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition."

NET LOSS PER SHARE

     The Company computes net loss per share following Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and SAB No. 98. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on assumed conversion of Series A, B and C Convertible Preferred Stock, are included in diluted net loss per share to the extent these shares are dilutive. Common equivalent shares are not included in

                               HEALTHSTREAM, INC.

the computation of diluted net loss per share for the years ended December 31, 1997, 1998 and 1999 because the effect would be anti-dilutive.

     Under the provisions of SAB 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company places its temporary excess cash investments in high quality short-term money market instruments. At times, such investments may be in excess of the FDIC insurance limits.

     The Company sells its systems and services to various companies in the healthcare industry. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. During 1997, the Company derived approximately $203,000 of its revenues from one customer (Mosby, Inc.) During 1998, the Company derived approximately $560,000 of its revenues from Lippincott, Williams and Wilkins, formerly Waverly, Inc. and approximately $260,000 of its revenues from Mosby, Inc. During 1999, the Company derived approximately $380,000 of its revenues from ActivHealth International, Inc. and approximately $240,000 of its revenues from Lippincott, Williams and Wilkins, formerly Waverly, Inc. The total amounts receivable from Lippincott, Williams and Wilkins, formerly Waverly, Inc. and ActivHealth International, Inc. at December 31, 1999 were approximately $118,000. The total amounts receivable from Lippincott, Williams and Wilkins, formerly Waverly, Inc. and Mosby, Inc. at December 31, 1998 were approximately $126,000.

CASH AND CASH EQUIVALENTS

     The Company considers unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Changes in the allowance for doubtful accounts and the amounts charged to bad debt expense were as follows:

                                    ALLOWANCE
                                    BALANCE AT    CHARGED TO   CHARGED TO                  ALLOWANCE
                                   BEGINNING OF   COSTS AND      OTHER                    BALANCE AT
                                      PERIOD       EXPENSES     ACCOUNTS    WRITE-OFFS   END OF PERIOD
                                   ------------   ----------   ----------   ----------   -------------
Year ended December 31:
  1997...........................    $    --       $    --      $    --      $    --        $    --
  1998...........................         --        36,500           --           --         36,500
  1999...........................     36,500         6,250           --        5,750         37,000

INVESTMENTS

     Investments are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and are classified as available-for-sale. Available for sale securities are carried at fair value, which is based on quoted prices, with the unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, are included in other income.

                               HEALTHSTREAM, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives, except for assets under capital leases which are amortized over the shorter of the estimated useful life or the lease term.

                                                              YEARS
                                                              -----
Furniture and fixtures......................................  5-10
Equipment...................................................   3-5
Leasehold improvements......................................   15

INTANGIBLE ASSETS

     Intangible assets, which represents the excess of purchase price over fair value of net tangible assets acquired, customer lists, and non-compete agreements, are amortized on a straight-line basis over the expected periods to be benefited, generally three, two and two years, respectively. These intangible assets relate to the acquisition of certain assets from SilverPlatter Education, Inc. ("SilverPlatter"). See Note 2.

OTHER ASSETS

     Other assets are comprised of licensing fees, offering costs and other long term items. Licensing fees are amortized based on the lives of the related agreements, generally 2 years.

LONG-LIVED ASSETS

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use are present. Management periodically evaluates the carrying value of long-lived assets, including property and equipment and intangible assets and has determined that there were no indications of impairment as of December 31, 1997, 1998 and 1999. Should there be an impairment in the future, the Company will recognize the amount of the impairment based on expected future cash flows from the impaired assets. The cash flow estimates that will be used will be based on management's best estimates, using appropriate and customary assumptions and projections at the time.

ACCOUNTS RECEIVABLE-UNBILLED AND DEFERRED REVENUE

     Accounts receivable-unbilled represents revenue earned for contracts accounted for on the percentage of completion basis for which invoices have not been generated. Deferred revenue represents the portion of revenue for which the revenue recognition process is incomplete.

ADVERTISING

     The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999, was approximately $8,200, $2,900 and $121,800, respectively.

PRODUCT DEVELOPMENT COSTS

     Product development costs incurred to establish the technological feasibility of computer software products are charged to expense as incurred. The Company capitalizes costs incurred between the point of establishing technological feasibility and general release when such costs are material. As of December 31, 1998 and 1999, the Company has no capitalized computer software development costs.

                               HEALTHSTREAM, INC.

STOCK OPTION PLAN

     The Company applies the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees", and related interpretations in accounting for its options. As such, compensation expense would generally be recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and such differences could be material to the financial statements.

INCOME TAXES

     Prior to October 1, 1998, the Company, with the consent of its shareholders, elected Subchapter S status under the provisions of the Internal Revenue Code. The shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income in lieu of a corporate income tax. Accordingly, no provision, benefit, or liability for federal income taxes has been included in the financial statements for periods prior to October 1, 1998. The Subchapter S election was not available for Tennessee corporate income tax. On October 1, 1998, the Company terminated the Subchapter S election. Effective October 1, 1998, the Company began providing for federal income taxes. Such taxes have been provided in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes."

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts approximate the fair value because of the short maturity of such instruments.

          Accounts receivable, accounts receivable-unbilled, accounts payable, accrued liabilities and deferred revenue: The carrying amounts approximate the fair value because of the short-term nature of such instruments.

          Short and long-term debt: The carrying amounts approximate the fair value based on current financing for similar loans available to the Company.

          Investments: The carrying amounts approximate the fair value based on quoted prices.

NEWLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that the Company
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. As a result of adopting SFAS 130, the Company

                               HEALTHSTREAM, INC.

has recognized other comprehensive loss of $41,690 for the year ended December 31, 1999 which represents an unrealized loss on an investment.

     In 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires companies to report selected segment information when certain tests are met. Management has determined that the Company operates in only one reportable segment meeting the applicable tests.

     As of January 1, 1998, the Company early adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet the Company's internal needs without the intent to market externally. The adoption of SOP 98-1 had no effect on the Company's financial statements.

     As of January 1, 1998, the Company early adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 establishes standards for reporting and presenting start-up costs in a full set of general purpose financial statements. Start-up costs, including organizational costs, are expensed as incurred under this SOP. The adoption of SOP 98-5 had no effect on the Company's financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88 and 106" which is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 had no effect on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective as amended for fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of the Company does not expect the adoption of SFAS No. 133 to have a material effect on the Company's financial statements.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. The Company is required to implement SOP 98-9 for the year ending December 31, 2000. Adoption of SOP 98-9 is not expected to have a material effect on the Company's financial statements.

2.  ACQUISITION OF SILVERPLATTER

     On July 23, 1999, the Company acquired substantially all of the assets of SilverPlatter, a Boston-based company which provided CD-ROM and Internet-based continuing medical education programs to physicians, for $1.0 million, including $800,000 in cash and 49,202 shares of common stock. The results of operations are included in the Company's financial statements from July 23, 1999. The acquisition was accounted for as a purchase. The excess of purchase price over fair value of net assets acquired of $1.0 million is being amortized on a straight-line basis over three years.

                               HEALTHSTREAM, INC.

     The following unaudited pro forma condensed results give effect to the acquisition of SilverPlatter as if such transaction had occurred at the beginning of each year presented:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Total revenues............................................  $ 4,059,529    $ 3,403,715
Net loss..................................................   (2,156,838)    (4,658,834)
Basic net loss per share..................................  $     (0.65)   $     (1.23)
Diluted net loss per share................................  $     (0.65)   $     (1.23)

3.  NOTES PAYABLE AND LONG-TERM DEBT -- RELATED PARTIES

     Notes payable and long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Notes payable-related parties.............................  $ 2,835,000    $ 1,293,000
                                                            ===========    ===========
Long-term debt-related party..............................  $    36,477    $    12,892
Less current portion......................................      (23,585)       (12,892)
                                                            -----------    -----------
                                                            $    12,892    $        --
                                                            ===========    ===========

     The Company had a partially secured demand note payable to a vice president and stockholder of the Company, totaling $60,000 at December 31, 1998 and $0 at December 31, 1999. The note accrued interest at 12% and was converted into Series B Convertible Preferred Stock on August 23, 1999.

     The Company has notes payable to the Chief Executive Officer ("CEO") and principal stockholder totaling $2,775,000 at December 31, 1998, and $1,293,000 at December 31, 1999. On April 21, 1999, $1,250,000 of the notes payable were converted into Common Stock and Series B Convertible Preferred Stock. The remaining $1,525,000 was converted into a promissory note ("April note") along with $18,000 of additional indebtedness loaned to the Company by the CEO during 1999. On August 23, 1999, the CEO converted an additional $250,000 of notes payable into Series B Convertible Preferred Stock. The remaining $1,293,000 was converted into a new promissory note ("August note") which has identical terms as the April note. The August note is unsecured and accrues interest at a variable rate equal to the lesser of the margin rate of interest at a designated brokerage account or 10.5% and interest is payable monthly. The August note matures on October 23, 2006 or the earliest of: (i) the date determined by the Company's Board of Directors; (ii) the closing of an Initial Public Offering ("IPO") of at least $30 million; (iii) the sale of the Company; or (iv) the bankruptcy of the Company. The August note is convertible into Series B Convertible Preferred Stock at the option of the CEO, upon the occurrence of:
(i) the termination by the Company of the CEO; (ii) any liquidation, dissolution, winding up, consolidation, sale or merger of the Company; or (iii) an IPO.

     The Company has an unsecured long-term promissory note payable to the CEO, totaling $36,477 at December 31, 1998, and $12,892 at December 31, 1999. The note requires monthly installments of principal and interest of $2,224 through May 23, 2000. The note accrues interest at 12%.

     The Company's weighted average debt outstanding for the years ended December 31, 1998 and 1999 was $2,423,499 and $2,000,261, respectively. The effective interest rate on such debt was 12.5% and 10.1% for the years ended December 31, 1998 and 1999, respectively.

                               HEALTHSTREAM, INC.

4.  INVESTMENTS

     At December 31, 1999, the Company held 229,500 shares of ARC
Communications, Inc. with a cost of $127,753 and a fair value of $86,063.

5.  INCOME TAXES

     As described in Note 1, the Company terminated its Subchapter S election on October 1, 1998 and became subject to federal income taxes. As a result of the termination of the S election, the Company was required to provide deferred federal income taxes under SFAS 109, "Accounting for Income Taxes." The 1998 provision for income taxes includes the effect of recording a net deferred tax asset and corresponding valuation allowance of $57,287 as a result of the termination of the S election.

     Income tax benefit differs from the amounts computed by applying the federal statutory rate of 34% to the loss before income taxes as follows:

                                                       1997        1998         1999
                                                     ---------   ---------   -----------
Tax benefit at the statutory rate..................  $(326,436)  $(540,430)  $(1,515,177)
State income tax benefit, net of federal benefit...    (57,606)    (63,335)     (177,741)
Other..............................................        619       2,086         4,382
Tax benefit of losses attributable to shareholders
  due to S corporation status prior to October 1,
  1998.............................................    326,436     336,301            --
Deferred taxes recorded upon termination of S
  corporation status...............................         --      57,287            --
Increase in valuation allowance....................     56,987     208,091     1,688,536
                                                     ---------   ---------   -----------
                                                     $      --   $      --   $        --
                                                     =========   =========   ===========

     Pro forma income taxes as if the Company had been a C Corporation for all periods presented have not been reflected in the financial statements because a 100% valuation allowance would have been provided and accordingly there would not have been a tax benefit.

     Deferred federal and state income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998         1999
                                                              ---------   -----------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $  13,870   $    13,914
  Differences related to business combinations..............         --        66,726
  Accrued liabilities.......................................      5,604        18,841
  Deferred revenue..........................................    122,649       303,351
  Difference related to warrants............................         --       284,370
  Net operating loss carryforwards..........................    271,332     1,418,589
                                                              ---------   -----------
          Total deferred tax assets.........................    413,455     2,105,791
Less: Valuation allowance...................................   (380,481)   (2,069,017)
                                                              ---------   -----------
                                                                 32,974        36,774
Deferred tax liability:
  Depreciation..............................................    (32,974)      (36,774)
                                                              ---------   -----------
          Net deferred tax asset............................  $      --   $        --
                                                              =========   ===========

                               HEALTHSTREAM, INC.

     As of December 31, 1999, the Company has federal and state net operating loss carryforwards of $3,326,625 and $7,188,395, respectively, expiring in years 2012 through 2019.

     The Company has established a valuation allowance for deferred tax assets at December 31, 1998 and 1999 due to the uncertainty of realizing these assets in the future. The valuation allowance increased $56,987 during 1997, $208,091 during 1998 and $1,688,536 during 1999. No federal or state income tax payments were made during the years ended December 31, 1997, 1998, and 1999.

6.  STOCK OPTION PLAN

     The Company's 1994 Employee Stock Option Plan (the "Plan") authorizes the grant of options to employees, officers and directors for up to 4,000,000 shares of common stock. Options granted under the Plan have terms of no more than ten years with certain restrictions. The Plan allows the Board of Directors to determine the vesting period of each grant. The vesting period of the options granted ranges from immediate vesting to four years.

     The Company accounts for its stock incentive plans in accordance with APB
25. If the alternative method of accounting for stock incentive plans prescribed by SFAS No. 123 had been followed, the Company's net loss and net loss per share would have been:

                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1997         1998          1999
                                                          ---------   -----------   -----------
Net loss as reported....................................  $(960,105)  $(1,589,500)  $(4,456,404)
Pro forma compensation expense..........................         --        80,849       289,426
                                                          ---------   -----------   -----------
Pro forma net loss......................................  $(960,105)  $(1,670,349)  $(4,745,830)
                                                          =========   ===========   ===========
Pro forma basic and diluted net loss per share..........  $   (0.29)  $     (0.51)  $     (1.26)
                                                          =========   ===========   ===========

     The resulting pro forma disclosures may not be representative of that to be expected in future years. The weighted average fair value of options granted was determined using the minimum value option pricing model with the indicated assumptions:

                                                               1997   1998   1999
                                                               ----   ----   ----
ASSUMPTIONS (WEIGHTED AVERAGE)
Risk-free interest rate.....................................   5.70%  5.70%  6.00%
Expected dividend yield.....................................    0.0%   0.0%   0.0%
Expected life (in years)....................................      5      5      5

     A progression of activity and various other information relative to stock options is presented in the table below.

                                            1997                    1998                    1999
                                    ---------------------   ---------------------   ---------------------
                                                WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                     COMMON     EXERCISE     COMMON     EXERCISE     COMMON     EXERCISE
                                     SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                    ---------   ---------   ---------   ---------   ---------   ---------
Outstanding -- beginning of
  period..........................  1,170,639     $0.57     1,170,639     $0.57     1,650,784     $1.07
Granted...........................         --        --       496,332      2.30     1,383,892      4.29
Exercised.........................         --        --            --        --      (427,085)     0.54
Forfeited.........................         --        --       (16,187)     2.30      (137,362)     3.26
                                    ---------               ---------               ---------
Outstanding -- end of period......  1,170,639      0.57     1,650,784      1.07     2,470,229      2.84
                                    =========               =========               =========
Exercisable at end of period......  1,170,639      0.57     1,196,539      0.61       892,477      1.08
                                    =========               =========               =========

                               HEALTHSTREAM, INC.

     In July and August 1999, the CEO exercised options granted in 1995 and purchased 416,250 shares of the Company's Common Stock at an exercise price of $0.54 per share. In December 1999, the president exercised options granted in 1994 and purchased 3,170 shares of the Company's common stock at an exercise price of $0.608 per share.

     During 1998, the Company modified the terms of an option grant to an employee leaving the employment of the Company by extending the exercise date of the options. At the time of the modification, the Company recognized compensation expense totaling $128,232 for the difference between the fair market value and the exercise price of the options. During 1999, the Company issued 51,800 stock options to its medical and nursing advisory boards at exercise prices ranging from $2.34 to $6.49 with vesting periods ranging from immediate to four years. The Company recognized $11,760 of expense in connection with these grants.

     Shares of Common Stock available for future grants of options totaled 2,349,216 and 1,102,685 at December 31, 1998 and 1999, respectively. Exercise prices per share and various other information for options outstanding at December 31, 1999 are segregated into ranges as follows:

                                          OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                            -----------------------------------------------   --------------------------
                                                               WEIGHTED                      WEIGHTED
                                            WEIGHTED           AVERAGE                       AVERAGE
                             NUMBER     AVERAGE EXERCISE      REMAINING        NUMBER     EXERCISE PRICE
 EXERCISE PRICE PER SHARE   OF SHARES   PRICE PER SHARE    CONTRACTUAL LIFE   OF SHARES     PER SHARE
 ------------------------   ---------   ----------------   ----------------   ---------   --------------
$0.54 -- $0.61............    743,552        $0.59               5.10          743,552        $0.59
     $2.34................    461,277         2.34               5.57           45,325         2.34
     $4.06................  1,109,075         4.06               7.67          103,600         4.06
     $6.49................    156,325         6.48               7.92               --         6.48
                            ---------                                          -------
                            2,470,229         2.84               6.52          892,477         1.08
                            =========                                          =======

     During January 2000, options to purchase 432,245 shares of common stock at exercise prices ranging from $6.49 to $8.65 were granted.

7.  LEASE COMMITMENTS

     The Company leases its office facilities in Nashville, TN and Boston, MA under agreements that expire before or during May 2005. The Nashville, TN lease provides for two five-year renewal options. The Company also leases certain office equipment. Total lease expense under all operating leases was $59,184, $51,756 and $210,234 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company also leases certain computer and office equipment and office furnishings from various third parties accounted for as capital leases. Future rental payment commitments at December 31, 1999 under the capital and operating leases, having an initial term of one year or more, are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
2000........................................................  $109,303    $234,341
2001........................................................    88,135     140,512
2002........................................................    47,638     140,848
2003........................................................    47,638     140,848
2004........................................................    28,475     126,873
Thereafter..................................................        --      41,359
                                                              --------    --------
          Total minimum lease payments......................   321,189    $824,781
                                                                          ========
Less amounts representing interest..........................   (45,507)
                                                              --------
Present value of net minimum lease payments (including
  $89,881 classified as current)............................  $275,682
                                                              ========

                               HEALTHSTREAM, INC.

     The carrying value of assets under capital leases, which are included with owned assets in the accompanying balance sheets is $0, $29,140 and $275,596 at December 31, 1997, 1998 and 1999, respectively. Amortization of the assets under the capital leases is included in depreciation expense.

8.  LOSS PER SHARE

     The following table sets forth the computation of basic and diluted net loss per share:

                                                          YEAR ENDED DECEMBER 31
                                                   -------------------------------------
                                                     1997         1998          1999
                                                   ---------   -----------   -----------
Numerator:
  Net loss.......................................  $(960,105)  $(1,589,500)  $(4,456,404)
                                                   =========   ===========   ===========
Denominator:
  Weighted-average shares outstanding............  3,256,307     3,256,307     3,756,556
                                                   =========   ===========   ===========
Net loss per share, basic and diluted............  $   (0.29)  $     (0.49)  $     (1.19)
                                                   =========   ===========   ===========

     For the years ended December 31, 1997, 1998 and 1999, the calculation of weighted average shares excluded options, warrants and convertible preferred stock because such items were anti-dilutive. The equivalent common shares related to such options, warrants and preferred stock were 1,170,639 in 1997, 1,826,362 in 1998 and 9,846,414 in 1999.

9.  EMPLOYEE BENEFIT PLAN

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code. Employees of the Company must have attained the age of 21 and have completed six months of service to be eligible to participate in the plan. Under the plan's provisions, a plan member may make contributions, on a tax deferred basis, not to exceed 15% of compensation subject to IRS limitations. The Company does not provide matching contributions.

10.  PREFERRED STOCK

     The Company is authorized to issue shares of Preferred Stock in one or more series, having the relative voting powers, designations, preferences, rights and qualifications, limitations or restrictions, and other terms as the Board of Directors may fix in providing for the issuance of such series, without any vote or action of the shareholders.

     The Company has authorized the issuance of 76,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock, 1,436,961 shares designated as Series B Convertible Preferred Stock. On April 21, 1999, the Company amended its charter increasing the authorized shares of Preferred Stock to 5 million. On August 18, 1999, the Company further amended its charter designating 650,000 shares of Preferred Stock as Series C Convertible Preferred Stock.

     Each holder of Preferred Stock is entitled to notice of any shareholders' meeting and shall vote with the holders of Common Stock, except for those matters required by law to be voted upon separately among the holders of Common Stock and Preferred Stock. In all cases where the holders of Preferred Stock and holders of Common Stock are to vote together, the holder of each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible. Except as otherwise required by law, the holders of the Preferred Stock have voting rights and powers equal to the voting rights and powers of the Common Stock.

     Each share of Series A and B Convertible Preferred Stock is currently convertible into the Company's Common Stock at the conversion rate of 4.28238 shares of Common Stock per share of Series A and B Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is currently convertible into the Company's Common Stock at the conversion rate of 2.46013 shares of Common Stock per share of Series C Convertible Preferred Stock. These rates are subject to an antidilution adjustment if the

                               HEALTHSTREAM, INC.

Company issues or sells shares of Common Stock at a per share price less than $2.34 for Series A and B Convertible Preferred Stock and at a per share price less than $4.06 for Series C Convertible Preferred Stock. An adjustment to the conversion rate of the Preferred Stock would increase the voting power of the holders thereof.

     Each share of Series A, B and C Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. Each share of Preferred Stock shall automatically and immediately be converted into shares of Common Stock at its then effective conversion rate upon the earlier of (i) the closing of an initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933 raising gross proceeds of at least $30 million and an offering price per share greater than or equal to $4.86, or (ii) the date specified by written agreement of the holders of 66 2/3% of the then outstanding shares of Preferred Stock.

     In the event the Company declares a dividend, the holders of Preferred Stock shall be entitled to a proportionate share of such dividends as though the holders of the Preferred Stock were the holders of a number of shares of Common Stock into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend.

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, an amount in cash equal to two (2.00) times the Liquidation Preference Payment. The Liquidation Preference Payment is equal to $10.00 per share of Preferred Stock plus an amount equal to all dividends declared but unpaid.

     In January and February 1999 the Company issued 35,000 shares of Series A Convertible Preferred Stock for $350,000. In April and May 1999 the Company received commitments to purchase 1,030,501 shares of Series B Convertible Preferred Stock at $10 per share. On April 21, 1999 and May 10, 1999, the Company issued 527,750 shares of the Series B Convertible Preferred Stock in a private placement to a group of institutional and individual investors in exchange for $4,877,500 in cash, the conversion of $250,000 of notes payable to the Company's CEO and the contribution of $150,000 in professional services. The Company issued 502,750 shares of Series B Convertible Preferred Stock at $10 per share in August 1999 in exchange for $4,717,500 in cash and the conversion of $250,000 of notes payable to the Company's CEO and the conversion of $60,000 of notes payables to a vice president and stockholder. Also, each holder of Series A and Series B Convertible Preferred Stock had an option to purchase up to an additional 20% of the number of shares purchased in April, May and August 1999, at $10 per share. Each investor could exercise their option any time prior to April 21, 2000 or upon a subsequent equity financing of at least $5 million. This financing occurred on September 15, 1999 and therefore these options expired on October 15, 1999. Through December 31, 1999, investors have exercised options and purchased 198,300 shares of Series B Convertible Preferred Stock for cash at $10 per share.

     In August and September 1999, the Company issued 627,406 shares of the Series C Convertible Preferred Stock to a group of institutional and individual investors at $10 per share.

     The Company is required at all times to reserve out of its authorized but unissued shares of Common Stock, a number of its authorized shares of Common Stock sufficient to effect the conversion into Common Stock of the Series A, B and C Convertible Preferred Stock shares from time to time. At December 31, 1998 and 1999, the Company reserved and kept available 175,577 and 7,684,866 shares, respectively, of Common Stock to effect the conversion of the Series A, B and C Convertible Preferred Stock.

                               HEALTHSTREAM, INC.

11.  STRATEGIC ALLIANCES

     The Company periodically enters into strategic alliances with distribution partners, content partners and development partners. Typically, these arrangements provide for payments to these partners based on a percentage of revenues or based on hours of courseware developed. In connection with such arrangements, the Company has entered into agreements with three entities which provide for up front payments of approximately $475,000 in 2000 and $187,500 in 2001. Of these amounts, approximately 79% and 100% in 2000 and 2001, respectively, are nonrefundable. The remaining payments are subject to refund if certain milestones are not reached. Additional payments may be required upon delivery of courses or occurrence of certain events.

     The Company also entered into a distribution agreement with an investor during 1999. In connection with the distribution agreement, the investor was provided with warrants to purchase 245,032 shares of the Company's common stock at $4.06 per share. The warrants expire in June 2009. The issuance of the warrants resulted in recognition of $748,343 of expense. No warrants have been exercised as of December 31, 1999.

     The Company also entered into a development agreement in January 2000 with an entity under which the Company paid $95,000 and committed to pay the entity at least another $400,000 during 2000 as courses are developed. The fixed commitments related to this contract are included above. In connection with this agreement, the Company received a warrant to purchase 223,834 shares of the entity's common stock at an exercise price of $4.47 per share.

12. SUBSEQUENT EVENTS

     Effective January 3, 2000, the Company acquired substantially all of the assets and liabilities of KnowledgeReview LLC (d/b/a "CMECourses.com") for $460,000 consisting of $150,000 (17,343 shares) of the Company's Common Stock and the payment of $310,000 in cash. All of the Common Stock will be placed in an escrow account for a one year period, subject to any claims. KnowledgeReview LLC owns and operates an Internet web page which provides a search engine that helps physicians locate continuing medical education by specialty and facilitates online registration for such courses. The acquisition will be accounted for as a purchase.

     On January 11, 2000, the Company acquired substantially all of the assets and liabilities of Quick Study, Inc. for $590,000, consisting of $531,000 (61,397 shares) of the Company's Common Stock and the payment of $59,000 in cash. In addition, upon achievement of certain future customer revenue levels, the Company may issue up to 34,687 additional shares of Common Stock. A portion of the Common Stock will be placed in an escrow account for a one year period, subject to any claims. In connection with the acquisition, the Company assumed $112,000 of long-term debt. Quick Study, Inc. is a publisher of CD-ROM and network-based products in the healthcare industry. The acquisition will be accounted for as a purchase.

     On January 28, 2000, the Company acquired substantially all of the assets and liabilities of Multimedia Marketing, Inc. d/b/a m3 the Healthcare Learning Company ("m3") for $7.7 million consisting of $7.1 million (818,036 shares) of the Company's Common Stock and the payment of $600,000 in cash. m3 provides interactive, multimedia education and training solutions to hospitals and other healthcare organizations. A portion of the Common Stock will be placed in an escrow account for a one year period, subject to any claims. In connection with the acquisition, the Company assumed $1.2 million of long-term debt. The acquisition will be accounted for as a purchase.

     On January 28, 2000, the Company acquired substantially all of the assets of EMInet, Inc. for $2.9 million consisting of $2.3 million (269,902 shares) of the Company's Common Stock and the payment of $640,000 in cash. A portion of the Common Stock will be placed in an escrow account for a one year period, subject to any claims. In addition, upon the achievement of short-term revenue targets, the Company may issue up to 26,097 additional shares of common stock. EMInet, Inc. sells continuing

                               HEALTHSTREAM, INC.

medical education to emergency medical technicians, primarily via online transactions. The acquisition will be accounted for as a purchase.

     The following unaudited pro forma results of operations give effect to the operations of SilverPlatter Education, which was acquired during 1999, and the following acquisitions which have been consummated in 2000: m3; EMInet, Inc; Quick Study, Inc. and KnowledgeReview LLC as if the acquisitions had occurred as of the first day of 1999. The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions in fact occurred at the beginning of the periods presented or to project the Company's results of operations in any future period.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Revenue.....................................................    $  7,235,102
Net loss....................................................      (9,973,563)
Net loss per share:
  Basic.....................................................    $      (2.11)
  Diluted...................................................    $      (2.11)

     The Company has filed a Form S-1 for an initial public offering of its common stock with the Securities and Exchange Commission. There can be no assurances that the IPO will be consummated. In connection with the IPO, related party debt of $1,293,000 (see Note 3) is expected to be converted to series B convertible preferred stock, and outstanding preferred stock is to be converted into common stock.


     In February 2000, the Company entered into a four-year Online Education Services Provider Agreement with Columbia Information Systems, Inc., an affiliate of Columbia/HCA Healthcare Corporation ("Columbia"). In connection with the agreement, the Company issued a warrant to Columbia for 2,182,568 shares at an exercise price of $7.18.


     In February 2000, the Company entered into a five year agreement with Healtheon/WebMD. Under this agreement, the Company will be the exclusive provider of education, continuing education and training services for all healthcare organizations, healthcare professionals and healthcare workers on all Web sites owned or operated by Healtheon/WebMD for five years. The Company will pay Healtheon/WebMD a guaranteed minimum royalty of $6.0 million per year. We will receive 100% of any revenues from the sale of our products and services until we recover all of our payments to Healtheon/WebMD, and after that we will receive 75% and Healtheon/WebMD will receive 25% of any revenues. If the Company's revenues from this agreement are less than $30.0 million during the initial five year term the Company can extend the term of the agreement for a nominal payment. Healtheon/WebMD has committed to purchase $10.0 million of the Company's common stock in a private sale which will be contemporaneous with the IPO. Healtheon/WebMD has also agreed to provide certain marketing and co-branding services to the Company under this agreement.

     In February 2000, the Company granted options to purchase 348,725 shares at $10.00 per share. In February 2000, the Company adopted the HealthStream, Inc. 2000 Stock Incentive Plan. In connection with this plan, 5,000,000 shares have been reserved for issuance. The terms of the plan are substantially similar to the 1994 Employee Stock Option Plan. In February 2000, the Company adopted the Employee Stock Purchase Plan. In connection with this plan, 1,000,000 shares have been reserved for issuance.


     On March 7, 2000 and April 3, 2000 the Compensation Committee approved the grant of options to purchase 335,085 shares at $11.89 per share.



     On April 5, 2000, the Company effected a 1.85 for one common stock split. All share information, option, share and warrant prices and earnings per share have been restated to reflect the stock split. Also, on April 5, 2000 the Company increased the authorized shares outstanding to 75 million common shares and 10 million preferred shares.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of SilverPlatter Education, Inc., a subsidiary of SilverPlatter Information, Inc.

     We have audited the accompanying balance sheets of SilverPlatter Education, Inc., a subsidiary of SilverPlatter Information, Inc., as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SilverPlatter Education, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Nashville, Tennessee
September 17, 1999

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------     JUNE 30
                                                             1997          1998          1999
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                         ASSETS
Current assets:
  Cash..................................................  $   150,151   $     9,567   $   347,287
  Accounts receivable...................................      260,903        56,020        23,520
  Deferred license fees.................................       70,393        34,547        22,444
  Prepaid expenses......................................       66,849        46,858        34,475
                                                          -----------   -----------   -----------
          Total current assets..........................      548,296       146,992       427,726
Property and equipment:
  Furniture and fixtures................................       41,788        44,174        44,174
  Equipment.............................................      325,164       296,618       296,618
  Leasehold improvements................................        3,131         3,131         3,131
                                                          -----------   -----------   -----------
                                                              370,083       343,923       343,923
  Less accumulated depreciation and amortization........      225,225       267,462       290,364
                                                          -----------   -----------   -----------
                                                              144,858        76,461        53,559
  Intangible assets, net................................      166,691        83,344        41,672
  Other assets..........................................        5,040         5,040            --
                                                          -----------   -----------   -----------
          Total assets..................................  $   864,885   $   311,837   $   522,957
                                                          ===========   ===========   ===========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................................  $   153,914   $    80,607   $   149,703
  Accrued liabilities...................................       94,599        51,908        62,011
  Due to parent company.................................    3,826,679     4,170,574     4,376,565
  Deferred revenue......................................    1,054,490       490,734       436,601
                                                          -----------   -----------   -----------
          Total current liabilities.....................    5,129,682     4,793,823     5,024,880
Stockholders' deficit:
  Common stock, $.01 par value; 200,000 shares
     authorized; 1,000 shares issued and outstanding at
     December 31, 1997 and 1998 and June 30, 1999
     (unaudited)........................................           10            10            10
  Additional paid-in capital............................          990           990           990
  Accumulated deficit...................................   (4,265,797)   (4,482,986)   (4,502,923)
                                                          -----------   -----------   -----------
          Total stockholders' deficit...................   (4,264,797)   (4,481,986)   (4,501,923)
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' deficit...  $   864,885   $   311,837   $   522,957
                                                          ===========   ===========   ===========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                            STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                               ------------------------   -------------------------
                                                  1997          1998          1998          1999
                                               -----------   ----------   ------------   ----------
                                                                                 (UNAUDITED)
Revenues.....................................  $ 2,175,894   $2,343,435    $1,291,761     $835,847
Operating costs and expenses:
  Cost of revenue............................    1,057,538      923,254       524,504      350,988
  Selling, general and administrative
     expenses................................    2,315,524    1,637,370       880,097      504,796
                                               -----------   ----------    ----------     --------
          Total operating costs and
            expenses.........................    3,373,062    2,560,624     1,404,601      855,784
                                               -----------   ----------    ----------     --------
          Net loss...........................  $(1,197,168)  $ (217,189)   $ (112,840)    $(19,937)
                                               ===========   ==========    ==========     ========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
               AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                COMMON STOCK     ADDITIONAL                     TOTAL
                                               ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                               SHARES   AMOUNT    CAPITAL       DEFICIT        DEFICIT
                                               ------   ------   ----------   -----------   -------------
Balance at January 1, 1997...................  1,000     $10        $990      $(3,068,629)   $(3,067,629)
  Net loss...................................     --      --          --       (1,197,168)    (1,197,168)
                                               -----     ---        ----      -----------    -----------
Balance at December 31, 1997.................  1,000      10         990       (4,265,797)    (4,264,797)
  Net loss...................................     --      --          --         (217,189)      (217,189)
                                               -----     ---        ----      -----------    -----------
Balance at December 31, 1998.................  1,000      10         990       (4,482,986)    (4,481,986)
  Net loss...................................     --      --          --          (19,937)       (19,937)
                                               -----     ---        ----      -----------    -----------
Balance at June 30, 1999 (unaudited).........  1,000     $10        $990      $(4,502,923)   $(4,501,923)
                                               =====     ===        ====      ===========    ===========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                            STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                  -----------------------   -------------------------
                                                     1997         1998         1998          1999
                                                  -----------   ---------   -----------   -----------
OPERATING ACTIVITIES:
Net loss........................................  $(1,197,168)  $(217,189)   $(112,840)    $ (19,937)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation and amortization.................      136,501     143,984       71,591        64,574
  Changes in operating assets and liabilities:
     Accounts receivable........................     (211,828)    204,883       67,331        32,500
     Deferred license fees......................       25,352      35,846       19,302        12,103
     Prepaid expenses and other assets..........      (11,821)     19,991       26,372        12,383
     Other assets...............................           --          --           --         5,040
     Accounts payable...........................     (118,305)    (73,307)     (19,263)       69,096
     Accrued liabilities........................       12,509     (42,691)      11,115        10,103
     Due to parent company......................      877,603     359,056      147,887       205,991
     Deferred revenue...........................      280,289    (563,756)    (267,463)      (54,133)
                                                  -----------   ---------    ---------     ---------
          Net cash (used in) provided by
            operating activities................     (206,868)   (133,183)     (55,968)      337,720
INVESTING ACTIVITIES:
Purchase of property and equipment..............     (115,684)     (7,401)      (5,015)           --
                                                  -----------   ---------    ---------     ---------
Net cash used in investing activities...........     (115,684)     (7,401)      (5,015)           --
                                                  -----------   ---------    ---------     ---------
Net increase (decrease) in cash.................     (322,552)   (140,584)     (60,983)      337,720
Cash at beginning of period.....................      472,703     150,151      150,151         9,567
                                                  -----------   ---------    ---------     ---------
Cash at end of period...........................  $   150,151   $   9,567    $  89,168     $ 347,287
                                                  ===========   =========    =========     =========
NON-CASH TRANSACTIONS:
Assets transferred to (from) Parent Company, at
  net book value................................  $  (250,035)  $  15,161    $  15,161     $      --
                                                  ===========   =========    =========     =========

                            See accompanying notes.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     SilverPlatter Education, Inc. (the "Company") was incorporated on December 29, 1992 and is a publisher of CD-ROM and Internet products in the healthcare industry. The Company is based in Norwood, Massachusetts and is a wholly-owned subsidiary of SilverPlatter Information, Inc. (the "Parent"). The Company primarily focuses on the use of multimedia for continuing medical education and also produces specialty-oriented bibliographic databases on CD-ROM for literature searching and clinical reference. The Company's products are offered globally. SilverPlatter Education is accredited by the Accreditation Council for Continuing Medical Education.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited balance sheet as of June 30, 1999 and the related unaudited statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1998 and 1999, (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.

     The interim financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the six months ended 1999 may not be indicative of operating results for the full year.

RECOGNITION OF REVENUE

     Subscription revenue is deferred and recognized ratably over the subscription period which is generally 12 months. Revenues derived from the sale of products requiring significant modification or customization are recorded based on the percentage of completion using labor hours. All other service revenues are recognized as the related services are performed.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. At times, cash balances in the Company's accounts may exceed FDIC insurance limits.

     The Company sells its systems and services to various companies in the healthcare industry. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

     The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short maturity of such instruments.

     The Company is dependent upon various information providers to provide content for use on the Company's products.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................    7
Equipment...................................................    3
Leasehold improvements......................................    3

INTANGIBLE ASSETS

     Intangible assets consist primarily of acquired subscription lists and are recorded at cost. Amortization is provided using the straight-line method over three years. Accumulated amortization totaled approximately $83,300 and $166,700 at December 31, 1997 and 1998, respectively.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Management periodically evaluates the ongoing value of property, equipment and intangibles and has determined that there were no indications of impairment for the years ended December 31, 1997 and 1998.

DEFERRED REVENUE

     Deferred revenue represents the portion of revenue received where the revenue recognition process is incomplete.

DEFERRED LICENSE FEES

     Deferred license fees represent amounts paid in advance to information providers. Such fees are deferred and expensed ratably over the terms of the subscription periods to match the recognition of the related revenue.

ADVERTISING

     The Company expenses the costs of advertising as incurred. During 1997 and 1998, advertising expense was approximately $38,400 and $1,100, respectively.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and such differences could be material to the financial statements.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Income taxes have been provided in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes."

NEWLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet the Company's internal needs without the intent to market externally. The Company adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 had no effect on the Company's financial condition or results of operations.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. The Company is required to implement SOP 98-9 for the year ending December 31, 2000. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through the year ending December 31, 1999. Management does not expect the adoption of SOP 98-9 to have a significant effect on the Company's financial condition or results of operations.

ALLOCATION OF CERTAIN EXPENSES

     The Parent provides various administrative services to the Company including legal assistance, accounting, marketing and advertising services. The Parent allocated these expenses to the Company. The allocation policy applied by the Company is as follows: first on the basis of direct usage when identifiable, with the remainder allocated among the Parent's subsidiaries on the basis of their respective annual sales. In the opinion of management, this method of allocation is reasonable and is consistent with Securities and Exchange Commission Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity". However, the allocation methodology utilized in preparing the financial statements of the Company may not necessarily reflect the results of operations, cash flows, or financial position of the Company in the future, or what the results of operations, cash flows or financial position would have been had the Company been a separate stand-alone entity. Management is unable to estimate what the administrative expenses would have been if the Company had been on a stand alone basis.

     Due to parent company included in the balance sheets represents a net balance as the result of various transactions between the Company and the Parent. There are no terms of settlement or interest charges associated with the account balance. The balance is primarily the result of the Parent funding payroll, other operating, selling, general and administrative expenses of the Company and allocated expenses incurred by the Parent on behalf of the Company.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     An analysis of transactions in the Due to Parent Company account are as follows:

                                                                    YEAR ENDED
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Balance at beginning of year................................  $2,699,041   $3,826,679
Net cash remitted from Parent...............................     876,244      161,584
Allocated expenses from the Parent..........................     251,394      182,311
                                                              ----------   ----------
Balance at end of year......................................  $3,826,679   $4,170,574
                                                              ==========   ==========
Average balance during the year.............................  $3,251,330   $3,896,040
                                                              ==========   ==========

2. INCOME TAXES

     For the tax periods presented, the Company filed income tax returns as part of a consolidated group. As a result, the current and deferred income tax amounts were allocated by applying SFAS No. 109 on a separate return basis.

     Income tax benefit differs from the amount computed by applying the federal statutory rate of 34% to loss before income taxes as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              ---------   --------
Tax benefit at the statutory rate...........................  $(398,537)  $(73,844)
State income taxes, net of federal benefit..................    (46,903)    (8,722)
Change in valuation allowance...............................    445,440     82,566
                                                              ---------   --------
          Total.............................................  $      --   $     --
                                                              =========   ========

     Deferred federal and state income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997         1998
                                                              ----------   -----------
Deferred tax assets:
  Depreciation..............................................  $   18,670   $    17,357
  Amortization..............................................      27,857        50,674
  Allowance for doubtful accounts...........................       3,302         1,921
  Net operating loss carryforwards..........................     950,264     1,014,245
                                                              ----------   -----------
          Total deferred tax assets.........................   1,000,093     1,084,197
Less: Valuation allowance...................................    (999,946)   (1,082,512)
                                                              ----------   -----------
                                                                     147         1,685
Deferred tax liability:
  Prepaid assets............................................        (147)       (1,685)
                                                              ----------   -----------
          Net deferred tax asset............................  $       --   $        --
                                                              ==========   ===========

     As of December 31, 1998 the Company had net operating loss carryforwards of $2,699,065 expiring in years 2008 to 2019.

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has established a valuation allowance for deferred tax assets at December 31, 1997 and 1998 due to the uncertainty of realizing these assets in the future. The valuation allowance increased $82,566 during 1998.

3.  LEASE COMMITMENTS

     The Company leased office facilities under an operating lease that expired in February 1999. Subsequent to February 1999, the Company leases its office facilities on a month-to-month basis.

     Total rent expense under all operating leases was approximately $62,125 and $64,466 for 1997 and 1998, respectively.

4.  EMPLOYEE BENEFIT PLAN

     Employees of the Company participate in the Parent's employee benefit plan.

     The Parent has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code. Under the plan's provisions, a plan member may make contributions, on a tax deferred basis, not to exceed 15% of compensation. It is the Company's policy to match employer contributions at a rate of 25% of the first 4% contributed by the employee. The Company incurred expense on behalf of its participants which totaled approximately $7,400 and $8,200 in 1997 and 1998, respectively.

5.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company, along with three other SilverPlatter International, N.V. (Parent Company of SilverPlatter Information, Inc.) subsidiaries, has guaranteed repayment of indebtedness under promissory notes given by the Parent. The amount outstanding at December 31, 1998 under these promissory notes was $1,704,928. The guarantee is to remain in full force and effect until the promissory notes are paid in full. The final payment of the promissory notes is for $558,900 and is due on September 30, 1999.

     The Company is a defendant in a legal proceeding in connection with copyright infringements with one of the Company's vendors. The parties are in settlement discussions and the plaintiffs are demanding $38,000 to settle the case. In the opinion of management, the resolution of this proceeding will not have a material adverse effect on the Company's financial position or results of operations.

6.  IMPACT OF YEAR 2000 (UNAUDITED)

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the Year 2000 as "00" and may assume that the year is 1900 rather than 2000. This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. The Company recognizes the need to minimize the risk that its operations will be adversely affected by Year 2000 software failures and is in the process of preparing for the Year 2000.

     The Parent has evaluated its Year 2000 risk in three separate categories: information technology systems ("IT"), non-IT Systems ("Non-IT") and material third party relationships. The Parent has developed a plan in which the risks in each of these categories are being reviewed and addressed by the appropriate level of management as follows:

          IT. IT systems have been divided into three classification: database products, ERL and SPIRS products and internal systems. To date, 169 of the Parent and Company's database products will be ready by the end of 1999. The Parent has performed an analysis and made programming changes to

                 SILVERPLATTER EDUCATION, INC., A SUBSIDIARY OF
                        SILVERPLATTER INFORMATION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     ensure Year 2000 compliance. All of the significant functionality of the Parent and Company's ERL and SPIRS products technology are Year 2000 compliant with the exception of minor or cosmetic problems which will be addressed in subsequent releases. Internal systems are currently 90% Year 2000 ready. The Company has internally-developed sales, accounts receivable and cash receipts software programs which are not Year 2000 compliant. The Company is in the process of modifying these programs to ensure Year 2000 compliance and expects that this process will be completed by October 31, 1999.

          Non-IT. Non-IT systems involve embedded technologies, such as microcontrollers or microprocessors. Management believes the Company's Non-IT risks are minimal. Most of the costs of addressing Non-IT risks are included in normal upgrade and replacement expenditures which were planned outside of the Company's Year 2000 review.

          Third Party Risk. To help the Company assess the level of Year 2000 exposure and the need for equipment replacement or upgrades, the Parent has contacted the manufacturers and/or installers of the various software products and systems used. The Parent and Company believe that with modifications to existing software, conversions to new software, and replacement or upgrade of equipment, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

     The Parent and Company obtained written verification from each of its significant vendors in 1998 and 1999 and performed Year 2000 compliance testing on products distributed to each of its significant customers.

     The Company and Parent believe that the Year 2000 issue is being appropriately addressed by its material vendors and does not expect the Year 2000 issue to have a material adverse effect on the financial position, results of operations or cash flows of the Company in future periods. The Parent's and Company's statements regarding Year 2000 issues are dependent on many factors, including the ability of the Company's vendors to achieve Year 2000 compliance and the proper functioning of the IT and non-IT systems and development of software, some of which are beyond the Company's control.

     Given that no significant issues have arisen based on the assessments to date, the Company has not developed a contingency plan to address the failure of the Company's IT or non-IT systems or the systems of material third parties to be Year 2000 compliant. The Parent and the Company will continue to assess the Year 2000 compliance issue on an on-going basis in an effort to resolve any Year 2000 issue in a timely manner.

     The Company has expensed less than $10,000 of costs related to Year 2000 compliance and expects to incur less than $10,000 of additional costs. These costs have been financed through the Parent.

     As discussed in Note 7, on July 23, 1999, HealthStream, Inc. acquired selected assets of the Company. In connection with this transaction, the Company entered into a services agreement with the Parent to continue to provide certain accounting and information systems support until October 31, 1999. Currently, the Company is transitioning its accounting and information systems support to HealthStream, Inc.'s own Year 2000 compliant accounting software. This transition is expected to be complete before December 31, 1999.

7.  SUBSEQUENT EVENT

     On July 23, 1999, HealthStream, Inc. acquired certain assets and assumed certain liabilities of the Company for $1 million.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
m3 The Healthcare Learning Company

     We have audited the accompanying balance sheets of MultiMedia Marketing, Inc. d/b/a m3 The Healthcare Learning Company as of December 31, 1998 and 1999 and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of m3 The Healthcare Learning Company as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Lane Gorman Trubitt, L.L.P.
Dallas, Texas
January 14, 2000

                       M3 THE HEALTHCARE LEARNING COMPANY

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   182,333   $   208,450
  Certificates of deposit...................................      198,627       195,848
  Accounts receivable -- less allowance for doubtful
     accounts of $0 in 1998 and $14,000 in 1999.............    1,911,751       911,765
  Prepaid expenses..........................................       29,180         4,318
                                                              -----------   -----------
          Total current assets..............................    2,321,891     1,320,381
Property and equipment -- at cost
  Computer equipment........................................      144,480       147,400
  Furniture and fixtures....................................       22,801        22,802
  Capitalized software......................................        9,245         9,245
                                                              -----------   -----------
                                                                  176,526       179,447
Less accumulated depreciation and amortization..............     (107,765)     (133,903)
                                                              -----------   -----------
                                                                   68,761        45,544
Other assets
  Software development costs, net of accumulated
     amortization...........................................      127,585        48,339
  Debt issue costs and other intangible assets, net of
     accumulated amortization of $6,471 in 1998 and $11,303
     in 1999................................................       12,004        14,447
                                                              -----------   -----------
                                                                  139,589        62,786
                                                              -----------   -----------
                                                              $ 2,530,241   $ 1,428,711
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable..........................................  $    35,694   $    60,162
  Accrued expenses..........................................      363,469       273,222
  Deferred revenue..........................................    2,377,034     1,276,505
                                                              -----------   -----------
          Total current liabilities.........................    2,776,197     1,609,889
Note payable -- long-term...................................      727,904     1,164,708
Stockholders' deficit
  Common stock, $.01 par value; 10,000,000 shares
     authorized; issued and outstanding 5,029,176 shares in
     1998 and 5,263,740 shares in 1999......................       50,292        52,637
  Additional paid-in capital................................    1,853,458     1,923,735
  Additional paid-in capital -- warrants....................       34,000        36,250
  Accumulated deficit.......................................   (2,911,610)   (3,358,508)
                                                              -----------   -----------
                                                                 (973,860)   (1,345,886)
                                                              -----------   -----------
                                                              $ 2,530,241   $ 1,428,711
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                       M3 THE HEALTHCARE LEARNING COMPANY

                            STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED DECEMBER 31,
                                                            -------------------------------------
                                                               1997          1998         1999
                                                            -----------   ----------   ----------
Net revenues..............................................  $   899,015   $2,565,875   $3,330,408
Costs and expenses
  Cost of revenues........................................      101,896      439,061      237,620
  General and administrative expenses.....................    2,023,371    3,042,808    3,425,970
                                                            -----------   ----------   ----------
          Total operating costs and expenses..............    2,125,267    3,481,869    3,663,590
                                                            -----------   ----------   ----------
  Loss from operations....................................   (1,226,252)    (915,994)    (333,182)
Other income (expense)
Interest expense..........................................      (76,915)    (104,304)    (128,703)
  Interest income.........................................       20,857       53,168       14,987
                                                            -----------   ----------   ----------
                                                                (56,058)     (51,136)    (113,716)
                                                            -----------   ----------   ----------
Net loss..................................................  $(1,282,310)  $ (967,130)  $ (446,898)
                                                            ===========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                       M3 THE HEALTHCARE LEARNING COMPANY

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 COMMON STOCK       ADDITIONAL PAID-IN CAPITAL
                              -------------------   ---------------------------   ACCUMULATED
                               SHARES     AMOUNT     COMMON STOCK     WARRANTS      DEFICIT        TOTAL
                              ---------   -------   --------------   ----------   -----------   -----------
Balance at January 1,
  1997......................  4,562,509   $45,625     $1,208,125       $    --    $  (662,170)  $   591,580
Sale of common stock........     66,667       667        149,333            --             --       150,000
Issuance of warrants to
  purchase common stock in
  connection with note
  payable agreement.........         --        --             --        34,000             --        34,000
Net loss....................         --        --             --            --     (1,282,310)   (1,282,310)
                              ---------   -------     ----------       -------    -----------   -----------
Balance at December 31,
  1997......................  4,629,176    46,292      1,357,458        34,000     (1,944,480)     (506,730)
Sale of common stock........    400,000     4,000        496,000            --             --       500,000
Net loss....................         --        --             --            --       (967,130)     (967,130)
                              ---------   -------     ----------       -------    -----------   -----------
Balance at December 31,
  1998......................  5,029,176    50,292      1,853,458        34,000     (2,911,610)     (973,860)
Exercise of stock options...    150,000     1,500         13,500            --             --        15,000
Exercise of stock options...     84,564       845             --            --             --           845
Issuance of warrants to
  purchase common stock in
  connection with note
  payable agreement.........         --        --             --         2,250             --         2,250
Stock option compensation...         --        --         56,777            --             --        56,777
Net loss....................         --        --             --            --       (446,898)     (446,898)
                              ---------   -------     ----------       -------    -----------   -----------
Balance at December 31,
  1999......................  5,263,740   $52,637     $1,923,735       $36,250    $(3,358,508)  $(1,345,886)
                              =========   =======     ==========       =======    ===========   ===========

        The accompanying notes are an integral part of these statements.

                       M3 THE HEALTHCARE LEARNING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1997          1998          1999
                                                          -----------   -----------   -----------
Cash flows from operating activities
  Net loss..............................................  $(1,282,310)  $  (967,130)  $  (446,898)
  Adjustments to reconcile net loss to net cash used in
     operating activities
     Stock option compensation..........................           --            --        56,777
     Issuance of stock warrants.........................           --            --         2,250
     Depreciation.......................................       32,257        27,937        26,138
     Amortization.......................................       60,892        87,119        91,107
     Provision for losses on accounts receivable........       43,798       111,627        51,001
     Changes in assets and liabilities, net:
       Accounts receivable..............................     (327,690)   (1,193,888)      948,985
       Prepaid expenses.................................      (51,615)       30,369        24,862
       Accounts payable.................................       65,330       (46,646)       24,468
       Accrued expenses.................................     (181,383)      191,099       (90,247)
       Deferred revenue.................................    1,167,523     1,027,968    (1,100,529)
                                                          -----------   -----------   -----------
          Net cash used in operating activities.........     (473,198)     (731,545)     (412,086)
                                                          -----------   -----------   -----------
Cash flows from investing activities
  Purchase of certificates of deposit...................           --      (198,627)     (291,221)
  Maturity of certificates of deposit...................           --            --       294,000
  Software development costs and capitalized software...     (120,003)      (43,081)           --
  Purchase of equipment.................................      (12,414)      (28,318)       (2,921)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........     (132,417)     (270,026)         (142)
                                                          -----------   -----------   -----------
Cash flows from financing activities
  Issuance of note payable..............................      750,000            --       430,000
  Debt issue costs......................................      (18,500)           --        (7,500)
  Sale of common stock..................................      150,000       500,000        15,845
                                                          -----------   -----------   -----------
          Net cash provided by financing activities.....      881,500       500,000       438,345
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....      275,885      (501,571)       26,117
Cash and cash equivalents at beginning of year..........      408,019       683,904       182,333
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $   683,904   $   182,333   $   208,450
                                                          ===========   ===========   ===========
Supplemental disclosures of cash flow information
  Cash paid during the year for interest................  $    65,000   $    97,500   $   116,155

        The accompanying notes are an integral part of these statements.

                       M3 THE HEALTHCARE LEARNING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

BUSINESS ACTIVITY

     m3 The Healthcare Learning Company (the "Company") provides interactive, multimedia education and training solutions to the healthcare industry. The Company serves clients across the entire healthcare continuum, including hospitals of all sizes, physician clinics, surgical centers, post-acute care facilities, MSOs, long-term care centers and public health departments. A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash balances at a financial institution located in Dallas, Texas, which at times may exceed insured limits. Cash in excess of operating requirements is invested in an income producing money market mutual fund, which is not insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

CERTIFICATES OF DEPOSIT

     The Company has two certificates of deposit with a financial institution with original maturities ranging from over three months to less than one year. These investments are stated at cost, as it is the intent of the Company to hold these securities until maturity.

ACCOUNTS RECEIVABLE

     Accounts receivable consist of uncollateralized receivables from customers primarily in the healthcare industry. The Company routinely assesses the financial strength of its customers and believes it is not exposed to any significant credit risk.

PROPERTY AND EQUIPMENT

     Depreciation and amortization is provided in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Capitalized software consists of costs to purchase and develop software. Major additions and betterments are capitalized while replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed. When property is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

     Depreciation and amortization is provided using the double declining balance method over five to seven years. Depreciation and amortization expense charged to operations was $32,257, $27,937 and $26,138 for the years ended December 31, 1997, 1998 and 1999, respectively.

DEBT ISSUE COSTS

     Debt issue costs represent amounts incurred by the Company to enable it to enter into the loan agreement described in Note 3. Such amounts are amortized, on a straight-line basis, over 5 years, which is the term of the note. Amortization expense charged to operations was $2,775, $3,696 and $4,832 for the years ended December 31, 1997, 1998 and 1999, respectively. Amortizing debt issue costs using the effective interest method would not result in a material difference in annual amortization.

                       M3 THE HEALTHCARE LEARNING COMPANY

SOFTWARE DEVELOPMENT COSTS

     Certain software development costs are capitalized upon the establishment of technological feasibility for each product or process and capitalization ceases when the product is available for general release to customers or is put into service. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technology. Research and development costs related to software development that has not reached technological feasibility are expensed as incurred and totaled $34,838, $250,723 and $197,219 for the years ended December 31, 1997, 1998 and 1999, respectively. Software development costs are amortized utilizing the straight-line method over the estimated economic lives of the related products not to exceed three years. Amortization of capitalized software costs charged to operations totaled $53,017, $76,067 and $79,247 for the years ended December 31, 1997, 1998 and
1999, respectively. Capitalized software development costs were $127,585 and $48,339 at December 31, 1998 and 1999, respectively, and net of accumulated amortization of $296,604 and $375,851 at December 31, 1998 and 1999, respectively.

REVENUE RECOGNITION

     The Company recognizes revenue for the sale of software in accordance with Statement of Position (SOP) 97-2 "Software Revenue Recognition".

     The Company records gross revenue for all sales to VHA organizations under an exclusive product agreement. Fees paid to VHA under this agreement are recorded as marketing expense.

DEFERRED REVENUE

     Deferred revenue represents the portion of revenue for which the revenue recognition process is incomplete.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADVERTISING COSTS

     Advertising costs are charged to operations when incurred. Advertising expense totaled $24,245, $44,318 and $5,301 for the years ended December 31, 1997, 1998 and 1999, respectively.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", requires that companies consider whether events or changes in circumstances may indicate that an impairment of long-lived assets held for use are present. If such indications are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Management periodically evaluates the carrying value of its property and equipment and has determined that there were no indications of impairment as of December 31, 1998 and 1999.

                       M3 THE HEALTHCARE LEARNING COMPANY

NEWLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 establishes standards for reporting and presenting in a full set of general purpose financial statements the costs incurred in the development of internal-use computer software. Internal-use software is acquired, internally developed, or modified solely to meet the Company's internal needs without the intent to market externally. The adoption of SOP 98-1 had no material effect on the Company's financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective as amended for fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management of the Company does not expect the adoption of SFAS No. 133 to have a material effect on the Company's financial statements.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions". SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. The Company is required to implement SOP 98-9 for the year ending December 31, 2000. Adoption of SOP 98-9 is not expected to have a material effect on the Company's financial statements.

2. INCOME TAXES

     Deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

     Current deferred income taxes result from the differences between financial statement and tax return recognition of accrued expenses. Noncurrent deferred income tax results from the use of accelerated methods of depreciation for income tax purposes, and a net operating loss carryforward. If it is likely that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     The components of deferred taxes in the accompanying balance sheets are summarized below:

                                                                1998         1999
                                                              ---------   -----------
Deferred tax assets:
  Current...................................................  $  12,582   $    10,557
  Noncurrent................................................    847,374     1,084,090
                                                              ---------   -----------
                                                                859,956     1,094,647
  Valuation allowance.......................................   (851,481)   (1,084,721)
                                                              ---------   -----------
     Net deferred tax assets................................      8,475         9,926
                                                              ---------   -----------
Deferred tax liabilities:
  Current...................................................         --            --
  Noncurrent................................................      8,475         9,926
                                                              ---------   -----------
                                                                  8,475         9,926
                                                              ---------   -----------
                                                              $      --   $        --
                                                              =========   ===========

                       M3 THE HEALTHCARE LEARNING COMPANY

     The net increase in the valuation allowance was $ 421,570, $ 268,005 and $233,240 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company has a net operating loss carryforward of approximately $3,188,500 at December 31, 1999 of which $379,400 will expire in 2010 and $17,400 in 2011, and $2,791,700 in 2019.

3. NOTE PAYABLE

     On April 3, 1997, the Company issued a note payable to a finance company in the amount of $750,000. On August 4, 1999, the note payable was amended to the amount of $1,180,000. The note bears interest at 13%, and is collateralized by substantially all of the Company's assets. Monthly interest payments of $12,783 are payable until April 30, 2002, at which time the outstanding principal balance, with all accrued interest is due. In connection with this transaction, the Company issued detachable stock warrants to the finance company and a portion of the proceeds has been allocated to these detachable stock warrants. See Note 10 for further discussion of these warrants.

     The loan agreement contains various provisions and restrictions including payment of cash dividends; purchase of insurance coverages; payment of taxes and assessments; limitations on indebtedness, guarantees and transactions with affiliates; issuance of stock below fair value; and financial reporting covenants. In 1998, the Company obtained a waiver for the financial reporting covenant. In 1999, the Company obtained a waiver for the exercise of stock options at an exercise price below the current fair value of the common stock.

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                1998       1999
                                                              --------   --------
Compensation................................................  $ 54,922   $ 54,787
Marketing fees..............................................   131,478         --
Sales tax...................................................   106,628    146,952
Customer advances...........................................    30,730     30,730
Interest....................................................     6,815     10,309
Consulting fees.............................................    22,000     22,000
Other.......................................................    10,896      8,444
                                                              --------   --------
                                                              $363,469   $273,222
                                                              ========   ========

                       M3 THE HEALTHCARE LEARNING COMPANY

5. STOCK OPTIONS

     The Company has a restricted stock option agreement and a performance-based agreement. Under the restricted stock option agreement, the exercise price of each option is greater than or equal to the fair market value of the Company's stock on the date of the grant and vest over a period of three years. Under the performance-based agreement, vesting is determined annually, contingent upon each year's revenue growth, earnings and employee performance, over the three year period. Vesting for the performance-based agreement is not cumulative.

     The following schedule summarizes the changes:

                                                                                       RESTRICTED
                                                            PERFORMANCE-BASED         STOCK OPTION
                                                           --------------------   --------------------
                                                                       WEIGHTED               WEIGHTED
                                                                       AVERAGE                AVERAGE
                                                            NUMBER     EXERCISE    NUMBER     EXERCISE
                                                           OF SHARES    PRICE     OF SHARES    PRICE
                                                           ---------   --------   ---------   --------
Outstanding, January 1, 1997.............................        --     $  --      275,000     $0.28
  Granted................................................   250,000      0.01           --        --
  Exercised..............................................        --        --           --        --
  Expired/forfeit........................................        --        --           --        --
                                                            -------               --------
Outstanding, December 31, 1997...........................   250,000      0.01      275,000      0.28
  Granted................................................        --        --      294,000      2.50
  Exercised..............................................        --        --           --        --
  Expired/forfeit........................................        --        --           --        --
                                                            -------               --------
Outstanding, December 31, 1998...........................   250,000      0.01      569,000      1.43
  Granted................................................        --        --       17,000      2.50
  Exercised..............................................   (84,564)     0.01     (150,000)     0.10
  Expired/forfeit........................................        --        --     (113,000)     2.06
                                                            -------               --------
Outstanding, December 31, 1999...........................   165,436     $0.01      323,000     $1.88
                                                            =======               ========

     Options exercisable at December 31, 1997, 1998 and 1999 are as follows:

                                                                             RESTRICTED
                                                              PERFORMANCE-     STOCK
YEAR ENDING                                                      BASED         OPTION
-----------                                                   ------------   ----------
December 31, 1997...........................................         --        41,667
December 31, 1998...........................................     13,814        83,333
December 31, 1999...........................................         --       171,665

     Following is a summary of the status of options:

                                                 WEIGHTED AVERAGE          WEIGHTED AVERAGE FOR
                                              REMAINING LIFE IN YEARS    VALUE OF OPTIONS GRANTED
                                             -------------------------   -------------------------
                                                            RESTRICTED                  RESTRICTED
                                             PERFORMANCE-     STOCK      PERFORMANCE-     STOCK
YEAR ENDING                                     BASED         OPTION        BASED         OPTION
-----------                                  ------------   ----------   ------------   ----------
December 31, 1997..........................      2.25          2.00         $0.81         $0.81
December 31, 1998..........................      1.25          2.80          0.81          0.81
December 31, 1999..........................      0.25          2.45          0.81          0.81

     100,000 of the Restricted Stock Options are exercisable at $0.50 per share; the remaining 223,000 are exercisable at $2.50 per share.

     In connection with the performance based stock options, $56,777 of compensation expense was recognized during the year ended December 31, 1999.

                       M3 THE HEALTHCARE LEARNING COMPANY

     The Company recognizes and measures compensation costs related to stock options utilizing the intrinsic value-based method. Had compensation expense been determined on the fair value of awards granted, net loss would have been as follows:

                                                        1997         1998        1999
                                                     -----------   ---------   ---------
Net loss as reported...............................  $(1,282,310)  $(967,130)  $(446,898)
Pro forma compensation expense, net of taxes (net
  of recorded compensation expense in 1999 of
  $56,777).........................................       (6,441)    (11,100)        (40)
                                                     -----------   ---------   ---------
Pro forma net loss.................................  $(1,288,751)  $(978,230)  $(446,938)
                                                     ===========   =========   =========

     The fair value of each option is estimated with the following assumptions used for grants: risk free interest rate 5.00%; expected life 3 years; divided yield 0%. The fair values may not be indicative of the future benefit, if any, that may be received by the option holder.

6. OPERATING LEASES

     The Company conducts its operations from various leased facilities under long-term lease agreements, classified as operating leases, which expire at various dates through March 2003. In the normal course of business, operating leases are generally renewed or replaced by other leases. The Company also leases certain equipment under operating leases.

     The following is a schedule of future minimum lease payments required by noncancellable operating leases with initial or remaining terms in excess of one year at December 31, 1999:

YEAR ENDING DECEMBER 31,                                       TOTAL
------------------------                                      -------
2000........................................................  $38,840
2001........................................................    3,192
2002........................................................    3,192
2003........................................................      665
Thereafter..................................................       --
                                                              -------
                                                              $45,889
                                                              =======

     Rent expense totaled $35,461, $110,275 and $206,925 which consists of $-0-, $66,408 and $145,195 paid to a related party and $35,461, $43,867 and $61,730 of minimum rentals paid to non related parties for the years ended December 31, 1997, 1998 and 1999, respectively. Related party leases are for a term of one year or less.

7. EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan to which both the Company and eligible employees may contribute. Company contributions are voluntary and at the discretion of the board of directors. Company contributions totaled $20,013 for 1999. There were no Company contributions for 1997 and 1998.

8. PRODUCT AGREEMENT

     In April 1997, the Company entered into an exclusive product agreement with VHA, Inc. ("VHA") whereby the Company has been selected by VHA to provide technology-delivered learning to VHA organizations. Under the terms of the agreement, the Company pays marketing fees to VHA of 20% of certain defined revenues, subject to certain exceptions and limitations. Marketing expense under this agreement totaled $26,496, $245,363 and $44,135 for the years ended December 31, 1997, 1998 and 1999, respectively.

                       M3 THE HEALTHCARE LEARNING COMPANY

9. MAJOR CUSTOMERS

     A substantial portion of the Company's revenue is derived from three or fewer clients. During 1997, 1998 and 1999 revenues from these clients aggregated $441,159, $486,936 and $402,846, respectively. At December 31, 1998 and 1999, amounts due from those clients included in accounts receivable were $545,361 and $223,892, respectively.

                                                                1997       1998       1999
                                                              --------   --------   --------
Fountain View...............................................  $ 93,794   $     --   $     --
Integris Health.............................................   131,450         --         --
Marriot.....................................................   215,915    264,250         --
Texas Eng Extension Service.................................        --    222,686    402,846
                                                              --------   --------   --------
                                                              $441,159   $486,936   $402,846
                                                              ========   ========   ========

Marriot.....................................................             $225,500   $     --
Texas Eng Extension Service.................................              319,861    223,892
                                                                         --------   --------
                                                                         $545,361   $223,892
                                                                         ========   ========

10. WARRANT

     In connection with the issuance of the note payable agreement described in
Note 3, $34,000 of the proceeds has been allocated to the detachable stock warrants. Upon surrender of a warrant, the holder is entitled to purchase one share of the Company's common stock for $.01 per share. The Company grants to the holder the right to purchase 138,300 shares of the Company's common stock (the "Base Amount"), provided that in the event that any portion of the indebtedness evidenced by the note is outstanding, the Base Amount is increased 13,830 shares per annum, which amount may be accrued on a monthly basis beginning May 1, 1999 and ending on the date the note is paid in full but in any event no later than April 30, 2002. The warrant is exercisable at any time until April 20, 2002.

11. SUBSEQUENT EVENT (UNAUDITED)

     In January 2000, the Company was acquired by HealthStream, Inc. for $7.7 million.

                     "MEET THE MANAGEMENT" PRESENTATION FOR
                                  HEALTHSTREAM

     Prospective investors will be able to log on to a website maintained by E*OFFERING Corp. at www.eoffering.com, where a prospectus is available for review. Within designated sections of the prospectus, including the table of contents and the Underwriting Section of the prospectus, an embedded hyperlink (click here for "Meet the Management" Presentation) will provide exclusive access to the "Meet the Management" Presentation. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

VISUAL 1:  DISCLAIMER

     Imagery:  Company logo.

     Visual Text: The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

     Script: (Robert Frist) The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

VISUAL 2:  INTRODUCTION


     Imagery: Border and Company logo. See description of artwork on the page titled Inside Front Cover of the Registration Statement for a description of the image located on the inside front cover of the prospectus.


     Script: (Robert Frist) Welcome to the "Meet the Management" Presentation for HealthStream. I'm Robert Frist, Chairman and CEO. I would like to introduce Jeff McLaren, our President and Chief Product Officer, and Arthur Newman, our Chief Financial Officer. We would like to talk to you about HealthStream, a Web-based solution to meet the training and education needs of the healthcare industry.

VISUAL 3:  MARKET OPPORTUNITY

     Imagery: Border and Company logo. There is an arrow connecting the number of participants in the medical industry to the text highlighting the total amount of money spent annually on training and continuing education.


     Visual Text: Title: Market Opportunity. Table: Allied healthcare professionals -- 5,000,000; Registered nurses -- 2,600,000; Non-clinical healthcare workers -- 2,400,000; Active physicians -- 600,000. Arrow points to a summary box containing the following text: Estimated over $6.0 billion spent annually on ongoing training and continuing education.


     Script: (Robert Frist) (see "Business -- Industry Background -- Continuing Education in the Healthcare Industry"): Healthcare services in the U.S. are delivered by over an estimated 5.0 million allied healthcare professionals, 2.6 million registered nurses, 2.4 million non-clinical healthcare workers and 600,000 active physicians. Regulations administered by various state and Federal agencies require ongoing training and continuing education for healthcare professionals and other healthcare workers. For example, physician and nursing licensing boards require up to 20 hours of continuing education per year. Other agencies, including the Occupational and Safety Health Administration, or OSHA, the Healthcare

Financing Administration, or HFCA, and the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO require hospitals and other healthcare providers to provide employees with various types of workplace safety training. We estimate that the healthcare industry spends over $6.0 billion annually on ongoing training and continuing education, including over $3.0 billion on continuing education for allied healthcare professionals and for nurses and continuing medical education, or CME, for physicians.


VISUAL 4:  MARKET CHARACTERISTICS AND ISSUES

     Imagery: Border and Company logo. Three arrows on the left of the page pointing to the right.

     Visual Text:  Title: Market Characteristics and Issues. Subheading:
"Limitations of existing healthcare training programs." To the right of the first arrow will appear the caption, "Inconvenient and costly to attend and may result in lost productivity." To the right of the second arrow will appear the caption, "Limited in terms of breadth of offering and timeliness and may be costly to produce on a per user basis." To the right of the third arrow will appear the caption, "Difficult to review and assess results, track employee compliance and respond to the effectiveness of programs."

     Script: (Robert Frist) (see "Business -- Industry Background -- Continuing Education in the Healthcare Industry"): Historically, healthcare professionals have received continuing education and training through offline publications, such as medical journals and CD-ROMs, and by attending conferences and seminars. Although these existing approaches satisfy ongoing training and continuing education requirements, they are limited in the following ways: seminars and instructor-led training may be inconvenient and costly to attend and may result in lost productivity. In addition, ongoing training and continuing education courses offered locally may be limited in terms of breadth of offering and timeliness and may be costly to produce on a per user basis. Furthermore, administrators find it difficult to review and assess results, track employee compliance with certification requirements and respond to the effectiveness of education and training programs. The inefficiencies inherent in traditional methods of providing ongoing training and continuing education, combined with the time constraints and the increased cost pressures in the healthcare industry, have prompted healthcare professionals and organizations to improve information exchange and consider alternative training methodologies.

VISUAL 5:  HEALTHSTREAM SOLUTION


     Imagery: Border and Company logo. See description of artwork on the page titled Color Foldout of the Registration Statement for a description of the image located on the inside front cover of the prospectus.



     Script: (Robert Frist) (see "Summary," "Business -- Industry Background -- Convergence of the Internet and Online Healthcare Education Services" and "-- The HealthStream Solution"): We believe the healthcare ongoing training and continuing education market is particularly well-suited for business-to-business e-commerce and online services. We bring authors and publishers of training and continuing education content together with end users through our Web-based distribution network. We will expand our distribution of courses and services to include two methods. The first method provides Internet access to our courses and education management software on a transactional basis over the Internet on an application services provider, or ASP, basis. Under the second method, we deliver our courses through strategic distribution partners, which we refer to as our Web distribution network. This network currently consists of over 30 distribution partners, including Healtheon/WebMD, MedicaLogic, GE Medical Systems, Pointshare, Medsite.com, HealthGate and ChannelHealth (an IDX company).


VISUAL 6:  HEALTHSTREAM SOLUTION


     Imagery: Border and Company logo. See description of artwork on the page titled Color Foldout of the Registration Statement for a description of the image located on the inside front cover of the prospectus.


     Visual Text: Title: HealthStream Solution. Subheading: "Distribution through ASP Model."

     Script: (Robert Frist) (see "Business -- HealthStream Services -- Services Distributed Through ASP Model"): Healthcare organizations are responsible for providing both government mandated and internally required training to their employees. We are developing our ASP model to enable these healthcare organizations to provide, assess and manage this training process. Under our ASP model, our online systems are hosted in a central data center that provides administrative access to our customers through Web-based reporting and management tools, rather than through software that is installed and maintained at the customer's site. We will bill our customers on a per transaction and/or subscription fee basis, enabling them to treat their investment in online continuing education and training as an operating expense rather than a capital expense. We anticipate that eliminating the need for a capital outlay may shorten the sales cycle to these customers. In addition, our hosted ASP service is scalable to enable healthcare organizations to monitor and administer the continuing education and training needs of large and geographically dispersed employee bases.

VISUAL 7:  HEALTHSTREAM SOLUTION



    Imagery: Border and Company logo. See description of artwork on the page titled Color Foldout of the Registration Statement for a description of the image located on the inside front cover of the prospectus.


     Visual Text: Title: HealthStream Solution. Subheading: "Distribution through Web Network."


     Script: (Robert Frist) (see "Business -- HealthStream Services -- Services Provided through Web Distribution Network" and "-- The HealthStream Solution"):
Most healthcare professionals are responsible for meeting their own continuing education requirements. We enable these healthcare professionals to meet their continuing education requirements by obtaining credit through use of our online courseware. We deliver our online courseware to healthcare professionals through multiple, co-marketed Web sites offered in partnerships with health Web sites, academic and medical institutions, pharmaceutical and equipment manufacturers and healthcare providers. For instance, we have entered into a five-year agreement with Healtheon/WebMD to be the exclusive provider of education and training for healthcare organizations, healthcare professionals and healthcare workers on Web sites owned and operated by Healtheon/WebMD. Healthcare professionals and other healthcare workers can sign up to become registered users of our service after accessing our log-in screen at our or any one of our distribution partners' Web sites. Each of these Web sites is based upon our standard template but is customized to match the look and feel of the Web site of the referring distribution partner. We believe our services will provide an online training and continuing education solution for healthcare organizations, end users, distribution partners and content partners.


VISUAL 8:  HEALTHSTREAM VALUE PROPOSITION

     Imagery: Border and Company logo. Three arrows on the left of the page pointing to the right.

     Visual Text: Title: HealthStream Value Proposition. Subheading: "Value to Healthcare Organizations." To the right of the first arrow will appear the caption, "Access to high quality content on a cost-effective basis." To the right of the second arrow will appear the caption, "Allows organizations to contribute to and enhance the content provided." To the right of the third arrow will appear the caption, "Provides the ability to track compliance and measure the effectiveness and results of training."

     Script:  (Robert Frist) (see "Business -- The HealthStream
Solution -- Value to Healthcare Organizations"): We offer healthcare organizations the ability to provide access to high quality content on a cost-effective basis for the ongoing training and continuing education needs of their employees. Our services allow these organizations to contribute to and enhance the content provided through our services and to configure training to meet the specific needs of different groups of employees. In addition, we provide administrators of these organizations the ability to track compliance with certification requirements and measure the effectiveness and results of training.

VISUAL 9:  HEALTHSTREAM VALUE PROPOSITION

     Imagery: Border and Company logo. Three arrows on the left of the page pointing to the right.

     Visual Text: Title: HealthStream Solution. Subheading: "Value to End Users." To the right of the first arrow will appear the caption, "Comprehensive training and continuing education offerings." To the right of the second arrow will appear the caption, "Cost-effective training and continuing education." To the right of the third arrow will appear the caption, "Convenient access and compelling user experience."


     Script:  (Robert Frist) (see "Summary -- Our Business" and
"Business -- Overview" and "Business -- The HealthStream Solution -- Value to End Users"): We believe we provide one of the largest online libraries of ongoing training and continuing education content covering a range of medical specialties. Through strategic relationships with medical institutions and commercial organizations, we have amassed over 3,000 hours of training and education courses and currently distribute over 1,300 hours of these courses online. Our content comes from a broad range of leading medical education institutions, commercial providers and professional groups such as Vanderbilt University Medical Center, Duke University Medical Center, The Cleveland Clinic Foundation, Scripps Clinic, KnowledgeLinc and American Health Consultants. Moreover, by eliminating the need for travel and expensive in-house programs, we estimate that we can significantly reduce the cost of ongoing training and continuing education. Our end users pay for our services on a per transaction and/or subscription basis, eliminating the need for substantial up-front expenditures. Our online services also allow our end users the freedom to utilize our services when it is convenient for them.


VISUAL 10:  HEALTHSTREAM VALUE PROPOSITION

     Imagery: Border and Company logo. Three arrows on the left of the page pointing to the right.


     Visual Text: Title: HealthStream Value Proposition. Subheading: "Value to Network Distribution Partners." To the right of the first arrow will appear the caption, "Comprehensive training and continuing education solution." To the right of the second arrow will appear the caption, "Premier continuing education healthcare content." To the right of the third arrow will appear the caption, "Recurring traffic opportunity."



     Script: (Robert Frist) (see "Business -- Overview" and "Business -- The HealthStream Solution -- Value to Network Distribution Partners"): We offer our network distribution partners an online training and continuing education solution that includes one of the largest libraries of courseware. Most of our distribution partners provide online access to continuing education as an ancillary service to their core businesses. To drive traffic to their Web sites, our network distribution partners want to provide their online users with a compelling ongoing training and continuing education experience. Our solution delivers these services to our network distribution partners. Additionally, we offer our network distribution partners access to content from premier healthcare organizations through our established relationships with medical education and professional institutions and commercial publishers. We believe we will also offer our network distribution partners a predictable source of online traffic due to the recurring nature of regulated training and continuing education requirements. In addition, we believe visits by online users accessing our service through one of our distribution partners' Web sites should be substantially longer than a typical online experience due to the nature of our product offering. This recurring and "sticky" base of traffic will complement the other services provided by our distribution partners.


VISUAL 11:  HEALTHSTREAM VALUE PROPOSITION

     Imagery: Border and Company logo. Three arrows on the left of the page pointing to the right.

     Visual Text: Title: HealthStream Solution. Subheading: "Value to Content Partners." To the right of the first arrow will appear the caption, "Compelling Web distribution network." To the right of the second arrow will appear the caption, "Comprehensive outsourcing solution." To the right of the third arrow will appear the caption, "Significant expertise in content conversion."

     Script:  (Robert Frist) (see "Business -- The HealthStream
Solution -- Value to Content Partners"): We believe we currently offer our content partners one of the largest Web networks for the distribution of training and education for the healthcare community. Through our Web distribution network, our content partners can realize new product sales by targeting a broader audience than they could on their own. We enable our content partners to focus on their core competency of producing and authoring content and to reallocate resources that may have used to develop their own delivery systems and distribution partnerships. We also offer publishers and authors of training and continuing education content our experience in producing online materials for the healthcare industry. We provide customers with a complete set of proprietary tools which enables them to quickly and inexpensively develop online courseware.

VISUAL 12:  HEALTHSTREAM STRATEGY

     Imagery: Border and Company logo. HealthStream logo in center of page with five circles filled with text headings connected to the logo as spokes.

     Visual Text: Title: HealthStream Strategy. The following text would be inserted into the surrounding five circles:

     - Provide healthcare organizations with Web-based access to our courses and education management software on an ASP basis

     - Expand and enhance our online training and education library

     - Increase the number of partners in our Web distribution network

     - Expand our sales and marketing efforts

     - Generate additional revenue opportunities

     Script: (Robert Frist) (see "Summary -- Our Growth Strategy"): Our objective is to be the leading provider of Web-based training and education solutions for the healthcare industry. The following are the key elements of our growth strategy: First, provide healthcare organizations with Web-based access to our courses and education management software on an ASP basis. Second, expand and enhance our online training and education library. Third, increase the number of partners in our Web distribution network. Fourth, expand our sales and marketing efforts that target healthcare organizations, healthcare professionals and potential content and distribution partners. And lastly, generate additional revenue opportunities by aggregating the performance data collected by our system and offering sponsorship products based on the attractive demographics of our end users.

     Now I would like to turn it over to Jeff McLaren, our President and Chief Product Officer, to talk about our products and services.

VISUAL 13:  SERVICES

     Imagery: Border and Company logo. Company logo with two rectangular boxes below labeled with the headings, "Services Distributed through ASP Model" and "Services Provided through Web Distribution Network"

     Visual Text: Title: Services. Each rectangle will include captions listing the following services:

 SERVICES DISTRIBUTED THROUGH ASP MODEL    SERVICES PROVIDED THROUGH WEB DISTRIBUTION NETWORK
- Administrative and management tools      - Online courseware
- Online courseware                        - Webcast events
- Content conversion and development       - Search engine

     Script: (Jeff McLaren) (see "Business -- HealthStream Services"): Thanks, Robert. We provide our Web-based ongoing training and continuing education services to healthcare organizations through our ASP model and individual healthcare professionals through our Web distribution network. Our services for healthcare organizations include: administrative and management tools, online courseware and content conversion and development. Our administrative and management tools will be used by human resources, training and management personnel to manage curriculum and employee population training performance data. The courseware we provide under our ASP model will primarily focus on mandated training content.

Many healthcare organizations provide their employees with organization-specific training. We have full-service capabilities to convert existing course materials to a Web-enabled format or develop custom courseware for these healthcare organizations.

     Our services for healthcare professionals include: online courseware, Webcast events, and a search engine. The online courseware available through our network of co-branded web sites and our web site is targeted to healthcare professionals and includes primarily accredited continuing education content. We also offer both live and pre-recorded Webcasts of medical procedures, the viewing of which may be credited toward continuing education requirements. Additionally, through our acquisition of KnowledgeReview we acquired a search engine and several associated domain names through which we offer a method for physicians and other healthcare professionals to search for both online and traditional continuing education products. In addition, we plan to offer products and services that complement our online continuing education and training courses and link sales of our courseware to related books, videotapes, audio tapes, and other educational and reference products produced by our content partners. Back to you Robert.

VISUAL 14:  STRATEGIC RELATIONSHIPS AND ACQUISITIONS

     Imagery: Border and Company logo. Four arrows on the left of the page pointing to the right.


     Visual Text:  Title: Strategic Relationships and Acquisitions. Subheading:
"Services Distributed through ASP Model." To the right of the first arrow will appear the caption, "m3 the Healthcare Learning Company." To the right of the second arrow will appear the caption, "EMInet." To the right of the third arrow will appear the caption, "Quick Study." To the right of the fourth arrow will appear the caption, "Columbia/HCA Healthcare Corporation."



     Script: (Robert Frist) (see "Business--Strategic Relationships and Acquisitions -- Services Distributed through ASP Model"): Thanks, Jeff. In January 2000, we acquired m3 the Healthcare Learning Company which provides us with an established client base of over 450 hospitals and the opportunity to convert these hospitals to our ASP model. In January 2000, we also acquired EMInet, a provider of online continuing education to emergency medical services personnel. This acquisition expands the content offering of our online library and customer base for our services. Additionally, in January 2000, we acquired Quick Study, a provider of over 60 hours of nursing and OSHA content, which we have added to our online library and will deliver to healthcare organizations through our ASP model. In February 2000, we entered into a four-year Online Education Services Provider Agreement pursuant to which we will provide Columbia/HCA with online training and education services and courseware for its doctors, nurses and staff on an ASP basis.


VISUAL 15:  STRATEGIC RELATIONSHIPS AND ACQUISITIONS

     Imagery: Border and Company logo. Two vertical rectangles with the titles "Content" and "Distribution."

     Visual Text:  Title: Strategic Relationships and Acquisitions. Subhead:
Services Provided Through Web Distribution Network. Each rectangle will include captions listing the following names of the Company's strategic relationships and acquisitions:


                 CONTENT                                  DISTRIBUTION
-----------------------------------------   -----------------------------------------
- SilverPlatter Education                   - cmesearch.com
- Scripps Clinic                            - Healtheon/WebMD
- Duke University Medical Center            - MedicaLogic
- American Health Consultants               - State Medical Associations
- Vanderbilt University Medical Center      - HealthGate
- The Cleveland Clinic Foundation           - ChannelHealth (an IDX Company)
- Challenger Corporation                    - Pointshare
- e-Vitro                                   - GE Medical Systems
                                            - Medsite.com

     Script: (Robert Frist) (see "Business -- Strategic Relationships"): We have entered into strategic relationships with several content partners and 30 distribution partners and continue to aggressively pursue additional strategic relationships. We believe that these strategic relationships along with the acquisition of complementary businesses will enable us to increase our course offerings, expand our product distribution and expand our brand awareness. In addition, our recent acquisitions have expanded our course offerings and provided us with experienced sales personnel. In July 1999, we acquired SilverPlatter Education, a provider of over 100 hours of continuing medical education programs to physicians on CD-ROM and via the Internet. In January 2000, we acquired KnowledgeReview which operates cmesearch.com, a healthcare education search engine which allows physicians and other healthcare professionals to search for online and traditional continuing education. cmesearch.com currently provides listings and information on over 2,000 courses and seminars. Selected content partners include: SilverPlatter Education, Scripps Clinic, Duke University Medical Center, American Health Consultants, Vanderbilt University Medical Center, The Cleveland Clinic Foundation, Challenger Corporation and e-Vitro. Selected distribution partners include: cmesearch.com., Healtheon/WebMD, MedicaLogic, State Medical Associations, HealthGate, ChannelHealth (an IDX Company), Pointshare, GE Medical Systems and Medsite.com.



VISUAL 16:  COMPETITION


     Imagery: Border and Company logo. Eight arrows on the left of the page pointing to the right.

     Visual Text: Title: Competition. Subheading "Potential competitors fall into the following categories:" To the right of the first arrow will appear the caption, "Other online training and continuing education providers." To the right of the second arrow will appear the caption, "Web sites targeting medical professionals." To the right of the third arrow will appear the caption, "Traditional medical publishers and continuing education providers." To the right of the fourth arrow will appear the caption, "Academic medical centers." To the right of the fifth arrow will appear the caption, "Software developers that bundle their training systems." To the right of the sixth arrow will appear the caption, "Professional membership organizations." To the right of the seventh arrow will appear the caption, "Companies that market general-purpose computer-managed instruction systems." To the right of the eighth arrow will appear the caption, "Interactive media development companies."

     Script: (Robert Frist) (see "Business -- Competition"): The market for the provision of online training and continuing education to the healthcare industry is new and rapidly evolving. We face competitive pressures from numerous actual and potential competitors, including: Other online training and continuing education providers, Web sites targeting medical professionals that currently offer or may develop their own continuing education content in the future; traditional medical publishers and continuing education providers; academic medical centers; software developers that bundle their training systems with industry training content; professional membership organizations; companies that market general-purpose computer-managed instruction systems into the healthcare industry; and, interactive media development companies focused on the healthcare industry.

     And with that, I will turn it over to Arthur Newman for an overview of our financial results. Arthur . . .


VISUAL 17:  FINANCIAL SUMMARY


     Imagery:  Border and Company logo. Selected Financial Data.

     Visual Text:  Title: Financial Summary. "Selected Financial Data" table.

     Script: (Arthur Newman) (See "Management's Discussion and Analysis of Financial Condition -- Overview," "-- Results of Operations" and "-- Year Ended December 31, 1998 Compared to Year Ended December 31, 1999"): Thanks, Robert. Revenues currently consist primarily of sales of multimedia development services for training modules and promotional materials for the healthcare industry. Revenues also including licensing fees and royalties from product sales of proprietary training software to healthcare companies as well as transaction fees from sales of continuing education credit from content delivered over the Internet. We expect that revenues in future periods will be increasingly derived from online services to healthcare organizations and healthcare professionals.

     Revenues increased $852,000 or 49.6% from approximately $1.7 million for the year ended December 31, 1998 to approximately $2.6 million for the year ended December 31, 1999. The increase in revenues was due to increased sales and marketing of our T.NAV product and multimedia development services as well as increased development and content production services.

     Cost of revenues increased approximately $1.0 million or 100.4% from approximately $1.0 million for the year ended December 31, 1998 to approximately $2.1 million for the year ended December 31, 1999. The increase was primarily attributable to increased volume of business, including approximately $800,000 of increases in salaries, labor and related benefits.

     Product development expenses increased approximately $1.6 million, or 359.5%, from $443,000 for the year ended December 31, 1998 to approximately $2.0 million for the year ended December 31, 1999. As a percentage of revenues, product development expenses increased from 25.8% for the year ended December 31, 1998 to 79.3% for the year ended December 31, 1999. The increase as a percentage of revenues was due to significant upfront product development expenses incurred to implement our online services, including salaries and employee benefits associated with increased content conversion and development and royalties due to content and distribution partners. We anticipate significant additional product development expenses in future periods due to salaries and employee benefits associated with increased content conversion.

     Selling, general and administrative expenses increased approximately $1.5 million, or 101.2%, from approximately $1.5 million for the year ended December 31, 1998 to approximately $3.0 million for the year ended December 31, 1999. The increase was primarily due to increased personnel and related benefits costs of approximately $500,000 associated with new employees, an increase of approximately $228,000 in advertising, promotional and marketing expenditures, an increase of approximately $131,000 in professional service fees, an increase of $213,000 related to amortization of intangible assets, an increase of approximately $168,000 in travel expenses and facility and depreciation expenses of approximately $96,000.

     Other expense decreased $122,000 or 36.9% from $331,000 for the year ended December 31, 1998 to $209,000 for the year ended December 31, 1999.

     Net loss increased approximately $2.9 million, or 180.4%, from approximately $1.6 million for the year ended December 31, 1998 to approximately $4.5 million for the year ended December 31, 1999 due to the factors described above.

     Robert . . .


VISUAL 18: END OF PRESENTATION


     Imagery: Border and company logo. See description of artwork on the page titled Inside Front Cover of the Registration Statement for a description of the image located on the inside front cover of the prospectus.

     Script: (Robert Frist): We hope that this presentation was helpful in understanding the business model of HealthStream and the strategy that our management team intends to execute. We encourage you to refer back to the prospectus for additional support and disclosure as well as to take a look at the "Risk Factors" in detail. Again, thank you for your interest in HealthStream.

                              (HEALTHSTREAM LOGO)

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[I]

                   SUBJECT TO COMPLETION, DATED APRIL 6, 2000


                              (HEALTHSTREAM LOGO)

                                5,000,000 SHARES

                                  COMMON STOCK


     We are offering 5,000,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "HSTM." We anticipate that the initial public offering price will be $9.00 per share.


                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public offering price.......................................  $             $
Underwriting discounts and commissions......................  $             $
Proceeds to HealthStream, Inc...............................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                         ------------------------------

ROBERTSON STEPHENS INTERNATIONAL
                               CIBC WORLD MARKETS
                                                             J.C. BRADFORD & CO.
                THE DATE OF THIS PROSPECTUS IS           , 2000.

[I]
                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., CIBC World Markets Corp., J.C. Bradford & Co. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
U.S. UNDERWRITERS                                             OF SHARES
-----------------                                             ---------
FleetBoston Robertson Stephens Inc..........................
CIBC World Markets Corp.....................................
J.C. Bradford & Co..........................................
E*OFFERING Corp.............................................


INTERNATIONAL UNDERWRITERS
--------------------------
FleetBoston Robertson Stephens International Limited........
CIBC World Markets plc......................................
J.C. Bradford & Co..........................................
                                                              ---------
               Total........................................  5,000,000
                                                              =========


     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession not in excess of $          per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of the proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this document, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. Among the factors considered in those negotiations will be prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 750,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated, by the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the compensation to be paid by us:

                                                                                     TOTAL
                                                                        -------------------------------
                                                                           WITHOUT            WITH
                                                            PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            ---------   --------------   --------------
Underwriting discounts and commissions paid by us.........    $             $                $
Expenses payable by us....................................    $             $                $

INDEMNITY

     The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

     Each of our executive officers, directors and our more than one-percent shareholders will agree, for 180 days after the date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired after the date of this prospectus directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. These lock-up agreements will also cover any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned by those holders. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we will agree that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to some exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

LISTING

     Our common stock has been approved for listing on the Nasdaq National Market under the symbol "HSTM."

STABILIZATION

     The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING Corp. and E*TRADE Securities Inc. will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format, from which you can link to a "Meet the Management" Presentation through an embedded hyperlink, (click here for "Meet the Management" Presentation), is being made available on the Web site maintained by E*OFFERING Corp., www.eoffering.com. The "Meet the Management" presentation, including the accompanying slides included in the appendix, is part of this prospectus.


     Healtheon/WebMD has agreed to purchase directly from us an estimated 1,111,111 shares of our common stock in a separate private sale that will close concurrently with this offering. The price of these shares will be equal to the initial public offering price per share in this offering.


     We have requested that the underwriters reserve up to 250,000 shares of common stock to be offered at the initial public offering price to our employees, friends and family of employees and others. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     J.C. Bradford & Co., one of the underwriters, acted as our financial advisor in connection with the issuance of our series B preferred stock in April, May and August 1999. J.C. Bradford & Co. received customary fees and expenses in connection with these private placements paid in the form of our series B preferred stock. The shares of common stock into which these shares of series B preferred stock are convertible will be subject to a lock-up agreement for 90 days from the date of this prospectus, pursuant to which such securities may not be sold, transferred, assigned, pledged or hypothecated. Including the shares received by J.C. Bradford & Co. as payment for its acting as our financial advisor, J.C. Bradford & Co. and affiliates of J.C. Bradford & Co. collectively own shares of our preferred stock representing 578,010 shares of our common stock on an as converted basis. J.C. Bradford & Co. and certain of the other underwriters may act as an underwriter, placement agent or financial advisor in our future financing activities.

     An aggregate of 46,777 shares of our preferred stock held by affiliates of J.C. Bradford & Co. have been deemed to constitute underwriters compensation pursuant to Corporate Financing Rule 2710 of the National Association of Securities Dealers, Inc. Of the shares of common stock into which these shares of preferred stock are convertible, 126,053 shares will be subject to a lock-up agreement for one year from the date of this prospectus, 8,385 shares will be subject to a lock-up agreement for five years from the date of this prospectus and 39,348 shares will be subject to a lock-up agreement for six years from the date of this prospectus. Each of these lockup agreements shall prohibit the party subject to such agreement from selling, transferring, assigning, pledging or hypothecating the securities subject to the agreement for the respective time periods referenced above.

     Neither members of the NASD that are acting as underwriters in connection with this offering, nor associated or affiliated persons of such NASD members, will receive 10% or more of the net proceeds of this offering in the aggregate.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount payable by us in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee. Of these estimated expenses, approximately $295,000 were paid prior to the offering.


                                                                AMOUNT
                                                                TO BE
                                                                 PAID
                                                              ----------
SEC registration fee........................................  $   20,539
NASD filing fee.............................................       7,975
Nasdaq National Market listing fee..........................      95,000
Printing and engraving fees and expenses....................     350,000
Legal fees and expenses.....................................     325,000
Accounting fees and expenses................................     325,000
Blue sky fees and expenses (including legal fees)...........       5,000
Transfer agent fees.........................................       5,000
Miscellaneous...............................................      66,486
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Tennessee Business Corporation Act, there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors for monetary damages. Our charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also maintain insurance to protect any director or officer against any liability and will enter into indemnification agreements with each of our directors.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our charter. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has sold and issued the following unregistered securities since January 1, 1997:

     - In October and November 1998 and January and February 1999, an aggregate of 76,000 shares of our series A preferred stock were issued to raise capital, only to accredited investors in private placements under Rule 506 of the Securities Act at $10.00 per share for total consideration of $760,000;

     - On April 21, 1999, 428,239 shares of our common stock were issued to Robert A. Frist, Jr. upon conversion of $1 million in debt under Section 3(a)(9) of the Securities Act at $2.34 per share for total consideration of $1,000,000;

     - On July 23, 1999, 49,202 shares of our common stock were issued to SilverPlatter Information, Inc. for an acquisition of the assets of SilverPlatter Education, Inc. for an aggregate of $200,000 under Section 4(2) of the Securities Act, in which no public solicitations were made;

     - In July and August 1999, Robert A. Frist, Jr. exercised options received under our written 1994 stock option plan for 416,250 shares of our common stock under Rule 701 of the Securities Act at $0.54 per share for total consideration of $225,000;

     - On August 9, 1999, 4,625 shares of our common stock were issued to Richard Schapiro, for $18,800 worth of consulting services, in a private placement under Section 4(2) of the Securities Act, in which no public solicitations were made;

     - In 1999, an aggregate of 1,157,801 shares of our series B preferred stock were issued to raise capital, only to accredited investors in private placements under Rule 506 of the Securities Act at $10.00 per share for total consideration of $11,578,010;

     - In April 1999, 15,000 shares of our series B preferred stock were issued to J.C. Bradford & Company under Rule 506 of the Securities Act at $10.00 per share for total consideration of $150,000;

     - In April and August 1999, 50,000 shares of our series B preferred stock were issued to Robert A. Frist, Jr. upon conversion of $500,000 in debt under Section 3(a)(9) of the Securities Act at $10.00 per share;

     - In August 1999, 6,000 shares of our series B preferred stock were issued to Scott Portis upon conversion of $60,000 in debt under Section 3(a)(9) of the Securities Act at $10.00 per share;

     - In August and September 1999, an aggregate of 627,406 shares of our series C preferred stock were issued to raise capital, only to accredited investors in private placements under Rule 506 of the Securities Act at $10.00 per share for total consideration of $6,274,060;

     - In December 1999, Jeffrey L. McLaren exercised options received under our 1994 stock option plan for 3,170 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $1,928;

     - In December 1999, Kelly Stewart exercised options received under our 1994 stock option plan for 7,666 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $4,662.

     - In January 2000, 17,343 shares of our common stock were issued to the members of KnowledgeReview, LLC for an acquisition of the assets of KnowledgeReview, LLC, for an aggregate of $150,000 under Rule 506 of the Securities Act, in which no public solicitations were made;

     - In January 2000, 61,397 shares of our common stock were issued to the shareholders of Quick Study, Inc. in connection with the merger of Quick Study into one of our wholly-owned subsidiaries for an aggregate of $531,008 under Section 4(2) of the Securities Act, in which no public solicitations were made;

     - In January 2000, 818,036 shares of our common stock were issued to the shareholders of Multimedia Marketing, Inc. in connection with the merger of Multimedia into one of our wholly-owned subsidiaries for an aggregate of $7,074,912 under Rule 506 and Section 4(2) of the Securities Act, in which no public solicitations were made; and

     - In January 2000, 269,902 shares of our common stock were issued to Emergency Medicine Internetwork, Inc. for an acquisition of the assets of EMInet for an aggregate of $2,334,288 under Section 4(2) of the Securities Act, in which no public solicitations were made.

     - In February 2000, Jeffrey L. McLaren exercised options received under our 1994 stock option plan for 148,714 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $90,434.


     - In March 2000, William Stead, M.D. exercised an option received under our 1994 stock option plan for 3,700 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $2,250.



     - In March 2000, Michael Pote exercised options received under our 1994 stock option plan for 3,700 and 23,958 shares of our common stock under Rule 701 of the Securities Act at $0.61 and $2.30 per share, respectively, for total consideration of $2,250 and $55,039, respectively.



     - In March 2000, Robert H. Laird, Jr. exercised an option received under our 1994 stock option plan for 11,979 shares of our common stock under Rule 701 of the Securities Act at $2.30 per share for total consideration of $27,519.



     - In March 2000, Kelly Stewart exercised an option received under our 1994 stock option plan for 68,998 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $41,958.



     - In April 2000, Stephen Clemens exercised an option received under our 1994 stock option plan for 6,268 shares of our common stock under Rule 701 of the Securities Act at $2.30 per share for total consideration of $14,400.



     - In April 2000, Mac Hardcastle exercised an option received under our 1994 stock option plan for 76,035 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $46,237.



     - In April 2000, Phil Makes exercised an option received under our 1994 stock option plan for 7,862 shares of our common stock under Rule 701 of the Securities Act at $0.61 per share for total consideration of $4,781.



     - In April 2000, J. Page Davidson exercised an option received under our 1994 stock option plan for 3,700 shares of our common stock under Rule 701 of the Securities Act at $2.30 per share for total consideration of $8,500.


       ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

 NUMBER         DESCRIPTION
 ------         -----------
  **1.1    --   Form of the underwriting agreement among HealthStream, Inc.
                and the underwriters
  **2.1    --   Asset Purchase Agreement, dated July 23, 1999, among
                SilverPlatter Education, Inc., SilverPlatter Information,
                Inc. and HealthStream, Inc.

 NUMBER         DESCRIPTION
 ------         -----------
  **2.2    --   Agreement and Plan of Merger, dated January 5, 2000, among
                HealthStream, Inc., HealthStream Acquisition I, Inc., Quick
                Study, Inc. and each shareholder of Quick Study, Inc.
  **2.3    --   Asset Purchase Agreement, dated December 16, 1999, among
                KnowledgeReview, LLC, Louis Bucelli and Maksim Repik, and
                HealthStream, Inc.
  **2.4    --   Agreement and Plan of Merger, dated January 25, 2000 among
                HealthStream, Inc., HealthStream Acquisition II, Inc.,
                Multimedia Marketing, Inc., and the stockholders of
                Multimedia Marketing, Inc.
  **2.5    --   Asset Purchase Agreement, dated January 27, 2000, between
                Emergency Medicine Internetwork, Inc. and HealthStream, Inc.
  **3.1    --   Form of Fourth Amended and Restated Charter of HealthStream,
                Inc.
  **3.2    --   Form of Amended and Restated Bylaws of HealthStream, Inc.
  **4.1    --   Form of certificate representing the common stock, no par
                value per share, of HealthStream, Inc.
    4.2    --   Article 7 of the Fourth Amended and Restated
                Charter -- included in Exhibit 3.1
    4.3    --   Article II of the Amended and Restated Bylaws -- included in
                Exhibit 3.2
  **4.4    --   Amended and Restated Investors' Rights Agreement, dated
                March 14, 2000, between HealthStream, Inc. and some of its shareholders
  **4.5    --   Promissory note, dated August 23, 1999, between
                HealthStream, Inc., as maker, and Robert A. Frist, Jr., as lender
  **4.6    --   Warrant to purchase common stock of HealthStream, Inc.,
                dated June 14, 1999, held by GE Medical Systems.
  **4.7    --   Warrant to purchase common stock of HealthStream, Inc.,
                dated February 11, 2000, held by Columbia Information
                Systems.
  **4.8    --   Common Stock Purchase Agreement between HealthStream, Inc.
                and Healtheon/WebMD Corporation
  **5.1    --   Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
 **10.1    --   Series A Convertible Preferred Stock Purchase Agreement
 **10.2    --   Series B Convertible Preferred Stock Purchase Agreement
 **10.3    --   Series C Convertible Preferred Stock Purchase Agreement
 **10.4    --   1994 Employee Stock Option Plan, effective as of April 15,
                1994
 **10.5    --   Form of 2000 Stock Incentive Plan
 **10.6    --   Form of Indemnification Agreement
 **10.7    --   Executive Employment Agreement, dated April 21, 1999,
                between HealthStream, Inc. and Robert A. Frist, Jr.
 **10.8    --   Lease dated March 27, 1995, as amended June 6, 1995 and
                September 22, 1998, between Cummins Station LLC, as
                landlord, and NewOrder Media, Inc., as tenant
**+10.9    --   Continuing Education Agreement between HealthStream, Inc.
                and Vanderbilt University
**+10.10   --   Interactive Content Development and Licensing Agreement
                between HealthStream, Inc. and Duke University Medical
                Center
**+10.11   --   Joint Marketing and Licensing Agreement between
                HealthStream, Inc. and The Cleveland Clinic Center for
                Continuing Education
**+10.12   --   Strategic Alliance Agreement between HealthStream, Inc. and
                Challenger Corporation
**+10.13   --   Development and Distribution Agreement between HealthStream,
                Inc. and GE Medical Systems
**+10.14   --   Agreement between HealthStream, Inc. and Medsite.Com, Inc.
**+10.15   --   Web Site Linking Agreement between HealthStream, Inc. and
                IDX Systems Corporation
**+10.16   --   Agreement between HealthStream, Inc. and Phycor, Inc.
**+10.17   --   Marketing Services Agreement between HealthStream, Inc. and
                HealthGate Data Corp.
**+10.18   --   Continuing Education Services Agreement between
                HealthStream, Inc. and HealthGate Data Corp.
 **10.19   --   Courseware Development Agreement between HealthStream, Inc.
                and e-Vitro, Inc.
**+10.20   --   Software Licensing and Distribution Agreement between
                HealthStream, Inc. and Pointshare.

 NUMBER         DESCRIPTION
 ------         -----------
**+10.21   --   Content Licensing Agreement between HealthStream, Inc. and
                American Health Consultants dated September 20, 1999.
**+10.22   --   Content Licensing Agreement between HealthStream, Inc. and
                American Health Consultants dated January 6, 2000.
**+10.23   --   Continuing Education Distribution Agreement between
                HealthStream, Inc. and the Mississippi State Medical
                Association.
**+10.24   --   Joint Marketing and Distribution Agreement between
                HealthStream, Inc. and the Medical Association of Georgia.
**+10.25   --   Online Services Agreement between HealthStream, Inc. and
                Columbia Information Systems.
**+10.26   --   Software Licensing and Distribution Agreement between
                HealthStream, Inc. and MedicaLogic, Inc.
**+10.27   --   Joint Marketing and Licensing Agreement between
                HealthStream, Inc. and Scripps Clinic
**+10.28   --   Joint Marketing and Licensing Agreement between
                HealthStream, Inc. and KnowledgeLinc, Inc.
 **10.29   --   Letter of Agreement between HealthStream, Inc. and
                Healtheon/WebMD Corporation.
 **10.30   --   Form of Employee Stock Purchase Plan
 **21.1    --   Subsidiaries of HealthStream, Inc.
  *23.1    --   Consent of Ernst & Young LLP
   23.2    --   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5.1)
  *23.3    --   Consent of Lane Gorman Trubitt, L.L.P
 **24.1    --   Power of Attorney (included on page II-5)
 **27.1    --   Financial Data Schedule (for SEC use only)
 **27.2    --   Financial Data Schedule (for SEC use only)

     (b) Financial Statement Schedules.

     All schedules have been omitted because they are inapplicable or the information is provided in the Company's financial statements, including the notes thereto.
------------------

      * Filed herewith
     ** Filed previously
      + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions are included in the confidential treatment request filed separately with the Commission.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment number 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on April 6, 2000.


                                          HEALTHSTREAM, INC.

                                          By:   /s/ ROBERT A. FRIST, JR.
                                            ------------------------------------
                                                    Robert A. Frist, Jr.
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment number 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                  TITLE(S)                    DATE
                     ---------                                  --------                    ----

                         *                           Chief Executive Officer and        April 6, 2000
---------------------------------------------------    Chairman (principal
               Robert A. Frist, Jr.                    executive officer)

                         *                           President and Director             April 6, 2000
---------------------------------------------------
                Jeffrey L. McLaren

                         *                           Chief Financial Officer and        April 6, 2000
---------------------------------------------------    Senior Vice President
                 Arthur E. Newman                      (principal financial and
                                                       accounting officer)

                         *                           Director                           April 6, 2000
---------------------------------------------------
              Charles N. Martin, Jr.

                         *                           Director                           April 6, 2000
---------------------------------------------------
                 Thompson S. Dent

                         *                           Director                           April 6, 2000
---------------------------------------------------
                  M. Fazle Husain

                         *                           Director                           April 6, 2000
---------------------------------------------------
             John H. Dayani, Sr., Ph.D

                         *                           Director                           April 6, 2000
---------------------------------------------------
              James F. Daniell, M.D.

                         *                           Director                           April 6, 2000
---------------------------------------------------
                William Stead, M.D.

           *By: /s/ ROBERT A. FRIST, JR.                                                April 6, 2000
  -----------------------------------------------
               Robert A. Frist, Jr.
                 Attorney-in-fact

                               INDEX TO EXHIBITS

 NUMBER         DESCRIPTION
 ------         -----------
  **1.1    --   Form of the underwriting agreement among HealthStream, Inc.
                and the underwriters
  **2.1    --   Asset Purchase Agreement, dated July 23, 1999, among
                SilverPlatter Education, Inc., SilverPlatter Information,
                Inc. and HealthStream, Inc.
  **2.2    --   Agreement and Plan of Merger, dated January 5, 2000, among
                HealthStream, Inc., HealthStream Acquisition I, Inc., Quick
                Study, Inc. and each shareholder of Quick Study, Inc.
  **2.3    --   Asset Purchase Agreement, dated December 16, 1999, among
                KnowledgeReview, LLC, Louis Bucelli and Maksim Repik, and
                HealthStream, Inc.
  **2.4    --   Agreement and Plan of Merger, dated January 25, 2000 among
                HealthStream, Inc., HealthStream Acquisition II, Inc.,
                Multimedia Marketing, Inc., and the stockholders of
                Multimedia Marketing, Inc.
  **2.5    --   Asset Purchase Agreement, dated January 27, 2000, between
                Emergency Medicine Internetwork, Inc. and HealthStream, Inc.
  **3.1    --   Form of Fourth Amended and Restated Charter of HealthStream,
                Inc.
  **3.2    --   Form of Amended and Restated Bylaws of HealthStream, Inc.
  **4.1    --   Form of certificate representing the common stock, no par
                value per share, of HealthStream, Inc.
    4.2    --   Article 7 of the Fourth Amended and Restated
                Charter -- included in Exhibit 3.1
    4.3    --   Article II of the Amended and Restated Bylaws -- included in
                Exhibit 3.2
  **4.4    --   Amended and Restated Investors' Rights Agreement, dated
                March 14, 2000, between HealthStream, Inc. and some of its shareholders
  **4.5    --   Promissory note, dated August 23, 1999, between
                HealthStream, Inc., as maker, and Robert A. Frist, Jr., as lender
  **4.6    --   Warrant to purchase common stock of HealthStream, Inc.,
                dated June 14, 1999, held by GE Medical Systems.
  **4.7    --   Warrant to purchase common stock of HealthStream, Inc.,
                dated February 11, 2000, held by Columbia Information
                Systems.
  **4.8    --   Common Stock Purchase Agreement between HealthStream, Inc.
                and Healtheon/WebMD Corporation
  **5.1    --   Opinion of Bass, Berry & Sims PLC as to the legality of the common stock being offered
 **10.1    --   Series A Convertible Preferred Stock Purchase Agreement
 **10.2    --   Series B Convertible Preferred Stock Purchase Agreement
 **10.3    --   Series C Convertible Preferred Stock Purchase Agreement
 **10.4    --   1994 Employee Stock Option Plan, effective as of April 15,
                1994
 **10.5    --   Form of 2000 Stock Incentive Plan
 **10.6    --   Form of Indemnification Agreement
 **10.7    --   Executive Employment Agreement, dated April 21, 1999,
                between HealthStream, Inc. and Robert A. Frist, Jr.
 **10.8    --   Lease dated March 27, 1995, as amended June 6, 1995 and
                September 22, 1998, between Cummins Station LLC, as
                landlord, and NewOrder Media, Inc., as tenant
**+10.9    --   Continuing Education Agreement between HealthStream, Inc.
                and Vanderbilt University
**+10.10   --   Interactive Content Development and Licensing Agreement
                between HealthStream, Inc. and Duke University Medical
                Center
**+10.11   --   Joint Marketing and Licensing Agreement between
                HealthStream, Inc. and The Cleveland Clinic Center for
                Continuing Education

 NUMBER         DESCRIPTION
 ------         -----------
**+10.12   --   Strategic Alliance Agreement between HealthStream, Inc. and
                Challenger Corporation
**+10.13   --   Development and Distribution Agreement between HealthStream,
                Inc. and GE Medical Systems
**+10.14   --   Agreement between HealthStream, Inc. and Medsite.Com, Inc.
**+10.15   --   Web Site Linking Agreement between HealthStream, Inc. and
                IDX Systems Corporation
**+10.16   --   Agreement between HealthStream, Inc. and Phycor, Inc.
**+10.17   --   Marketing Services Agreement between HealthStream, Inc. and
                HealthGate Data Corp.
**+10.18   --   Continuing Education Services Agreement between
                HealthStream, Inc. and HealthGate Data Corp.
 **10.19   --   Courseware Development Agreement between HealthStream, Inc.
                and e-Vitro, Inc.
**+10.20   --   Software Licensing and Distribution Agreement between
                HealthStream, Inc. and Pointshare.
**+10.21   --   Content Licensing Agreement between HealthStream, Inc. and
                American Health Consultants dated September 20, 1999.
**+10.22   --   Content Licensing Agreement between HealthStream, Inc. and
                American Health Consultants dated January 6, 2000.
**+10.23   --   Continuing Education Distribution Agreement between
                HealthStream, Inc. and the Mississippi State Medical
                Association.
**+10.24   --   Joint Marketing and Distribution Agreement between
                HealthStream, Inc. and the Medical Association of Georgia.
**+10.25   --   Online Services Agreement between HealthStream, Inc. and
                Columbia Information Systems.
**+10.26   --   Software Licensing and Distribution Agreement between
                HealthStream, Inc. and MedicaLogic, Inc.
**+10.27   --   Joint Marketing and Licensing Agreement between
                HealthStream, Inc. and Scripps Clinic
**+10.28   --   Joint Marketing and Licensing Agreement between
                HealthStream, Inc. and KnowledgeLinc, Inc.
 **10.29   --   Letter of Agreement between HealthStream, Inc. and
                Healtheon/WebMD Corporation.
 **10.30   --   Form of Employee Stock Purchase Plan
 **21.1    --   Subsidiaries of HealthStream, Inc.
  *23.1    --   Consent of Ernst & Young LLP
   23.2    --   Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5.1)
  *23.3    --   Consent of Lane Gorman Trubitt, L.L.P
 **24.1    --   Power of Attorney (included on page II-5)
 **27.1    --   Financial Data Schedule (for SEC use only)
 **27.2    --   Financial Data Schedule (for SEC use only)

     (b) Financial Statement Schedules.

     All schedules have been omitted because they are inapplicable or the information is provided in the Company's financial statements, including the notes thereto.
------------------

      * Filed herewith
     ** Filed previously
      + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions are included in the confidential treatment request filed separately with the Commission.